     As filed with the Securities and Exchange Commission on July 27, 2001
                                                     Registration No. 333--
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ----------------

                                    Form S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         MISSION RESOURCES CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

         Delaware                     1311                  76-0396023
      (State or Other     (Primary Standard Industrial   (I.R.S. Employer
      Jurisdiction of      Classification Code Number) Identification Number)
     Incorporation or
       Organization)

       1331 Lamar, Suite 1455                       Roland P. Sledge
      Houston, Texas 77010-3039                      General Counsel
           (713) 495-3000                        1331 Lamar, Suite 1455
  (Address, including zip code, and               Houston, Texas 77011
telephone number including area code                 (713) 495-3000
                 of                        (Name, address, including zip code,
  registrant's principal executive        and telephone number, including area
              offices)                                    code
                                                  of agent for service)

                               ----------------

                                    Copy to:
                            Michael E. Dillard, P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1900 Pennzoil Place, South Tower
                              711 Louisiana Street
                              Houston, Texas 77002
                                 (713) 220-5800

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            Proposed Maximum
 Title Of Each Class Of                    Proposed Maximum    Aggregate        Amount of
    Securities To Be        Amount To Be    Offering Price      Offering       Registration
       Registered          Registered(1)     Per Unit(1)        Price(1)          Fee(1)
-------------------------------------------------------------------------------------------
 10 7/8% Senior
  Subordinated Notes due
  2007 Series C.........    $225,000,000         100%         $225,000,000       $56,250
-------------------------------------------------------------------------------------------
 Guarantees of 10 7/8%
  Senior Subordinated
  Notes due 2007 Series
  C(2)..................         --               --               --             -- (3)
-------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).
(2) Each of the subsidiaries of Mission Resources Corporation that is listed on the Table of Additional Registrant Guarantors on the following page has guaranteed the notes being registered pursuant hereto.
(3) No separate consideration will be received for the Guarantees and, therefore, no additional registration fee is required.

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   Table of Additional Registrant Guarantors

                                                  State or Other      I.R.S.
                                                 Jurisdiction of     Employer
                                                 Incorporation or Identification
     Exact Name of Registrant Guarantor(1)         Organization       Number
     -------------------------------------       ---------------- --------------
Bargo Petroleum Corporation.....................        Texas       75-2526762
Black Hawk Oil Company..........................     Delaware       76-2165711
Pan American Energy Finance Corp................     Delaware       76-0615109

--------
(1) The address for each Registrant Guarantor is 1331 Lamar, Suite 1455, Houston, Texas, 77011.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information in this prospectus is not complete and may be changed. A          +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. We may not exchange these securities + +until the registration statement is effective. This prospectus is not an + +offer to sell or a solicitation of an offer to buy the securities in any +
+state where the offer or sale is not permitted.                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to completion, dated July 27, 2001
                            [Mission Resources Logo]

                          Offer to Exchange all of its
      10 7/8% Senior Subordinated Notes due 2007 Series C for any and all
           outstanding 10 7/8% Senior Subordinated Notes due 2007 and
              10 7/8% Senior Subordinated Notes due 2007 Series B

                                  -----------

  This prospectus, and accompanying letter of transmittal, relate to our proposed exchange offer. We are offering to exchange up to $225.0 million aggregate principal amount of new 10 7/8% Senior Subordinated Notes due 2007 Series C, or exchange notes, which will be freely transferable, for any and all outstanding 10 7/8% Senior Subordinated Notes due 2007, or Series A Notes, issued in a registered offering in April 1997 and 10 7/8% Senior Subordinated Notes Due 2007 Series B, or Series B Notes, issued in a private offering on May 29, 2001, and which have certain transfer restrictions. In this prospectus we sometimes refer to the exchange notes, Series A Notes and the Series B Notes collectively as the "notes."

  The exchange offer will expire at 5:00 p.m., New York City time, on [October 3, 2001], unless we extend it. We will exchange all validly tendered and not validly withdrawn Series A Notes and Series B Notes for exchange notes. You may withdraw your tender of your Series A Notes or your Series B Notes at any time prior to the expiration of the exchange offer. Holders of Series A Notes and Series B Notes will not have any appraisal or dissenters' rights in connection with the exchange offer. Those Series A Notes and Series B Notes that are not validly tendered for exchange will remain outstanding and be entitled to the benefits of our existing indentures governing such series. Series B Notes, however, will have no further exchange or registration rights under the registration rights agreement discussed in this prospectus.

  We will not receive any proceeds in connection with the issuance of the exchange notes in the exchange offer.

  The terms of the exchange notes will be substantially identical to the terms of the Series A Notes and the Series B Notes. There are, however, some differences between the exchange notes and the Series A Notes and the Series B Notes. Such differences include:

  . the total outstanding principal amount of the exchange notes will differ from the total outstanding principal amount of each of the Series A Notes and the Series B Notes; and

  . unlike the Series B Notes, the exchange notes will be freely transferable and be issued free of any covenants regarding exchange and registration rights.

  The exchange of Series A Notes and Series B Notes for exchange notes will not be a taxable event for United States federal income tax purposes.

                                  -----------

  Please see "Risk Factors" beginning on page 13 for a discussion of factors you should consider in connection with the exchange offer.

                                  -----------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, the accompanying letter of transmittal and related documents and any amendments or supplements to this prospectus carefully before making your investment decision.

                                  -----------

                  The date of this prospectus is      , 2001.

   In making your investment decision, you should rely only on the information that is contained in or that is incorporated by reference into this prospectus. We have not authorized any other person to provide you with any other information. If you receive other information, you should not rely on it. We are offering to exchange the exchange notes for all outstanding Series A Notes and Series B Notes only in places where the exchange is permitted. You should not assume that the information contained in or incorporated by reference into this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

                               ----------------

                               TABLE OF CONTENTS

Summary............................    1
Risk Factors.......................   13
The Exchange Offer.................   23
Use Of Proceeds....................   34
Capitalization.....................   35
Business And Properties............   36
Management.........................   47
Certain Transactions...............   50
Principal Stockholders.............   52
Description Of Certain
 Indebtedness......................   54
Description Of The Exchange Notes..   56
Certain United States Federal Tax
 Consequences......................   91

Validity Of The Exchange Notes......   95
Legal Matters.......................   95
Experts.............................   96
Where You Can Find More
 Information........................   96
Incorporation Of Certain Documents
 By Reference.......................   97
Glossary Of Oil And Gas Terms.......   98
Annex A Letter Of Transmittal.......  A-1
Annex B Notice Of Guaranteed
 Delivery...........................  B-1
Annex C Form Of Transferee Letter Of
 Representation.....................  C-1

   Mission Resources Corporation is a Delaware corporation that resulted from the merger of Bargo Energy Company with and into Bellwether Exploration Company. Our principal executive offices are located at 1331 Lamar, Suite 1455, Houston, Texas 77010-3039, and our telephone number at that address is (713) 495-3000.

   In this prospectus, "we," "us" and "our" refer to Mission Resources and its subsidiaries.

                               ----------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

   Neither the fact that a registration statement or an application for a license has been filed under RSA 421-B with the State of New Hampshire nor the fact that a security is effectively registered or a person is licensed in the State of New Hampshire constitutes a finding by the secretary of state that any document filed under RSA 421-B is true, complete and not misleading. Neither any such fact nor the fact that any exemption or exception is available for a security or transaction means that the secretary of state has passed in any way upon the merits or qualifications of, or recommended or given approval to, any person, security, or transaction. It is unlawful to make, or cause to be made, to any prospective purchaser, customer or client any representation inconsistent with the provisions of this paragraph.

                               ----------------

                           Forward-Looking Statements

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this prospectus, including statements about out financial position, capital budget, plans and intentions of management, prospects, estimated quantities and net present values of reserves, business strategy, production and reserve growth, possible or assumed future results of operations, any other plans and objectives of Mission Resources and general economic conditions are forward-looking statements. We can give no assurances that the assumptions upon which such statement are based will prove to be correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under the heading "Risk Factors."

                                    Summary

   This summary may not contain all the information that may be important to you. You should read this entire prospectus and the documents to which we refer you, including the financial data and related notes, before making an investment decision. You should carefully consider the information set forth under "Risk Factors." In addition, certain statements include forward-looking information that involves risks and uncertainties. See "Disclosure Regarding Forward-Looking Information."

   In this prospectus, unless the context requires otherwise, "Bellwether" refers to Bellwether Exploration Company, a Delaware corporation, and its subsidiaries, prior to the merger of Bellwether and Bargo, "Bargo" refers to Bargo Energy Company, a Texas corporation, prior to the merger, and "Mission Resources," "we," "us" and "our" refer to the combined company resulting from the merger of Bellwether and Bargo and its subsidiaries, subsequent to the merger.

The Company

   Mission Resources is an independent oil and gas company created by the merger of Bellwether Exploration Company with Bargo Energy Company, which was consummated on May 16, 2001. Our primary growth areas include: the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico. We will acquire, exploit and develop oil and gas properties primarily in these growth areas and in new areas in North America. Our property base combines Bargo's long reserve life oil properties in West Texas with Bellwether's high deliverability gas producing properties in the Gulf Coast and the Gulf of Mexico. As of December 31, 2000, we had pro forma estimated proved reserves of
78.5 MMBOE, with a discounted pre-tax value of $1.1 billion. Our pro forma reserves are 80% proved developed, comprised of 68% oil and 32% gas, with average production of 23,000 barrels of oil equivalent per day as of March 2001. For the year ended December 31, 2000 and the quarter ended March 31, 2001, we generated pro forma revenue of $226.3 million and $62.9 million, respectively, and earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, of $128.2 million and $37.8 million, respectively.

Business Strengths

   We believe that we combine the best aspects of Bellwether and Bargo with a strengthened management team that will provide us with significant competitive advantages, including the following:

  . Growth Potential. We have an attractive balance of low-risk, long-life production in the Permian Basin coupled with significant growth potential from attractive development and exploitation opportunities. Our pro forma reserve life as of December 31, 2000 was approximately eight years, resulting in relatively long-lived, stable cash flow generation from our existing property base that will provide us with capital to pursue incremental development and exploration opportunities.

  . Large and Balanced Asset Base. Our estimated pro forma total proved reserves of 78.5 MMBOE as of December 31, 2000 were approximately 68% oil and 32% gas. Proved developed reserves represent 80% of our pro forma total proved reserves. As of December 31, 2000, we were the operator for approximately 46% of our total pro forma production. The majority of our reserves are located in our three core growth areas: the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico, which as of December 31, 2000 accounted for 39%, 20% and 8%, respectively, of our pro forma total proved reserves. In addition, we have substantial reserves in East Texas as well as other areas that we continuously evaluate for cost savings and capital reduction opportunities. We believe that our geographic focus should enable our operating personnel to capitalize on their expertise within our core operating areas and provide us with increasing operating efficiencies.

  . Substantial Drilling Inventory. We have a current inventory of drilling projects that will support over three years of drilling activity. The majority of these projects are located in our core growth areas. They are based on geologic and geophysical evaluations, including evaluations of our 1,500 square mile 3-D seismic database. We have approximately 1.0 million gross (374,372 net) undeveloped acres in the United States, which will provide additional prospects in the future.

  . Experienced and Focused Management Team. Our executive management team and senior technical staff have an average of 20 years of experience in the oil and gas industry. Douglas G. Manner, our Chairman and Chief Executive Officer, has over 23 years of experience in the oil and gas business. Prior to the merger with Bargo, Mr. Manner served as Chairman and Chief Executive Officer of Bellwether. He was previously Vice President and Chief Operating Officer of Gulf Canada Resources Limited and Senior Vice President of Ryder Scott Company. Jonathan M. Clarkson, our President and Chief Financial Officer, has over 25 years of experience both as a banker and executive officer in the independent energy sector, including positions as President, Chief Operating Officer and Director of Bargo and Chief Financial Officer of United Meridian Corporation and Ocean Energy, Inc. The other members of our executive management team include Daniel P. Foley, Joseph G. Nicknish and Kent A. Williamson, who each have extensive experience in the industry. We believe that our management team has successfully demonstrated its ability to identify, acquire and develop oil and gas properties.

Business Strategy

   The key elements of our strategy are as follows:

  . Exploit and Improve Existing Core Asset Base. We intend to exploit our existing asset base using technical solutions to balance production acceleration and reserve recovery maximization in order to increase returns on invested capital. As part of this strategy, we will balance our capital budget between projects that provide immediate cash flow and projects that increase reserves or establish future reserve growth.

  . Focus Property Portfolio on Core Growth Areas. We are focused on three core growth areas: the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico. We will augment development programs in these areas with an exploration program that is based on retaining a high interest in lower risk projects and farming-out a portion of larger, more capital intensive exploration projects. In addition, we intend to increase our presence and operatorship in these regions.

  . Pursue Strategic Acquisitions. We intend to continue to grow through additional acquisitions of both small public and private independent exploration and production companies with properties located in our core growth areas and in new regions in North America where we can leverage our management expertise. We believe that as a result of the merger of Bargo with Bellwether we will improve our financial flexibility, which should improve our access to equity capital to fund future acquisitions. Our key acquisition criteria include:

    .   large working interest;

    .   operational control or opportunities to exercise control;

    .   exploitation potential; and

    .   longer-lived reserves.

     As we acquire properties, we will continually review our existing and newly acquired properties to identify assets that do not meet the above criteria.

  . Reduce Overall Costs. We are focused on reducing general and administrative expenses and lease operating expenses per BOE to maximize cash flow and earnings. As part of this strategy we intend to divest non-core or non-strategic properties as well as properties with high operating costs. In addition, we are currently assessing the arrangements by which we outsource various of our administrative functions and plan to solicit bids from providers of those services, including our current providers, to insure competitive rates for services. We may eventually perform some or all of such services internally.

Recent Developments

   Merger of Bellwether with Bargo. On May 16, 2001, we completed our merger with Bargo and changed our name to Mission Resources Corporation. The following table shows the sources of the funds used to finance the merger and the uses of such funds to pay the aggregate merger consideration and related expenses:

             Sources
---------------------------------
                    Uses
---------------------------------------------
Purchase of Bargo common stock and
 options.............................  $136.4
Redemption of Bargo preferred stock
 (including accrued and unpaid
 dividends)..........................    61.1
Retirement of Bargo's existing debt..    20.0
Estimated transaction costs..........    11.2
                                       ------
  Total Uses.........................  $228.7
                                       ======

                             (dollars in millions)
Bellwether stock.......... $ 80.0
Bank financing............  148.7
                           ------
  Total Sources........... $228.7
                           ======

--------
(1) Simultaneously with the closing of the merger of Bellwether and Bargo, we entered into a new $200.0 million credit facility. For a further description of this credit facility see "Description of Certain Indebtedness."

   Bargo's 2001 Dispositions. Since the beginning of 2001 until the closing of the merger, Bargo sold properties with total estimated proved reserves of 20.2 MMBOE. In January 2001, Bargo sold its Coles Levee California properties, consisting of total estimated proved reserves of 17.4 MMBOE for $39.5 million. In addition, Bargo sold certain of its non-core properties, which contained 2.8 MMBOE of reserves, in a February 2001 auction for $16.7 million. Bargo used the proceeds from both sales to repay existing debt under its bank credit facility with The Chase Manhattan Bank.

   Ecuador. In a continuing attempt to focus on our three core areas, in May 2001 we sold our interests in the Charapa and Tiguino fields in Ecuador in exchange for $8.5 million and the acquiror's assumption of approximately $30.0 million of future capital commitments to develop these fields. In addition, we retained a production payment in an exploratory prospect within the Charapa field. We used the net proceeds from this sale to pay outstanding debt under our credit facility. As a result of this sale, we no longer own any properties outside of North America.

   Recent Purchase. In furtherance of our strategy of focusing on our three growth areas, on May 17, 2001 we purchased $21.0 million of oil and gas properties in south Louisiana.

                               The Exchange Offer

   In the exchange offer, you are entitled to exchange your outstanding Series A Notes and Series B Notes for our exchange notes with substantially identical terms. You should read the discussion under the heading "Description of the Exchange Notes" beginning on page 56 for further information regarding the exchange notes.
   We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 23 for further information regarding the exchange offer and resale of the exchange notes.

The Exchange Offer..........  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of Series A Notes or Series B Notes that are properly tendered and accepted. The objective of the exchange offer is to create a single series of debt securities having a total outstanding principal amount which is larger than that of either the Series A Notes or the Series B Notes as separate series, thus resulting in greater liquidity for the exchange notes. However, see "Risk Factors--Since the total outstanding principal of the exchange notes will include the total outstanding principal amount of the Series A Notes and the Series B Notes, you will experience an immediate dilution of your percentage of ownership of such series." We will issue exchange notes to holders of Series A Notes and Series B Notes validly tendered and not withdrawn promptly following the expiration date of the exchange offer. As of the date hereof, $100.0 million aggregate principal amount of Series A Notes and $125.0 million aggregate of Series B Notes are outstanding.

Resales.....................  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to this exchange offer in exchange for Series A Notes or Series B Notes may be offered for resale, resold and otherwise transferred by a holder of such exchange notes (other than (i) a broker-dealer who purchases such exchange notes directly from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is our affiliate within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery requirement of the Securities Act, provided that the holder is acquiring the exchange notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes. Each broker-dealer, which receives the exchange notes for its own account in exchange for Series A Notes or Series B Notes that were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "The Exchange Offer--Resale of the Exchange Notes; Plan of Distribution."

Registration Rights and
 Liquidated Damages.........
                              This exchange offer is being made pursuant to the registration rights agreement, dated May 29, 2001 between us, JP Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, the initial purchasers of the Series B Notes, which, among other things, requires us to cause the registration statement of which this prospectus forms a part to become effective on or prior to 150 days after the date of original issuance of the Series B Notes and the exchange offer to be consummated on or prior to 180 days after the date of original issuance of the Series B Notes. If such requirements are not met, the interest rate on the Series B Notes will become subject to increases under certain circumstances as set forth in the registration rights agreement. See "The Exchange Offer--Registration Rights."
                              Pursuant to the registration rights
                              agreement, the rights of holders of Series A
                              Notes and Series B Notes to exchange such Series A Notes and Series B Notes for the exchange notes will expire upon consummation of the exchange offer.

                              Holders of Series B Notes who do not exchange their Series B Notes for exchange notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their Series B Notes unless such Series B Notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available. Since the Series A Notes were issued pursuant to an effective registration statement, the ability of holders of Series A Notes to reoffer, resell or otherwise dispose of their Series A Notes will not be affected by their failure to participate in the exchange offer. However, both Series A Notes and Series B Notes that are not tendered in the exchange offer may experience a significantly more limited trading market, which might adversely affect the liquidity of any remaining Series A Notes or Series B Notes. See "Risk Factors--The market value of your current notes may be lower if you do not exchange your Series A Notes or Series B Notes or fail to properly tender your Series A Notes or Series B Notes for exchange--Consequences of Failure to Exchange."

Expiration Date.............  This exchange offer will expire at 5:00 p.m.,
                              New York City time, on [October 3, 2001], unless we extend the exchange offer in our sole discretion, in which case the term "expiration date," shall mean the latest date and time to which we extend the exchange offer.

Accrued Interest on the
 Exchange Notes, the Series
 A Notes and Series B
 Notes......................
                              The exchange notes will bear interest from and including October 1, 2001, the last interest payment date for the Series A Notes and Series B Notes prior to the consummation of the exchange offer. Holders whose Series A Notes or Series B Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Series A Notes or Series B Notes accrued to, but not including, the date of the issuance of the exchange notes. Such waiver will not result in the loss of interest income to such holders, since the exchange notes will bear interest from the last interest payment date for the Series A Notes or Series B Notes.

Conditions to the Exchange    The exchange offer is subject to certain
 Offer......................  customary conditions. The conditions are limited and relate in general to proceedings which have been instituted or laws which have been adopted that might impair the ability to proceed with the exchange offer. As of the date of this prospectus, none of these events had occurred, and we believe their occurrence to be unlikely. If any such conditions exist prior to the expiration date, we may (i) refuse to accept any tendered Series A Notes and Series B Notes and return all previously tendered Series A Notes and Series B Notes,
                              (ii) extend the exchange offer, or (iii) waive such conditions. See "The Exchange
                              Offer--Conditions to Exchange Offer." The exchange offer is not conditioned upon any minimum aggregate principal amount of Series
                              A Notes and Series B Notes being tendered for exchange.

Procedures for Tendering
 the Series A Notes and the
 Series B Notes.............
                              If you wish to participate in the exchange offer, you must complete, sign and date a letter of transmittal, an example of which is included as Annex A, or a facsimile thereof, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver such letter of transmittal, or such facsimile, together with your Series A Notes or Series B Notes and any other required documentation to Bank of New York, as exchange agent, at the address set forth in the letter of transmittal. By executing the letter of transmittal, you will represent to and agree with us that, among other things:

                              .   you are acquiring the exchange notes in
                                  the ordinary course of your business,

                              . you have no arrangement or understanding with any person to participate in a distribution of exchange notes,

                              .   that, if you are a broker-dealer
                                  registered under the Exchange Act or are participating in the exchange offer for the purposes of distributing the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes acquired by such person and cannot rely on the position of the staff of the SEC set forth in no-action letters (see "The Exchange Offer--Resale of the Exchange Notes; Plan of Distribution"),

                              . that if you are a broker-dealer that will receive exchange notes for your own account in exchange for Series A Notes or Series B Notes that were acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act (see "The Exchange Offer-- Procedures for Tendering"),

                              .   you understand that a secondary resale
                                  transaction described in the third and
                                  fourth bullets above and any resales of
                                  exchange notes obtained by you in
                                  exchange for your Series A Notes or
                                  Series B Notes acquired by you directly
                                  from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Security Exchange Commission, and

                              .   you are not our "affiliate," as defined
                                  in Rule 40S of the Securities Act.

Special Procedures for
 Beneficial Owners..........
                              Any beneficial owner whose Series A Notes or Series B Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Series A Notes or Series B Notes in the exchange offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "The Exchange Offer--Procedures for Tendering." If you are a beneficial owner who wishes to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Series A Notes or Series B Notes, either make appropriate arrangements to register ownership of the Series A Notes or Series B Notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery           Holders who wish to tender their Series A
 Procedures.................  Notes or Series B Notes and whose Series A
                              Notes or Series B Notes are not immediately available or who cannot deliver their Series
                              A Notes or Series B Notes, the letter of transmittal or any other documents required by the letter of transmittal to the exchange agent prior to the expiration date, must tender their Series A Notes or Series B Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--
                              Procedures for Tendering" and complete, sign and date a Notice of Guaranteed Delivery, an example of which is included as Annex B.

Acceptance of the Delivery
 of the Exchange Notes......
                              Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all Series A Notes and Series B Notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered on the earliest practicable date following the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Withdrawal Rights...........  You may withdraw the tender of your Series A
                              Notes or Series B Notes at any time prior to 5:00 p.m. New York City time on the expiration date. See "The Exchange Offer-- Withdrawal of Tenders."

Certain Federal Income Tax
 Considerations.............
                              For a discussion of certain federal income tax considerations relating to the exchange of the Series A Notes or Series B Notes, see "Certain United States Federal Tax
                              Consequences."

Exchange Agent..............  The Bank of New York is serving as the exchange agent in connection with the
                              exchange offer. The mailing address of the
                              exchange agent is 101 Barclay Street, 21
                              West, New York, New York, 10286. For
                              information with respect to the Exchange
                              Offer, call the exchange agent at (212)
                              [      ].

Use of Proceeds.............  We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

                               The Exchange Notes

   Pursuant to the exchange offer, we are offering to exchange up to $225.0 million aggregate principal amount of the exchange notes for up to an equal aggregate principal amount of Series A Notes and Series B Notes. The form and terms of the exchange notes are the same as the form and terms of the Series A Notes, except for the total outstanding principal amount, and the Series B Notes, except for the total outstanding principal amount and except that the exchange notes will have been registered under the Securities Act and will not bear legends restricting their transfer and that the holders of exchange notes will not be entitled to certain rights of holders of Series B Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the exchange offer.

   The exchange notes will evidence the same debt of the Series A Notes and the Series B Notes and will be issued under, and be entitled to the benefits of, the Indenture, dated May 29, 2001, between us and The Bank of New York. This indenture has terms substantially similar to the Indenture, dated April 9, 1997, between us and The Bank of New York, as successor in interest to the Bank of Montreal, pursuant to which the Series A Notes are governed.

Issuer......................  Mission Resources Corporation.

Securities..................  Up to $225.0 million aggregate principal amount of 10 7/8% Senior Subordinated Notes due 2007 Series C.

Maturity....................  April 1, 2007.

Interest Payment Dates......  April 1 and October 1 of each year, commencing on April 1, 2002.

Optional Redemption.........  The exchange notes will be redeemable at our option, in whole or in part, at any time on or after April 1, 2002 at the redemption prices set forth in this prospectus, together with accrued and unpaid interest, if any, to the date of redemption.

Ranking.....................  The exchange notes will be our general unsecured senior subordinated obligations, which will be subordinated in right of payment to all of our existing and future senior debt, equal in rights of payment with all of our existing and future senior subordinated debt, and senior in right of payment to all of our existing and future subordinated debt. As of March 31, 2001, together with our restricted subsidiaries, we would have had approximately $27.9 million of senior debt and $226.9 million, including an unamortized bond premium of $1.9 million, of senior subordinated debt, including the outstanding Series A Notes and Series B Notes. The indenture governing the exchange notes permits us to incur additional debt.

Guarantee...................  The exchange notes will be guaranteed by
                              Black Hawk Oil Company, Pan American Energy
                              Finance Corp. and Bargo Petroleum
                              Corporation, which are the current guarantors of the Series A Notes and Series B Notes. Mission Resources and the subsidiary guarantors represent substantially all of our revenues, assets and EBITDA. The subsidiary guarantees will be general unsecured senior subordinated obligations of the subsidiary guarantors and will be subordinated in right of payment to all existing or future senior debt of the subsidiary guarantors, and equal in right of payment with all existing and future senior subordinated debt of the subsidiary guarantors, and senior in right of payment to all existing and future subordinated debt of the subsidiary guarantors. The subsidiary guarantors may be released from their guarantees under certain circumstances.

Specified Covenants.........  We will issue the exchange notes under an indenture with The Bank of New York, as
                              trustee. The indenture will, among other things, limit our ability and the ability of our subsidiaries to:

                              .   incur additional debt;

                              .   pay dividends on stock, redeem stock or
                                  redeem subordinated debt;

                              .   make investments;

                              .   create liens in favor of other senior
                                  subordinated debt and subordinated debt;

                              .   sell assets;

                              .   sell capital stock of subsidiaries;

                              .   guarantee other indebtedness;

                              .   enter into agreements that restrict
                                  dividends from subsidiaries;

                              .   merge or consolidate; and

                              .   enter into transactions with affiliates.

Mandatory Offers to           Upon the occurrence of a change of control,
 Purchase...................  holders of the exchange notes will have the right to require us to repurchase all or a portion of the exchange notes at a price equal to 101% of the principal amount, together with any accrued and unpaid interest to the date of the purchase. In connection with certain asset dispositions, we will be required to use the proceeds of the asset dispositions to make an offer to purchase the exchange notes at 100% of the principal amount, together with accrued and unpaid interest, if any, to the date of purchase.

Absence of a Public Market
 for the Exchange Notes.....
                              The exchange notes will be new securities for which there will not initially be a market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes. We expect that the exchange notes will be eligible for trading in the PORTAL market. At the time of the private placement of the Series B Notes, the initial purchasers advised us that they intended to make a market in the exchange notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the exchange notes without notice.

                              We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

                                  Risk Factors

   Investing in the exchange notes involves substantial risks. You should carefully consider all the information contained in this prospectus prior to investing in the exchange notes. In particular, we urge you to consider carefully the factors set forth under "Risk Factors" beginning on page 13 of this prospectus.

                Disclosure Regarding Forward-Looking Information

   Some statements in this prospectus and the documents to which we refer you as well as written and oral statements we or our representatives make from time to time in reports, filings with the Securities and Exchange Commission, news releases, conferences, teleconferences, web postings or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. This information is subject to the "Safe Harbor" provisions of those statutes. Forward-looking statements include statements concerning us and our management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying these forward-looking statements. We use the words "anticipates," "estimates," "expects," "believes," "intends," "plans," "may," "will," "should" and similar expressions to identify forward-looking statements. These statements include information regarding:

  . our ability to integrate the management and operations of Bellwether and Bargo effectively;

  . our ability to find, finance, close and integrate acquisition candidates;

  .   drilling schedules;

  .   expected or planned production capacity;

  .   our interpretation of seismic data;

  .   future production from our fields;

  . our capital budget, future capital requirements and our ability to meet our future capital needs;

  .   the level of future expenditures for environmental costs;

  .   the outcome of regulatory and litigation matters; and

  . proved oil and gas reserves and discounted future net cash flows therefrom.

   We base these statements on our current expectations. These statements involve a number of risks and uncertainties, including those described in the context of the forward-looking statements, as well as those presented in "Risk Factors" below. Actual results and developments could differ materially from those expressed in or implied by these statements. We are not obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                       Ratio of Earnings to Fixed Charges

   The ratio of earnings to fixed charges ratio for each of the periods indicated is as follows:

       Bellwether--Historical
--------------------------------------
  Year                                   Mission
  ended                   Year ended    Resources         Three months ended
June 30,    Six months   December 31,   Pro forma           March 31, 2001
----------    ended     --------------  year ended  ------------------------------
           December 31,                December 31, Bellwether-- Mission Resources
1996  1997     1997     1998 1999 2000     2000      Historical      Pro forma
----  ---- ------------ ---- ---- ---- ------------ ------------ -----------------
1.6   2.6      1.9      0.2  1.5  2.3      1.9          3.8             3.0

   For purposes of computing the ratio of earnings to fixed charges, earnings consist of consolidated earnings (loss) from continuing operations before income taxes and extraordinary items, excluding undistributed equity earnings of affiliates whose debt is not guaranteed and impairment charges, plus fixed charges. Fixed charges consists of interest expense on debt and capitalized interest, plus amortization of debt issuance costs, discounts and premiums, plus that portion of rental expense that is deemed to be representative of an interest factor.

                                  RISK FACTORS

   You should carefully consider the risks described below in addition to other information contained or incorporated by reference in this prospectus. Realization of any of the following risks could have a material adverse effect on our business, financial condition, cash flows and results of operations.

Risks Related to the Exchange Offer

The market value of your current notes may be lower if you do not exchange your Series A Notes or Series B Notes or fail to properly tender your Series A Notes or Series B Notes for exchange.

   Consequences of Failure to Exchange. To the extent that Series A Notes and Series B Notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for Series A Notes or Series B Notes that remain outstanding may be significantly more limited, which might adversely affect the liquidity of the Series A Notes or Series B Notes not tendered for exchange. The extent of the market and the availability of price quotations for Series A Notes or Series B Notes would depend upon a number of factors, including the number of holders of Series A Notes or Series B Notes remaining at such time and the interest in maintaining a market in such Series A Notes and Series B Notes on the part of securities firms. An issue of securities with a smaller outstanding market value available for trading, or float, may command a lower price than would a comparable issue of securities with a greater float. Therefore, the market price for Series A Notes and/or Series B Notes that are not exchanged in the exchange offer may be affected adversely to the extent that the amount of Series A Notes or Series B Notes exchanged pursuant to the exchange offer reduces the float. The reduced float also may tend to make the trading price of the Series A Notes or Series B Notes that are not exchanged more volatile.

   Consequences of Failure to Properly Tender. Issuance of the exchange notes in exchange for the Series A Notes or Series B Notes pursuant to the exchange offer will be made following the prior satisfaction, or waiver, of the conditions set forth in "The Exchange Offer--Conditions to the Exchange Offer" and only after timely receipt by the exchange agent of such Series A Notes or such Series B Notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of Series A Notes or Series B Notes desiring to tender such Series A Notes or Series B Notes in exchange for exchange notes should allow sufficient time to ensure timely delivery of all required documentation. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Series A Notes or Series B Notes for exchange. Series A Notes or Series B Notes that may be tendered in the exchange offer but which are not validly tendered will, following the consummation of the exchange offer, remain outstanding. Such outstanding Series B Notes will continue to be subject to the same transfer restrictions currently applicable to the Series B Notes.

If you fail to tender your Series B Notes for exchange, your ability to transfer such Series B Notes will be limited.

   We issued the Series B Notes in a private offering. As a result, the Series B Notes have not been registered under the Securities Act, and may not be resold by purchasers thereof unless the Series B Notes are subsequently registered or an exemption from the registration requirements of the Securities Act is available. The Series B Notes that are not tendered in the exchange offer will continue to be subject to the existing restrictions upon their transfer. We will have no obligation to provide for the registration under the Securities Act of unexchanged Series B Notes.

There is no public market for the exchange notes and you cannot be sure an active trading market for the exchange notes will develop.

   The exchange notes will be new securities for which there will not initially be a market. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes, and we will have no obligation to create such a market. At the time of the private placement of the Series B Notes, the initial purchasers advised us that they intended to make a market in the Series B Notes and, if issued, the exchange notes. However, the initial purchasers are not obligated to make a market in any of the notes, and they may discontinue at any time in their sole discretion.

   The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, the overall market for high yield securities, our financial performance or prospects or in the prospects for companies in our industry generally, the interest of securities dealers in making a market in the exchange notes and other factors. Moreover, if the number of outstanding Series A Notes and Series B Notes is reduced through the exchange offer, the existing limited market for the Series A Notes and Series B Notes will become further constricted, with a probable decrease in the liquidity of the Series A Notes or the Series B Notes.

Since the total outstanding principal of the exchange notes will include the total outstanding principal amount of the Series A Notes and the Series B Notes, you will experience an immediate dilution of your percentage of ownership of such series.

   If all of the outstanding Series A Notes and Series B Notes are exchanged for exchange notes, $225.0 million aggregate principal amount of exchange notes will be outstanding following the consummation of the exchange offer, and the exchange notes will be deemed to be a single series of notes outstanding under the indenture. As a result, any actions requiring the consent of each holder or the holders of a majority in outstanding principal amount of exchange notes under the indenture will therefore require the consent of each holder of exchange notes or the holders of a majority in aggregate principal amount of outstanding exchange notes, and, the current individual voting interest of each holder of Series A Notes and Series B Notes will accordingly be diluted.

Risks Inherent to an Investment in the Exchange Notes

We may not be able to generate sufficient cash flow to meet our debt service obligations.

   Because our earnings and cash flows are expected to vary significantly from year to year due to the cyclical nature of our industry, an amount of debt that we can manage in some periods may not be appropriate for us in other periods. Our future cash flow may be insufficient to meet our debt obligations and commitments, including the notes, and any insufficiency could negatively impact our business. A range of economic, competitive, business and industry factors will affect our future financial performance, and thereby our ability to generate cash flow from operations and to pay our debt, including the exchange notes. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry and the global economy or competitive initiatives of our competitors.

   If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. We cannot assure you that any refinancing or additional financing would be possible on acceptable terms, or that any assets could be sold, or if sold, of the timing of the sales or that the amount of proceeds realized from those sales would be sufficient to meet our obligations under the exchange notes. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our debt on commercially reasonable terms, would materially adversely affect our business, financial condition, results of operations and prospects and our ability to satisfy our obligations under the exchange notes.

Following the exchange offer, we could incur substantial additional debt, which could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the exchange notes.

   As of March 31, 2001, we had:

  . $27.9 million in senior debt, all of which would have been senior in right of payment to the exchange notes;

  . $119.6 million in additional borrowing capacity under our credit facility, which if we borrowed would have been senior secured debt senior in right of payment to the exchange notes;

  . $97.7 million in debt and other liabilities, including trade accounts payable, all of which would have been effectively senior in right of payment to the exchange notes; and

  . $226.9 million in senior subordinated debt, which includes $100 million of Series A Notes, $125.0 million of Series B Notes and a $1.9 million unamortized bond premium.

   Our level of indebtedness could have important consequences on our operations, including:

  . making it more difficult for us to satisfy our obligations under the exchange notes or other debt and, if we fail to comply with the requirements of any of our debt, could result in an event of default;

  . requiring us to dedicate a substantial portion of our cash flow from operations to required payments on debt, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

  . limiting our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate activities;

  . limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

  . detracting from our ability to withstand successfully a downturn in our business or the economy generally; and

  . placing us at a competitive disadvantage against other less leveraged competitors.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, results of operations, prospects and ability to satisfy our obligations under the exchange notes.

In the event of our bankruptcy or liquidation, holders of the exchange notes will be paid from any assets remaining after payments to any holders of secured debt, senior debt, and debt of our non-guarantor subsidiaries.

   The exchange notes will be general unsecured senior subordinated obligations of us and our U.S. subsidiary guarantors, junior to any of our existing or future senior debt or secured debt to the extent of the value of the assets securing that debt. In addition, some of our subsidiaries will not guarantee the exchange notes, which will cause the exchange notes to be effectively junior to the liabilities of these subsidiaries. Specifically, none of our present or future non-U.S. subsidiaries and none of our current or future unrestricted subsidiaries will guarantee the exchange notes.

   If we are declared bankrupt or insolvent or are liquidated, holders of secured debt and senior debt of us and any of our subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the exchange notes. In addition, in that circumstance, holders of debt of our non-guarantor subsidiaries would be entitled to be paid from the assets of those subsidiaries before any of those assets could be applied to pay the exchange notes. If any of the foregoing events occurs, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, our senior debt, the debt of our non-guarantor subsidiaries and the exchange notes. As a result, holders of the exchange notes may receive less, ratably, than holders of secured debt, our senior debt or the debt of our non-guarantor subsidiaries in the event of our bankruptcy or liquidation.

Other restrictions in our debt agreements could limit our growth and our ability to respond to changing conditions.

   Our indentures governing the Series A Notes, the Series B Notes and exchange notes and our credit facility contain a number of significant covenants in addition to covenants restricting the incurrence of additional debt. These covenants limit our ability, among other things:

  . to pay dividends or distributions on our capital stock or to repurchase our capital stock;

  .   to repurchase subordinated debt;

  .   to make certain investments;

  .   to create certain liens on our assets to secure debt;

  .   to merge or to enter into other business combination transactions;

  .   to issue and sell capital stock of our subsidiaries;

  .   to enter into certain transactions with affiliates; and

  .   to transfer and sell assets.

   In addition, our credit facility requires us to maintain certain financial ratios and satisfy certain financial condition tests and may require us to take action to reduce our debt or take some other action to comply with them. These restrictions could also limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants under the credit facility and the indentures impose on us.

   A breach of any of these covenants would result in a default under the applicable debt agreement. A default, if not waived, could result in acceleration of the debt outstanding under that agreement and in a default with respect to, and acceleration of, the debt outstanding under the other debt agreements. The accelerated debt would become immediately due and payable. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us. Please read "Description of Certain Indebtedness" and "Description of the Exchange Notes--Events of Default and Remedies."

We may not be able to repurchase the exchange notes upon a change of control.

   Upon the occurrence of certain change of control events, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required repurchases of the notes. In addition, restrictions under our credit facility will not allow such repurchases. Additionally, a "change of control" (as defined in the indentures) is an event of default under our credit facility that would, if it should occur, permit the lenders to accelerate the debt outstanding under our credit facility and that, in turn, would cause an event of default under the indentures.

   The source of funds for any repurchase required as a result of any change of control will be our available cash or cash generated from oil and gas operations or other sources, including borrowings, sales of assets, sales of equity or funds provided by a new controlling entity. We cannot assure you, however, that sufficient funds would be available at the time of any change of control to make any required repurchases of the notes tendered and to repay debt under our credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future. Any future credit agreements or other agreements relating to debt to which we may become a party will most likely contain similar restrictions and provisions.

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may subordinate or void the subsidiary guarantees.

   Under various fraudulent conveyance or fraudulent transfer laws, a court could subordinate or void the subsidiary guarantees. Generally, to the extent that a United States court were to find that at the time one of our subsidiaries entered into a subsidiary guarantee either:

  . the subsidiary incurred the guarantee with the intent to hinder, delay or defraud any present or future creditor or contemplated insolvency with a design to favor one or more creditors to the exclusion of others, or

  . the subsidiary did not receive fair consideration or reasonably equivalent value for issuing the subsidiary guarantee, and at the time it issued the subsidiary guarantee, the subsidiary:

  . was insolvent or became insolvent as a result of issuing of the subsidiary guarantee,

  . was engaged or about to engage in a business or transaction for which the remaining assets of the subsidiary constituted unreasonably small capital, or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured,

the court could void or subordinate the subsidiary guarantee in favor of the subsidiary's other obligations.

   Among other things, a legal challenge of a subsidiary guarantee on fraudulent conveyance grounds may focus on the benefits, if any, the subsidiary realized as a result of our issuing the exchange notes for exchange of the Series A Notes or Series B Notes. To the extent a subsidiary guarantee is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the exchange notes would not have any claim against that subsidiary and would be creditors solely of us and any other subsidiary guarantors whose guarantees are not held unenforceable.

Risks Relating to Our Business

We may not realize the benefits of integrating the management and operations of Bellwether and Bargo.

   To be successful after the merger, we will need to combine and integrate the management and operations of Bellwether and Bargo into one company. This integration will require substantial management attention and could detract attention away from our day-to-day business. We could encounter difficulties in the integration process, such as the loss of key employees, customers or suppliers. If we cannot integrate our businesses successfully we may fail to realize the anticipated benefits of the merger.

We have incurred significant cash charges and expenses as a result of the merger that will reduce cash flow available to fund our operations.

   We have incurred approximately $11.2 million of costs related to the merger. These expenses include investment banking fees, bank commitment fees, accounting and reserve engineering fees, legal fees, printing costs, transition costs and other related charges. We may also incur unanticipated costs or incur unknown liabilities as a result of the merger. Our payment of these expenses reduces the amount of cash available to fund our operations.

The purchase price that we paid for Bargo exceeded the fair market value of Bargo's tangible net assets resulting in an allocation of $20.6 million of the purchase price to goodwill and intangible assets. If the benefits of the acquisition of Bargo do not materialize, we may be required to record a charge against future earnings.

   Goodwill and intangible assets represent the excess of the purchase price paid for Bargo over the fair value of the tangible net assets acquired. We estimate that the purchase price paid for Bargo in the merger is $20.6 million greater than the fair market value of Bargo's tangible net assets. As a result, our balance sheet includes $20.3 million of goodwill and $0.3 million of intangible assets. We will amortize goodwill and intangible assets over the period during which we expect to benefit from these assets. Initially, these periods are 10 years for goodwill and 19 years for intangible assets. The amount amortized during future periods will be deducted in calculating our earnings during these periods.

   We are required to evaluate whether we are receiving benefits from our goodwill and intangible assets on an ongoing basis following the merger. If we determine that we will receive the benefits of goodwill and intangible assets over a shorter period, we will be required to accelerate the amortization of goodwill and intangible assets to reflect this shorter life. As a result, the amount deducted in calculating earnings would increase for periods after the recalculation and earnings in these periods would proportionately decrease.

   If we determine in the future that we will not receive the full amount of the benefits represented by goodwill and intangible assets, the remaining balance of goodwill or intangible assets will be deemed impaired. If impaired, the amount of goodwill or intangible assets will be reduced to the value determined by us as the future benefit, if any, that we will receive from the goodwill or intangible assets. The amount of the reduction will be deducted from revenues to calculate earnings during the period in which the impairment occurs. An impairment will also reduce stockholders' equity during the period incurred by the amount of the impairment.

Volatile oil and gas prices could adversely affect our financial condition and results of operations.

   A large part of our success depends on oil and gas prices, which are extremely volatile for both seasonal and cyclical reasons. In that regard, we note that oil prices have been at historically high levels since the middle of 1999, and gas prices have been at historically high levels since the middle of 2000, although prices for both have recently begun to decline. Any substantial or extended decline in the price of oil and gas below historical averages will have a material adverse effect on us. Oil and gas prices depend on factors we cannot control, such as weather, actions by OPEC, general economic conditions in the U.S. and worldwide, and governmental regulations. Prices of oil and gas will affect the following aspects of our business:

  .   our revenues, cash flows and earnings;

  . our ability to attract capital to finance our operations and the cost of such capital;

  .   the amount that we are allowed to borrow under our credit facility; and

  .   the value of our oil and gas properties and goodwill.

Factors beyond our control affect our ability to market production and our financial results.

   The availability of a ready market for our oil and gas production depends on a number of factors beyond our control, including the demand for and supply of oil and gas and the proximity of reserves to, and the capacity of, oil and gas gathering systems, pipelines or trucking and terminal facilities. We may have to shut-in some of our wells temporarily due to a lack of market, or inadequate or unavailable pipeline or gathering systems capacity or weather.

If we are unable to replace the reserves that we have produced, our reserves and revenues will decline.

   Our future success depends on our ability to find, develop and acquire additional oil and gas reserves that are economically recoverable. Without continued successful exploitation, acquisition or exploration activities, our reserves and revenues will decline. We must locate and develop or acquire new oil and gas reserves to replace those being depleted by production, or our reserves and revenues will decline. We cannot assure you that we will be able to find or acquire additional reserves at acceptable costs.

If we are unable to meet our capital requirements, our ability to generate cash flow or to replace reserves will be limited.

   We will have to make substantial capital expenditures for the development and exploration of oil and gas reserves. We also expect to acquire additional oil and gas properties. Historically, Bellwether and Bargo have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. We cannot assure you that we will be able to raise capital successfully in the future.

   The amount we may borrow under our credit facility may not exceed a borrowing base determined by our lenders based on their projections of our future production, future production costs and taxes and oil and gas prices. We cannot control the assumptions the lenders use to calculate our borrowing base. The lenders may, without our consent, adjust the borrowing base from time to time or in situations in which we purchase or sell assets, or issue debt securities. If our borrowings under the credit facility exceed the borrowing base, the lenders may require that we repay the excess. If this were to occur, we might have to sell assets or arrange substitute financing.

   Additionally, where we are not the majority owner or operator of an oil and gas project, we may have no control over the timing or amount of capital expenditures associated with the particular project. If we cannot fund our capital expenditures, our interests in some projects may be reduced or forfeited.

Estimates of oil and gas reserves may be unreliable.

   The proved pro forma and historical oil and gas reserve information incorporated by reference into this prospectus represents only estimates. These estimates are based primarily on reports prepared by independent petroleum engineers. The estimates were calculated using oil and gas prices in effect on the date of the reports. Any significant price changes will have a material effect on the reserve quantity and present values.

   Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including the following:

  . historical production from the area compared with production from other comparable producing areas;

  .   the assumed effects of regulations by governmental agencies;

  .   assumptions concerning future oil and gas prices; and

  . assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

   Because all reserve estimates are to some degree subjective, each of the following items may differ materially from those assumed in estimating reserves:

  .   the quantities of oil and gas that are ultimately recovered;

  .   the production and operating costs incurred;

  .   the amount and timing of future development expenditures; and

  . future oil and gas sales prices, which may differ materially from those assumed in estimating reserves.

   Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material.

   The discounted future net cash flows included in this prospectus should not be considered as the market value of the reserves attributable to our properties. As required by the SEC, the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, while actual future prices and costs may be materially higher or lower. Actual future net cash flows will also be affected by factors such as:

  .   the amount and timing of actual production;

  .   supply and demand for oil and gas;

  .   increases or decreases in consumption; and

  .   changes in governmental regulations or taxation.

   In addition, the 10% discount factor, which the SEC requires to be used to calculate discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor based on the cost of capital in effect from time to time and risks associated with our business and the oil and gas industry in general.

Drilling and operating oil and gas wells could involve blowouts, hurricanes and other operating hazards.

   The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other hazards and risks, all of which could result in serious injury or fatality and property damage. Any of these operating hazards could result in substantial losses to us.

   We conduct some of our operations offshore. These offshore operations are subject to a variety of risks peculiar to the marine environment such as hurricanes and other adverse weather conditions. Offshore operations are also subject to more extensive governmental regulation. Additionally, some of our oil and gas operations are in areas that are environmentally sensitive or that are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities or interrupt production.

   In accordance with customary industry practices, we maintain insurance against some, but not all, of such risks and losses. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. In addition, we cannot assure you that insurance will continue to be available at premium levels that justify its purchase, if at all.

Information in this prospectus regarding our future exploitation and exploration projects reflects our current intent and is subject to change.

   Our plans regarding our projects are subject to change. We describe our current exploitation and exploration plans in this prospectus. Whether we ultimately undertake an exploitation or exploration project will depend on the following factors, among others:

  .   the availability and cost of capital;

  . the receipt of additional seismic or other data, or the reprocessing of such data;

  .   current and future oil and gas prices;

  . the costs and availability of drilling rigs and other equipment, supplies and personnel necessary to conduct these operations;

  .   success or failure of activities in similar areas;

  .   changes in the estimates of the costs to complete the projects;

  . our ability to attract other industry participants to acquire a portion of the working interest to reduce exposure to costs and risks; and

  .   decisions of operators and joint interest owners.

   We will continue to gather data about our projects, and it is possible that additional information may cause us to alter our schedule or determine that a project should not be pursued at all.

We may not be successful in acquiring and developing oil and gas properties.

   Successfully acquiring and developing oil and gas properties requires an assessment of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. As a result, we may not recover the purchase price of a property from the sale of production from the property, or may not recognize an acceptable return from properties we acquire. In addition, we cannot assure you that our exploration, exploitation and development operations will result in any increases in reserves. Our operations may be curtailed, delayed or canceled as a result of a lack of adequate capital or other factors, such as title problems, weather, compliance with governmental regulations or price controls, mechanical difficulties or shortages or delays in the delivery of equipment. In addition, exploration and development costs may greatly exceed initial estimates. Competition within the oil and gas industry is intense and we may not be able to compete effectively.

   The oil and gas business is highly competitive. We compete with major and independent oil and gas companies for the acquisition of desirable oil and gas properties, as well as for the equipment and labor required to develop and operate such properties. Many of our competitors have substantially larger financial resources, staffs and facilities than we do.

Government agencies can impose regulations that increase our costs and can terminate or suspend our operations.

   Our business is subject to foreign, federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, as well as environmental and safety matters. Many of these laws and regulations have become stricter in recent years, often imposing greater liability on a larger number of potentially responsible parties.

   Under certain circumstances, the U.S. Minerals Management Service, or MMS, may require that our operations on federal leases be suspended or terminated. These circumstances include our failure to pay royalties, our failure to comply with safety and environmental regulations and the MMS' reaction to political pressure to limit offshore drilling in environmentally sensitive areas. Any such suspension or termination could have a material adverse effect on our financial condition and operations. The requirements imposed by these laws and regulations are frequently changed and subject to new interpretations. It is likely that the costs of compliance could increase the cost of operating offshore drilling equipment or significantly limit drilling activity. See "Business and Properties--Regulation."

Environmental liabilities could adversely affect our financial condition.

   The oil and gas business is subject to environmental hazards, such as oil spills, gas leaks and ruptures and discharges of toxic substances or gases. These environmental hazards could expose us to material liabilities for property damages, personal injuries or other environmental harm, including costs of investigating and remediating contaminated properties. In addition to any environmental damages that we may cause, we also may be liable for environmental damages caused by the previous owners of properties we have purchased. A variety of stringent federal, state and foreign laws and regulations govern the environmental aspects of our business. Such laws and regulations impose strict requirements for, among other things, well creation, operation and abandonment, waste management, land reclamation, financial assurance under the Oil Pollution Act of 1990, and controlling air and water emissions. Any noncompliance with these laws and regulations could subject us to material civil or criminal penalties or other liabilities. Our compliance with these laws may, from time to time, result in increased costs to our operations, a decrease in production and have an effect on our costs of acquisitions.

   We cannot provide you any assurance that environmental laws will not, in the future, cause a decrease in our production or cause an increase in our costs of production, development or exploration. Pollution and similar environmental risks generally are not fully insurable.

Our acquisition strategy could fail or present unanticipated problems for our business in the future, which could adversely affect our ability to make acquired businesses profitable or realize anticipated benefits of those acquisitions.

   Our growth strategy includes acquiring oil and gas businesses and properties. We cannot assure you that we will be able to identify suitable acquisition opportunities or finance and complete any particular acquisition successfully. Furthermore, acquisitions, including the recent merger of Bellwether with Bargo involve a number of risks and challenges, including:

  .   diversion of management's attention;

  .   the need to integrate acquired operations;

  . potential loss of key employees and customers of the acquired companies;

  . potential lack of operating experience in a geographic market of the acquired business; and

  .   an increase in our expenses and working capital requirements.

   Any of these factors could adversely affect our ability to achieve anticipated levels of cash flows from our acquired businesses or realize other anticipated benefits of those acquisitions.

We rely upon Torch Energy Advisors Incorporated, or Torch, to provide us with accounting and other support, the unexpected loss of which could negatively impact our operations.

   We outsource a significant portion of our administrative functions to Torch pursuant to a Master Services Agreement. Torch performs certain administrative functions for us, including accounting, marketing, human resources, legal and technical support. Although we believe that if this agreement were terminated, we could, over time, replace the required personnel and acquire the accounting and reporting systems and other assets necessary to replace Torch, an unanticipated loss of these personnel and systems could have a material adverse effect upon our operations.

We hedge a portion of our production, which may result in our making cash payments or prevent us from receiving the full benefit of increases in prices for oil and gas.

   We may, from time to time, reduce our exposure to the volatility of oil and gas prices by hedging a portion of our production. In a typical hedge transaction, we would have the right to receive from the counterparty to the hedge the excess of the fixed price specified in the hedge agreement over a floating price based on a market index, multiplied by the quantity hedged. If the floating price were to exceed the fixed price, we would be required to pay the counterparty this difference multiplied by the quantity hedged. In such case, we would be obligated to pay the difference regardless of whether we had sufficient production to cover the quantities specified in the hedge agreement. Significant reductions in production at times when the floating price exceeds the fixed price could require us to make payments under the hedge agreements even though such payments are not offset by sales of production. Hedging will also prevent us from receiving the full advantage of increases in oil or gas prices above the fixed amount specified in the hedge agreement.

Because we do not control all of our properties we have limited influence over their development.

   We do not operate all of our properties and have limited influence over the operations of some of these properties. Our lack of control could result in the following:

  . the operator may initiate exploration or development on a faster or slower pace than we prefer;

  . the operator may propose to drill more wells or build more facilities on a project than we have funds for or that we deem appropriate, which may mean that we are unable to participate in the project or share in the revenues generated by the project even though we paid our share of initial exploration costs; and

  . if an operator refuses to initiate a project, we may be unable to pursue the project.

   Any of these events could materially reduce the value of our properties.

                               THE EXCHANGE OFFER

   For the purposes of this section, "we" means only Mission Resources and each of the subsidiary guarantors.

Registration Rights

   At the closing of the offering of the Series B Notes, we entered into the registration rights agreement with the initial purchasers pursuant to which we agreed, for the benefit of the holders of the Series B Notes, at our cost:

  . to file an exchange offer registration statement with the SEC with respect to the exchange offer for the exchange notes within 90 days after the date of the original issuance of the Series B Notes, and

  . to use our reasonable best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date of original issuance of the Series B Notes.

   Upon the exchange offer registration statement being declared effective, we agreed to offer the exchange notes in exchange for surrender of Series A Notes and Series B Notes. We agreed to keep the exchange offer registration statement effective continuously and to keep the exchange offer open for a period of not less than 20 business days after the date on which we mail notice of the exchange offer to the holders of the Series A Notes and Series B Notes.

   For each $1,000 principal amount of Series A Notes and Series B Notes surrendered to us pursuant to the exchange offer, the holder of such Series A Notes or Series B Notes will receive exchange notes having a principal amount equal to that of the surrendered Series A Notes or Series B Notes. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the Series A Notes or Series B Notes surrendered in exchange therefor. The registration rights agreement also provides an agreement to include in this prospectus certain information necessary to allow a broker-dealer who holds Series B Notes that were acquired for its own account as a result of market-making activities or other ordinary course trading activities (other than Series B Notes acquired directly from us or one of our affiliates) to exchange such Series B Notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We agreed to use our reasonable best efforts to maintain the effectiveness of the exchange offer registration statement for a period of not less than 180 days after we consummate the exchange offer.

   We agreed to maintain the effectiveness of the exchange offer registration statement because any broker-dealer who acquires Series B Notes for its own account as a result of market-making activities or other trading activities is required to deliver a prospectus meeting the requirements of the Securities Act. This prospectus covers the offer and sale of the exchange notes pursuant to the exchange offer made hereby and the resale of exchange notes received in the exchange offer by any broker-dealer who held Series B Notes acquired for its own account as a result of market-making activities or other trading activities other than Series B Notes acquired directly from us or one of our affiliates.

   Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer would in general be freely tradable after the exchange offer without further registration under the Securities Act. However, any purchaser of Series A Notes or Series B Notes who is an "affiliate" of ours or who intends to participate in the exchange offer for the purpose of distributing the related Series A Notes or Series B Notes

  .   will not be able to rely on the interpretation of the staff of the SEC,

  . will not be able to tender its Series A Notes or Series B Notes in the exchange offer, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Series A Notes or Series B Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

   Each holder of Series A Notes or Series B Notes (other than certain specified holders) who wishes to exchange their Series A Notes or Series B Notes for exchange notes in the exchange offer will be required to make certain representations, including:

  . that it is acquiring the exchange notes in the exchange offer in its ordinary course of business;

  . that it has no arrangements or understanding with any person to participate in, the distribution of the exchange notes; and

  . that it is not an affiliate, as defined in Rule 405 under the Securities Act, of ours.

   We further agreed to file as promptly as practicable, but in no event more than 45 days of being required to do so as listed below or 90 days after the issuance of the Series B Notes ("shelf filing date"), with the SEC a shelf registration statement to register for public resale any transfer restricted securities held by any holder who provides us with certain information for inclusion in the shelf registration statement if:

  . we are not permitted to effect the exchange offer as contemplated be this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

  . for any other reason the exchange offer is not consummated within 180 days after the date of issuance of the Series B Notes;

  . any Series B Notes validly tendered pursuant to the exchange offer are not exchanged for exchange notes within 10 days of being accepted in the exchange offer;

  . any initial purchaser so requests with respect to Series B Notes held by the initial purchasers that are not eligible to be exchanged for exchange notes in the exchange offer;

  . any applicable law or interpretations do not permit any holder of Series B Notes to participate in the exchange offer; or

  . any holder of Series B that participates in the exchange offer does not receive freely transferable exchange notes in exchange for tendered Series B Notes.

   We also agreed to use our reasonable best efforts to keep the shelf registration statement effective for a period ending on the earlier of:

  . two years from the date of issuance of the Series B Notes or such shorter period that will terminate when all transfer restricted securities covered by the shelf registration statement have been sold pursuant to the shelf registration statement; or

  . the date all transfer restricted securities become eligible for resale without volume restrictions under Rule 144 under the Securities Act.

   For the purposes of the registration rights agreement, transfer restricted securities means each Series B Note, until the earliest of the date of:

  . the date on which that Series B Note has been exchanged for a freely transferable exchange note in the exchange offer;

  . the date on which that Series B Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

  . the date on which that Series B Note is distributed to the public pursuant to Rule 144 under the Securities Act or may be sold under Rule 144(k) under the Securities Act.

   The registration rights agreement also provides that:

  (1) if we fail to file an exchange offer registration statement with the SEC on or before 90 days after the date of issuance of the Series B Notes or the shelf registration statement is not filed on or before the shelf filing date;

  (2) if the exchange offer registration statement is not declared effective by the SEC within 150 days after the date of issuance of the Series B Notes or the shelf registration statement is not declared effective within 60 days after the shelf filing date;

  (3) if the exchange offer is not consummated on or before 180 days after the date of issuance of the Series B Notes; or

  (4) the shelf registration statement is filed and declared effective but thereafter ceases to be effective, at any time that we and our guarantor subsidiaries are obligated to maintain its effectiveness, without being succeeded within 30 days by an additional registration statement filed and declared effective, we agree to pay to each holder of transfer restricted securities liquidated damages in an amount equal to $0.192 per week per $1,000 in original principal amount transfer restricted securities held by such holder until the applicable registration statement is filed, the exchange offer registration statement is declared effective and the exchange offer is consummated, or the shelf registration statement is declared effective or again becomes effective, as the case may be. Upon curing all registration defaults, liquidated damages will cease to accrue. We will pay all accrued liquidated damages to the holders entitled thereto in the same manner as interest payments on the Series B Notes.

   Holders of Series B Notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Series B Notes or exchange notes included in the shelf registration statement.

   This summary of the material provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.

   Except as set forth above, after consummation of the exchange offer, holders of Series B Notes that are the subject of the exchange offer have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange," and "--Resale of the Series B Notes; Plan of Distribution."

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all Series A Notes and Series B Notes validly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of Series A Notes and Series B Notes accepted in the exchange offer. Holders may tender some or all of their Series A Notes or Series B Notes pursuant to the exchange offer. However, Series A Notes and Series B Notes may be tendered only in integral multiples of $1,000 principal amount per series.

   The terms of the exchange notes will be substantially identical to the terms of the Series A Notes and the Series B Notes. There are, however, some differences between the exchange notes and the Series A Notes and the Series B Notes. Such differences include:

  . the total outstanding principal amount of the exchange notes will differ from the total outstanding principal amount of each of the Series A Notes and the Series B Notes; and

  . unlike the Series B Notes, the exchange notes will be freely transferable and be issued free of any covenants regarding exchange and registration rights.

   The exchange notes will evidence the same debt as the Series A Notes and Series B Notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture that governs the Series B Notes, which contains terms substantially similar to those contained in the indenture that governs the Series A Notes.

   Solely for reasons of administration and for no other purpose, we have fixed
the close of business on [September   ], 2001 as the record date for the
exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. Only a registered holder of Series A Notes or Series B Notes or such holder's legal representative or attorney-in-fact as reflected on the records of the trustee under the indentures may participate in the exchange offer. There will be no fixed record date for determining registered holders of the Series A Notes and B Notes entitled to participate in the exchange offer.

   Holders of the Series A Notes and Series B Notes do not have any appraisal or dissenters' rights under Delaware law or the indentures in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

   We shall be deemed to have accepted validly tendered Series A Notes and Series B Notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders of the Series A Notes and Series B Notes for the purposes of receiving the exchange notes. The exchange notes delivered pursuant to the exchange offer will be issued on the earliest practicable date following our acceptance for exchange of Series A Notes and Series B Notes.

   If any tendered Series A Notes and Series B Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Series A Notes and Series B Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

   Holders who tender Series A Notes and Series B Notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the Series A Notes and Series B Notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

Consequences of Failure to Exchange

   The Series B Notes that are not exchanged for exchange notes pursuant to the exchange offer and are not included in a resale prospectus that, if required, will be filed, will remain restricted securities and subject to restrictions on transfer. Accordingly, such Series B Notes may only be resold:

  (1) to us;

  (2) pursuant to a registration statement that has been declared effective under the Securities Act;

  (3) for so long as Series B Notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer, within the meaning of Rule 144A under the Securities Act, that is purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A;

  (4) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act;

  (5) to an "accredited investor," within the meaning of Rule 501(a)(1), (2),
      (3) or (7) under the Securities Act, that is an institutional investor (referred to as an "institutional accredited investor") purchasing for its own account or for the account of an institutional accredited investor, in each case in a minimum principal amount of the Series B Notes of $250,000.00; or

  (6) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the above cases to any requirement of law that the disposition of its property or the property of that investor account or accounts be at all times within its or their control.

The above restrictions on resale will not apply after the resale restriction termination date. For purposes of the registration rights agreement, the resale restriction termination date will occur on the date that is two years after the later of the date of original issuance of the Series B Notes and the last date that we or any of our affiliates owned the Series B Notes.

   If any resale or other transfer of the Series B Notes is proposed to be made according to clause (5) above before the resale restriction termination date, the transferor must deliver to us and the trustee a letter from the transferee substantially in the form of Annex C to this prospectus, which must provide, among other things, that the transferee is an institutional accredited investor that is acquiring the notes not for distribution in violation of the Securities Act. Each purchaser acknowledges that we and the trustee reserve the right before any offer, sale or other transfer before the resale restriction termination date of the Series B Notes according to clauses (4), (5) and (6) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee. Each purchaser of such Series B Notes transferred according to clauses (4), (5), and (6) above will be required to acknowledges that each Series B Note will retain its restrictive legend.

   Since the Series A Notes were issued pursuant to an effective registration statement under the Securities Act, the ability of holders of Series A Notes to reoffer, resell or otherwise dispose of their Series A Notes will not be affected by their failure to participate in the exchange offer. However, to the extent Series A Notes and Series B Notes are tendered and accepted in the exchange offer, the principal amount of outstanding Series A Notes and Series B Notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the Series A Notes and Series B Notes could be adversely affected. See "Risk Factors--The market value of your current notes may be lower if you do not exchange your Series A Notes or Series B Notes or fail to properly tender your Series A Notes or Series B Notes for exchange--Consequences of Failure to Exchange."

Resale of the Exchange Notes; Plan of Distribution

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for either Series A Notes or Series B Notes where such Series A Notes or Series B Notes were acquired as a result of market-making activities or other trading
activities. In addition, until [        ], 2001 (90 days after the date of this
prospectus), all dealers effecting transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

   We will not receive any proceeds from any sale of Series A Notes, Series B Notes or exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

  (1) in the over-the-counter market;

  (2) in negotiated transactions;

  (3) through the writing of options on the exchange notes or a combination of such methods of resale;

  (4) at market prices prevailing at the time of resale;

  (5) at prices related to such prevailing market prices; or

    (6) at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

   Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission on concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   We agreed to permit the use of this prospectus by such broker-dealers to satisfy this prospectus delivery requirement. To the extent necessary to ensure that the prospectus is available for sales of exchange notes by broker-dealers, we agreed to use our reasonable best efforts to keep the shelf registration statement, if one is filed, continuously effective for a period of not less than 180 days after we consummate the exchange offer.

Expiration Date; Extensions; Amendments

   The expiration date shall be 5:00 p.m. New York City time, on [October 3, 2001] unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer. We may not, however, extend the expiration date past November 23, 2001.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and issue a press release or other public announcement which shall include disclosure of the approximate number of Series A Notes and Series B Notes tendered to date, in each case prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

   We reserve the right, in our sole discretion to delay accepting any Series A Notes and/or Series B Notes, to extend the exchange offer or if any conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent.

   Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and will extend the exchange offer for a period of 5 to 10 business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such 5 to 10 business day period.

Interest on the Exchange Notes

   The exchange notes bear interest at a rate equal to 10 7/8% per annum. Interest on the exchange notes is payable semi-annually on each April 1 and October 1, commencing on April 1, 2002. Holders of exchange notes will receive interest on April 1, 2002 from the date of initial issuance of the exchange notes, plus an amount equal to the accrued interest on the Series A Notes and Series B Notes from October 1, 2001, the last date on which interest was paid on the Series A Notes and Series B Notes, to the date of exchange of such Series A Notes and Series B Notes for exchange notes. Holders of Series A Notes and Series B Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on such Series A Notes and Series B Notes. Such waiver will not result in the loss of interest income to such holders because the exchange notes will bear interest from October 1, 2001.

Procedures for Tendering

   Tenders of Series A Notes and Series B Notes. The tender by a holder of Series A Notes or Series B Notes pursuant to any of the procedures set forth below will constitute the tendering holder's acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of Series A Notes or Series B Notes tendered pursuant to any of the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their Series A Notes or Series B Notes. The procedures by which Series A Notes or Series B Notes may be tendered by beneficial owners that are not holders will depend upon the manner in which such Series A Notes or Series B Notes are held.

   DTC has authorized DTC participants that are beneficial owners of Series A Notes or Series B Notes through DTC to tender their Series A Notes or Series B Notes as if they were holders. To effect a tender, DTC participants should either:

  (1) complete and sign the letter of transmittal or a facsimile thereof, have the signature thereon guaranteed if required by Instruction 1 of the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below under "--Book-Entry Delivery Procedures," or

  (2) transmit their acceptance to DTC through the DTC Automated Tender Offer Program ("ATOP"), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under "--Book-Entry Delivery Procedures."

   Tender of Series A Notes and Series B Notes Held in Physical Form. To tender effectively your Series A Notes or Series B Notes held in physical form pursuant to the exchange offer,

  . the exchange agent must receive from you, at one of its addresses set forth below, a properly completed letter of transmittal applicable to such notes (or a facsimile thereof) duly executed by the holder thereof, and any other documents required by the letter of transmittal and tendered Series A Notes or Series B Notes (or delivery effected through the deposit of Series A Notes or Series B Notes into the exchange agent's account with DTC and making book-entry delivery as set forth below) on or prior to the expiration date of the exchange offer, or

  . you must comply with the guaranteed delivery procedures set forth below.

   Letters of transmittal, Series A Notes and Series B Notes should be sent only to the exchange agent and should not be sent to us.

   Tender of Series A Notes and Series B Notes Held Through a Custodian. To tender effectively Series A Notes or Series B Notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the Series A Notes or Series B Notes on the beneficial owner's behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus, which may be used by the beneficial owner in this process to instruct the registered holder of such owner's Series A Notes or Series B Notes to effect the tender.

   Tender of Series A Notes and Series B Notes Held Through DTC. To tender effectively Series A Notes or Series B Notes that are held through DTC, DTC participants should either

  . properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or deliver the letter of transmittal or such facsimile pursuant to the procedures for book-entry transfer set forth below, or

  . transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance.

   Delivery of tendering Series A Notes or Series B Notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

   The method of delivery of Series A Notes, Series B Notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or agent's message transmitted through ATOP, is at the election and risk of the person tendering Series A Notes or Series B Notes and delivering letters of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we suggest that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to such date.

   Except as provided below, unless the Series A Notes and Series B Notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent's message), we may, at our option, reject such tender. We will only exchange Series A Notes and Series B Notes for exchange notes against deposit of the tendered Series A Notes and Series B Notes and delivery of all other required documents.

   Book-Entry Delivery Procedures. The exchange agent will establish accounts with respect to the Series A Notes and Series B Notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Series A Notes and Series B Notes by causing DTC to transfer such Series A Notes or Series B Notes into the exchange agent's account in accordance with DTC's procedures for such transfer. However, although delivery of Series A Notes and Series B Notes may be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date, or compliance must be made with the guaranteed delivery procedures described below. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to as a "Book-Entry Confirmation."

   The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Series A Notes or Series B Notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

   Signature Guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act (each of the foregoing, an "eligible institution"), unless the Series A Notes and Series B Notes tendered thereby are tendered (1) by a registered holder of such notes (or by a participant in DTC whose name appears on a DTC security position listing as the owner of such notes) who has not completed either the box entitled "Special Issuance Instructions" or "Special

Delivery Instructions" on the letter of transmittal, or (2) for the account of an eligible institution. See Instruction 1 of the letter of transmittal. If the Series A Notes or Series B Notes are registered in the name of a person other than the signer of the letter of transmittal or if Series A Notes or the Series B Notes not accepted for exchange or not tendered are to be returned to a person other than the registered holder, then the signatures on the letter of transmittal accompanying the tendered Series A Notes or Series B Notes must be guaranteed by an eligible institution as described above. See Instructions 1 and 5 of the letter of transmittal.

   Guaranteed Delivery. If a holder desires to tender Series A Notes or Series B Notes pursuant to the exchange offer and time will not permit the letter of transmittal, certificates representing such notes and all other required documents to reach the exchange agent, or the procedures for book-entry transfer cannot be completed, on or prior to the expiration date of the exchange offer, such notes may nevertheless be tendered if all the following conditions are satisfied:

  (1) the tender is made by or through an eligible institution;

  (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form of Annex B, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date, as provided below; and

  (3) the certificates for the tendered Series A Notes and Series B Notes, in proper form for transfer (or a Book-Entry Confirmation of the transfer of such Series A Notes and Series B Notes into the exchange agent's account at DTC as described above), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within two business days after the date of execution of the Notice of Guaranteed Delivery.

   A holder may send the Notice of Guaranteed Delivery by hand delivery, telegram, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible institution in the form set forth in the Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, delivery of exchange notes by the exchange agent for properly tendered and accepted Series A Notes or Series B Notes will, in all cases, be made only after timely receipt by the exchange agent of such Series A Notes or Series B Notes (or Book-Entry Confirmation of the transfer of such notes into the exchange agent's account at DTC as described above), and the letter of transmittal (or facsimile thereof) with respect to such notes, properly completed and duly executed, with any required signature guarantees and any other documents required by the letter of transmittal, or a properly transmitted agent's message.

   Determination of Validity. We will, in our sole discretion, determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Series A Notes, which determination will be final and binding. We reserve the absolute right to reject any and all Series A Notes and Series B Notes not properly tendered or any Series A Notes or Series B Notes our acceptance of which, in the opinion of our counsel, would be unlawful.

   We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Series A Notes and Series B Notes. Our interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Series A Notes or Series B Notes must be cured within such time as we shall determine.

   Although we intend to notify holders of defects or irregularities with respect to tenders of Series A Notes and Series B Notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. We will not deem any Series A Notes or Series B Notes to be tendered until such defects or irregularities have been cured or waived.

   Any Series A Notes or Series B Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Series A Notes or Series B Notes are submitted in a principal amount greater than the principal amount of Series A Notes or Series B Notes being tendered by such tendering holder, such unaccepted or non-exchanged Series A Notes or Series B Notes will either be

  (1) returned by the exchange agent to the tendering holders, or

  (2) in the case of Series A Notes or Series B Notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, credited to an account maintained with such Book-Entry Transfer Facility.

   By tendering, each registered holder will represent to us that, among other things,

  . the exchange notes to be acquired by the holder and any beneficial owner(s) of the Series A Notes or Series B Notes in connection with the exchange offer are being acquired by the holder and any beneficial owner(s) in the ordinary course of business of the holder and any beneficial owner(s),

  . the holder and each beneficial owner are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes,

  . the holder and each beneficial owner acknowledge and agree that (x) any person participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction with respect to the exchange notes acquired by such person and cannot rely on the position of the Staff of the SEC set forth in no-action letters that are discussed herein under "--Resale of the Exchange Notes; Plan of Distribution," and (y) any broker-dealer that receives exchange notes for its own account in exchange for Series A Notes or Series B Notes pursuant to the exchange offer must deliver a prospectus in connection with any resale of such exchange notes, but by so acknowledging, the holder shall not be deemed to admit that, by delivering a prospectus, it is an "underwriter" within the meaning of the Securities Act,

  . neither the holder nor any beneficial owner is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, and

  . the holder and each beneficial owner understands, that a secondary resale transaction described in the third bullet above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the SEC.

   Each broker-dealer that receives exchange notes for its own account in exchange for Series A Notes or Series B Notes, where such notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "--Resale of the Exchange Notes; Plan of Distribution."

Withdrawal of Tenders

   Except as otherwise provided herein, you may withdraw the tender of your Series A Notes or Series B Notes at any time prior to the expiration date. To withdraw your tender of Series A Notes and/or Series B Notes in the exchange offer, you must deliver a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth herein prior to the expiration date. Any such notice of withdrawal must:

  . specify the name of the person having deposited the Series A Notes or Series B Notes to be withdrawn;

  . identify the Series A Notes and/or Series B Notes to be withdrawn (including the certificate number or numbers and principal amount of such Series A Notes and/or Series B Notes); and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such Series A Notes or Series B Notes were tendered (including any required signature guarantees).

   All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us in our sole discretion, whose determination shall be final and binding on all parties. Any Series A Notes and/or Series B Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the Series A Notes and/or Series B Notes so withdrawn are validly retendered. Properly withdrawn Series A Notes and/or Series B Notes may be retendered by following one of the procedures described above under "The Exchange Offer--Procedures for Tendering" at any time prior to the expiration date.

Conditions to Exchange Offer

   Notwithstanding any other term of the exchange offer, we shall not be required to accept any Series A Notes or Series B Notes for exchange, and may terminate or amend the exchange offer as provided herein before the acceptance of such Series A Notes or Series B Notes, if:

  . any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair our contemplated benefits of the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

  . any change, or any development involving a prospective change, in our business or financial affairs or any of its subsidiaries has occurred which, in our reasonable judgment, might materially impair the contemplated benefits of the exchange offer to us; or

  . any law, statute, rule or regulation is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

  . any governmental approval has not been obtained, which our approval shall, in its reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

   If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  . refuse to accept any Series A Notes or Series B Notes and return all tendered Series A Notes or Series B Notes to the tendering holders;

  . extend the exchange offer and retain all Series A Notes or Series B Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such Series A Notes and Series B Notes; or

  . waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered Series A Notes and Series B Notes that have not validly been withdrawn.

If such waiver constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that we will distribute to the registered holders of the Series A Notes and Series B Notes, and we will extend the exchange offer for a period of 5 to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such 5 to 10 business day period.

Accounting Treatment

   We will record the exchange notes at the carrying value of the Series A Notes and Series B Notes and we will not recognize any gain or loss for accounting purposes. We will amortize the expenses of the exchange offer over the term of the exchange notes.

Exchange Agent

   We have appointed The Bank of New York to act as exchange agent of the exchange offer. You should direct to any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guarantee delivery to the exchange agent addressed as follows:

                              The Bank of New York
                          101 Barclay Street, 21 West
                         ATTN: Corporate Trust Officer
                            New York, New York 10286
                                (212) [       ].

Fees and Expenses

   We will pay all fees and expenses associated with the solicitation of the Series A Notes and Series B Notes in connection with the exchange offer. We will conduct such solicitation by mail; however, we may also conduct our solicitation by telegraph, telephone or in person by our officers and regular employees and affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

   We will pay the expenses incurred in connection with the exchange offer and
we estimate such expenses in the aggregate will be approximately $[        ].
Such expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees and printing costs, among others.

   We will pay all transfer taxes, if any, applicable to the exchange of Series A Notes and Series B Notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Series A Notes and Series B Notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                                USE OF PROCEEDS

   The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes offered by this prospectus. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange Series A Notes and Series B Notes in like principal amount, the form and terms of which are the same as the form and terms of the exchange notes, except as otherwise described herein under "The Exchange Offer--Terms of the Exchange Offer." The Series A Notes and the Series B Notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase in our debt.

                                 CAPITALIZATION

   The following table sets forth the capitalization as of March 31, 2001 for Mission Resources on a pro forma basis giving effect to the merger of Bellwether with Bargo and as adjusted to reflect the issuance of and the application of the net proceeds from the Series B Notes.

   You should read the information below in conjunction with the financial statements and related notes incorporated by reference into this prospectus.

                                                   As of March 31, 2001
                                            -----------------------------------
                                            Mission Resources Mission Resources
                                                Pro Forma        as Adjusted
                                            ----------------- -----------------
   Cash and cash equivalents..............      $  9,123          $ 10,998
                                                ========          ========
   Long-term debt:
     Credit facility(1)...................      $151,216          $ 27,912
     10 7/8% senior subordinated notes due
      2007(2)..................................  100,000           226,875
                                                --------          --------
       Total long-term debt...............      $251,216           254,787
                                                --------          --------
   Stockholders' equity...................       130,521           130,521
                                                --------          --------
   Total capitalization...................      $381,737          $385,308
                                                ========          ========

--------
(1) As of March 31, 2001, the borrowing base under our credit facility was $147.5 million. After the application of the net proceeds from the offering of the Series B Notes, approximately $111.5 million is currently available for future borrowings.
(2) Includes $1.9 million of an unamortized bond premium.

                            BUSINESS AND PROPERTIES

General

   Mission Resources is an independent oil and gas company created by the merger of Bargo Energy Company with and into Bellwether Exploration Company, which was consummated on May 16, 2001. Our primary areas include: the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico. We will acquire, exploit and develop oil and gas properties primarily in these growth areas and in new areas in North America. Our property base combines Bargo's long reserve life oil properties in West Texas with Bellwether's high deliverability gas producing properties in the Gulf Coast and the Gulf of Mexico. As of December 31, 2000, we had pro forma estimated proved reserves of
78.5 MMBOE, with a discounted pre-tax value of $1.1 billion. Our pro forma reserves are 80% proved developed, split between 68% oil and 32% gas, with average production of 23,000 barrels of oil equivalent per day as of March 2001. For the year ended December 31, 2000 and the quarter ended March 31, 2001, we generated pro forma revenue of $226.3 million and $62.9 million, respectively, and earnings before interest, taxes, depreciation, depletion and amortization, or EBITDA, of $128.2 million and $37.8 million, respectively.

Historical Acquisition and Divestiture Activities

   Bellwether and Bargo have completed a number of oil and gas property acquisitions and divestitures during the past two years. Both companies have acquired properties to expand their operating areas, increase production, and provide increased opportunities to develop proved reserves. Bellwether acquired a total of 6.9 MMBOE, consisting of 1.3 MMBbl and 33.3 Bcf, of proved reserves in the United States in 1999, in two transactions. The properties acquired were in the Gulf of Mexico and southeastern New Mexico. Bargo acquired a total of
49.5 MMBOE, consisting of 43.0 MMBbl and 39.0 Bcf of proved reserves, in 1999 and 2000, net of reserves sold directly from and in conjunction with those acquisitions, all in the United States. The major acquisitions that Bargo completed in this period include a purchase of properties in the Permian Basin and other areas from Texaco and the East Texas field acquisition from Atlantic Richfield Oil Company. In total, Bellwether and Bargo incurred costs for proved and unproved property acquisitions in the United States in 1999 and 2000 of $35.7 million and $178.2 million, respectively.

   Since January 1, 2000, Bellwether and Bargo each sold properties that they deemed to be non-strategic. The high oil and gas prices during 2000 created a favorable market for such properties. These properties were sold to reduce outstanding debt and to redeploy capital to the development of other properties. By December 31, 2000, Bellwether sold approximately 6.4 MMBOE, or 17% of its beginning of the year reserves, for gross proceeds of approximately $49.0 million. Bellwether also sold 1.4 MMBOE of its proved reserves in 1999. In early 2001 Bargo sold 17.4 MMBOE of proved reserves associated with its Coles Levee California properties and also sold a number of its lower valued properties.

   Bellwether initiated an effort to expand into underdeveloped international regions in 1998. In late 1998 and 1999 Bellwether made investments in the Charapa oil field in Ecuador. In addition, in 2000 Bellwether took over operations at a second field in Ecuador, the Tiguino oil field. In May 2001, we sold our interests in both of these fields in exchange for $8.5 million and the purchaser's assumption of approximately $30.0 million of future capital commitments to develop these field. In addition, we retained a production payment in an exploratory prospect within the Charapo field. Other than our retained production payment interest, we do not currently plan to pursue any other opportunities outside North America.

Property Description

   We plan to focus our domestic exploration, development and acquisition activities primarily in the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico. In addition, we also own interests in other areas of the U.S.

 Permian Basin

   The following table shows our primary fields in the Permian Basin as of December 31, 2000 and the average daily production rate for the first quarter of 2001.

                                        Proved Reserves
                                      ----------------------
                                                              Average   Average Rate
                                       Oil     Gas    Total   Working   1st Qtr 2001
             Primary Field            (Mbls)  (MMcf)  (MBOE)  Interest   (BOE)/day
             -------------            ------  ------  ------  --------  ------------
   Waddell Ranch.....................  5,255   7,290   6,470       10%     1,221
   Levelland/Slaughter...............  6,108     743   6,232       15%     1,090
   Wasson............................  2,834   1,293   3,050       15%       693
   Other............................. 10,220  24,993  14,385  various      2,946
                                      ------  ------  ------               -----
     Total........................... 24,417  34,319  30,137               5,950
                                      ======  ======  ======               =====

   General. Our interest in the Permian region is comprised of three major fields and several other small fields/units. The major fields in this region are the Waddell Ranch, Levelland/Slaughter and Wasson fields. As of March 31, 2001, we owned interests in 3,697 wells in the Permian region. The majority of our production in this core area is from the San Andres, Tubb, Devonian and Ellenburger formations. Our management believes that additional production enhancement opportunities exist in the region through carbon dioxide injection, waterflood expansion and downspacing. We also believe that other future exploitation potential exists in the region through 3-D exploration and well stimulations and deepenings. During 2001 we intend to spend $5.8 million on exploration and development in the Permian region.

   Waddell Ranch Field. The Waddell Ranch field is in Crane County, Texas and has 1,290 producing wells. We own a 10% working interest in this field, which is operated by Burlington Resources. Our production from the Waddell Ranch field comes from several units, each of which produces from the San Andres formation. Possible enhanced recovery alternatives available to this field include carbon dioxide flooding, infill drilling, and waterfloods.

   Levelland/Slaughter Field. The Levelland/Slaughter field is in Hockley and Cochran Counties, Texas and has 1,389 producing wells. We own a 15% working interest in the field. Our interest in the field is comprised of several units, the largest being the Central Levelland, Southeast Levelland, and Mallet units. We own a 44.6% working (39.1% net revenue) interest in the Central Levelland unit, a 6.2% working (5.4% net revenue) interest in the Southeast Levelland unit and a 10.9% working (9.5% net revenue) interest in the Mallet unit. Oxy Permian is the operator of the Central Levelland and Southeast Levelland units, while ExxonMobil is the operator of the Mallet unit. Additional leases/units in the field include West RKM, Whirley, Smyer and East RKM. Each of these units in the Levelland/Slaughter field produces from the San Andres formation. Possible enhanced recovery alternatives available in this field include additional carbon dioxide flooding, infill drilling and waterfloods.

   Wasson Field. The Wasson field is in Yoakum, Terry, and Gaines Counties, Texas and has 303 producing wells. We own a 15% working interest in the Wasson field. Our interest in the field consists of several leases/units, including the Yoakum Wasson Clearfork, Brahaney, and Reeves units. We own a 15.4% working (13.4% net revenue) interest in the Yoakum Wasson Clearfork unit, which is operated by Occidental Permian Limited. We own a 36.8% working (31.7% net revenue) interest in the Brahaney unit in Yoakum County, Texas. Apache Corporation is the operator of this unit. We own a 10.1% working (7.7% net revenue) interest in the Reeves unit, operated by Devon SFS Operating, Inc. Geologically, the Wasson field is in the Midland Basin and produces from the San Andres formation. The San Andres formation in the Wasson field area has proven viable for carbon dioxide flooding. Additional possible enhanced recovery alternatives available to this field include infill drilling and waterflood conformance.

 Texas and Louisiana Gulf Coast

   The following table shows our primary fields in the Texas and Louisiana onshore Gulf Coast region as of December 31, 2000 and the average daily production rate for the first quarter of 2001.

                                        Proved Reserves
                                      ---------------------
                                                             Average   Average Rate
                                       Oil    Gas    Total   Working   1st Qtr 2001
             Primary Field            (Mbls) (MMcf)  (MBOE)  Interest   (BOE)/day
             -------------            -----  ------  ------  --------  ------------
   Bright Falcon.....................    22   5,825     993       45%       975
   Raccoon Bend...................... 2,900      --   2,900      100%       448
   Cross Creek.......................   390  14,396   2,789      100%       227
   Other............................. 1,993  43,385   9,224  various      3,718
                                      -----  ------  ------               -----
     Total........................... 5,305  63,606  15,906               5,368
                                      =====  ======  ======               =====

   General. Our interest in the Texas and Louisiana onshore Gulf Coast region encompasses three major fields and several other small fields. The major fields in the region are the Bright Falcon, Raccoon Bend and Cross Creek fields. As of March 31, 2001, we operated 190 producing wells in this region. The majority of our production in this core area is from the Upper Wilcox, Miocene, Frio and Yegua formations at depths between 3,000 and 14,000 feet. During 2001 we intend to spend $9.0 million on exploration and development in the Texas and Louisiana Gulf Coast region.

   Bright Falcon Field. The Bright Falcon Field is in Jackson County, Texas and has 5 producing wells. We own a 45% working interest in the field, which is operated by Cox & Perkins Exploration, Inc. Production is from geopressured Yegua sandstones at depths of 9,500 to 10,500 feet.

   Raccoon Bend Field. The Raccoon Bend field is in Austin and Waller Counties, Texas and has 77 producing wells. We own a 100% working interest in the Raccoon Bend field. A new 3-D seismic program has recently been acquired and is currently being interpreted. Since discovery of the field in 1920, there have been in excess of 400 wells drilled in the field of which 77 are actively producing, 12 are salt-water disposal and 77 are shut-in. Possible enhanced recovery alternatives available in this field include behind pipe zones, waterflooding certain reservoirs and identifying attic plays and undrilled traps.

   Cross Creek Field. The Cross Creek field is in Harris County, Texas and has 10 producing wells. We are the sole owner and operator of the Cross Creek field. The Cross Creek field produces from the geopressured upper Wilcox sandstones at a depth of 11,000 feet.

 Gulf of Mexico

   The following table shows our primary fields in the Gulf of Mexico as of December 31, 2000 and the average daily production rate for the first quarter of 2001.

                                       Proved Reserves
                                      --------------------
                                                            Average   Average Rate
                                       Oil    Gas    Total  Working   1st Qtr 2001
            Primary Field             (Mbls) (MMcf)  (MBOE) Interest   (BOE)/day
            -------------             -----  ------  -----  --------  ------------
Eugene Island Blk. 292...............   242   5,473  1,154       16%     1,432
Ship Shoal Blk. 246..................   208   3,602    808       15%     1,246
High Island Blk. A-552...............    54   3,625    658       23%       648
Other................................ 1,269  14,603  3,704  various      2,926
                                      -----  ------  -----               -----
  Total.............................. 1,773  27,303  6,324               6,252
                                      =====  ======  =====               =====

   General. Our interest in the offshore Gulf of Mexico encompasses three major fields and several other smaller fields. The major fields in the region are Eugene Island Block 292, Ship Shoal Block 246 and High

Island Block A-552. At March 31, 2001, we owned interests in 43 producing wells in the Gulf of Mexico. We may engage in further activities at our existing properties in this area through recompletions and new drilling based on the analysis of 3-D seismic data. The majority of our production in this area is from the Pleistocene and Pliocene formations. During 2001 we intend to spend $11.1 million on exploration and development in this region.

   Eugene Island Block 292. The Eugene Island Block 292 is located 90 miles off the coast of Louisiana and has 26 producing wells. We own a 15.6% working interest in Eugene Island Block 292. Samedan Oil Corporation is the block's primary operator. Our production from the Eugene Island Block 292 is generally in less than 250 feet of water. Production is generally from stacked pays on faulted structures.

   Ship Shoal Block 246. The Ship Shoal Block 246 is located 61 miles off the coast of Louisiana and has 14 producing wells. We own a 15.1% working interest in Ship Shoal Block 246. Dominion Exploration and Production is the block's operator. Our production from Ship Shoal Block 246 is generally in less than 160 feet of water and is generally from stacked pays on faulted structures.

   High Island Block A-552. The High Island Block A-552 is located 95 miles off the coast of Texas and has 3 producing wells. We operate this field and own a 23% working interest. The field is located in about 260 feet of water and production is from multiple pays on fault closures.

 Other

   In addition to our properties and operations in the Permian Basin, the Texas and Louisiana Gulf Coast and the Gulf of Mexico, we have interests in other areas of the U.S. Consistent with upgrading and focusing our property portfolio, we continually evaluate opportunities to redeploy capital from these non-core areas through decreased capital spending or monetization while, at the same time, identifying projects that can reduce our operating costs in these areas to improve cash flow generation to fund growth projects in our core areas.

   East Texas. Our interest in the East Texas region is comprised of working interests in the East Texas field, South Kilgore unit and Sand Flat/Hitts Lake field, located in Gregg, Rusk and Smith counties. We own 32,000 acres and have an average 90.0% working interest in 838 producing wells. This area contains approximately 14% of our total proved reserves, or 11.3 MMBOE. We are the primary operator of these fields. We have increased production in these fields by using waterfloods.

   Miscellaneous. In addition to the oil and gas properties described above, we have interests in numerous other fields in Texas, Oklahoma, California, Wyoming and Oregon. These fields contained proved reserves of 3,996 MBls of oil and 18,429 MMcf of gas as of December 31, 2000.

Gas Plants

   We own a 12% interest in the Snyder Gas Plant in West Texas, which has a throughput of approximately 15 MMcf/d. In addition, we have a 32% interest in the former Diamond M-Sharon Ridge Gas Plant which has been dismantled; however, the gas is being allocated to and processed at the Snyder Gas Plant pursuant to a processing arrangement. We own a 20% interest in the Point Pedernales Gas Plant in California, which has throughput of about 4 MMcf/d.

Oil and Gas Reserves

   Our pro forma estimated total proved oil and gas reserves at December 31, 2000 were 53.4 MMBbl of oil and NGLs and 150.8 Bcf of natural gas for a total of 78.5 MMBOE. On an equivalency basis, approximately 32% of our estimated total pro forma proved reserves were natural gas and approximately 80% of the reserves were developed at such date. The present value of pre-tax future net revenues at December 31, 2000, on a pro forma basis, was approximately $1.1 billion, using sales prices in effect on that date. We have not filed oil or gas reserve information with any foreign government or federal authority or agency that contain reserves materially different than those set forth herein.

   Mission Resources. The following table sets forth our pro forma oil and gas information as of December 31, 2000.

                              Pro Forma Proved Reserves as of December 31, 2000
                             ---------------------------------------------------
                              Oil &             Oil                   Percent of
                               NGL     Gas   Equivalent  PV-10 Value    PV-10
             Area            (MBbls) (MMcf)    (MBOE)   (in millions)   Value
             ----            ------- ------- ---------- ------------- ----------
   Permian Basin............ 24,417   34,319   30,137      $  302         27%
   Gulf Coast...............  5,305   63,606   15,906         370         33%
   Gulf of Mexico...........  1,773   27,303    6,324         205         18%
   Other(1)................. 21,885   25,581   26,148         236         22%
                             ------  -------   ------      ------        ---
                             53,380  150,809   78,515      $1,113        100%
                             ======  =======   ======      ======        ===

--------
(1) 30% of these reserves were related to our Ecuadorian interests, which we sold in May 2001.

   The above information with respect to oil and gas acquisition, exploration, development and production activities is based on estimates of year-end oil and gas reserve quantities and estimates of future development costs and production schedules. Reserve quantities and future production are based primarily upon reserve reports prepared by independent petroleum engineering firms, which are inherently imprecise and subject to substantial revision.

   Estimates of future net cash flows from proved reserves of gas, oil, condensate and natural gas liquids were made in accordance with Statement of Financial Accounting Standards No. 69, "Disclosures about Oil and Gas Producing Activities." The estimates are based on prices at year-end. Estimated future cash inflows are reduced by estimated future development and production costs based on year-end cost levels, assuming continuation of existing economic conditions, and by estimated future income tax expense. Tax expense is calculated by applying the existing statutory tax rates, including any known future changes, to the pre-tax net cash flows, less depreciation of the tax basis of the properties and depletion allowances applicable to the gas, oil, condensate and NGL production. The impact of the net operating loss is considered in calculation of tax expense. The results contained in these disclosures should not be construed to represent the fair market value of our oil and gas properties. A market value determination would include many additional factors including:

  . anticipated future increases or decreases in oil and gas prices and production and development costs;

  .   an allowance for return on investment;

  . the value of additional reserves, not considered proved at the present, which may be recovered as a result of further exploration and development activities; and

  .   other business risks.

Production and Production Costs

   The following table sets forth certain information regarding Bellwether's historical and our pro forma production volumes, revenue, average prices received and average production costs associated with the sale of oil and gas for the periods indicated. The following includes historical information relating to our Ecuador interests, which we sold in May 2001.

                                                              Pro Forma Mission
                                            Bellwether         Resources Year
                                     ------------------------       Ended
                                     Year Ended December 31,  December 31, 2000
                                     ------------------------ -----------------
                                      1998    1999     2000         2000
                                     ------- ------- -------- -----------------
Net Production Data:
  Oil (MBbl)........................   2,297   2,080    2,380        6,217
  Gas (MMcf)........................  21,302  18,965   20,478       22,929
  Oil Equivalent (MMBOE)............   5,847   5,241    5,793       10,039
Oil and Gas Sales ($ in thousands)
 (1)................................ $73,652 $68,264 $112,253     $218,978
Average Sales Prices (Unhedged):
  Oil ($ per Bbl)................... $ 11.75 $ 12.84 $  20.84     $  24.20
  Gas ($ per Mcf)...................    2.19    2.19     3.06         3.01
Costs ($ per BOE):
  Oil and gas operating expenses.... $  4.34 $  4.11 $   5.27     $   6.70
  General and administrative........    1.44    1.50     1.58         1.88
  Depreciation, depletion and
   amortization of oil and gas
   properties.......................    6.79    4.55     5.64         4.63

--------
(1) Oil and gas sales exclude results related to commodity price risk management activities reported separately.

 Geographic Production

   Our principal domestic production volumes during the year ended December 31, 2000, on a pro forma basis were as follows:

                                                       Oil & NGL   Gas    Total
                          Area                          (MBbls)  (MMcf)  (MBOE)
                          ----                         --------- ------  ------
   Permian Basin......................................   1,645    3,866   2,289
   Texas and Louisiana Gulf Coast.....................     672    6,868   1,817
   Gulf of Mexico.....................................     707    7,678   1,987
   Other..............................................   3,193    4,517   3,946
                                                         -----   ------  ------
                                                         6,217   22,929  10,039
                                                         =====   ======  ======

 Acreage

   The following table presents information regarding the combined developed and undeveloped lease acreage of Bellwether and Bargo as of December 31, 2000. Developed acreage refers to acreage within producing units and undeveloped acreage refers to acreage that has not been placed in producing units.

                                               Developed Acres Undeveloped Acres
                                               --------------- -----------------
                                                Gross    Net     Gross     Net
                                               ------- ------- --------- -------
Permian Basin................................. 262,023  57,672   884,709 301,931
Texas and Louisiana Gulf Coast................  86,642  33,632    24,191   8,835
Gulf of Mexico................................ 210,851  49,613    65,509   8,371
Other(1)...................................... 214,629 123,311    71,983  55,235
                                               ------- ------- --------- -------
  Total....................................... 774,145 264,228 1,046,392 374,372
                                               ======= ======= ========= =======

--------
   (1) In May 2001, we sold our interests in the Charapa and Tiguino fields in Ecuador.

 Drilling

   The following table sets forth the combined drilling activity of Bellwether and Bargo in 2000 and historical activities for Bellwether in 2000, 1999 and 1998:

                                       Exploratory Wells                             Development Wells
                         --------------------------------------------- ---------------------------------------------
                                 Gross                   Net                   Gross                   Net
                         ---------------------- ---------------------- ---------------------- ----------------------
                                     Dry                    Dry                    Dry                    Dry
                         Productive Holes Total Productive Holes Total Productive Holes Total Productive Holes Total
                         ---------- ----- ----- ---------- ----- ----- ---------- ----- ----- ---------- ----- -----
2000--Combined
Domestic................     7.0     6.0  13.0     4.0      2.0   6.0    114.0      --  114.0    22.5     5.4  27.9
Ecuador(1)..............      --      --    --      --       --    --      1.0     3.0    4.0     0.7     2.7   3.4
2000--Bellwether
Domestic................     7.0     6.0  13.0     4.0      2.0   6.0     46.0     8.0   54.0    15.0     2.7  17.7
Ecuador(1)..............      --      --    --      --       --    --      1.0     3.0    4.0     0.7     2.7   3.4
1999--Bellwether
Domestic................     8.0     4.0  12.0     3.8      2.0   5.8     13.0     2.0   15.0     4.4     0.1   4.5
1998--Bellwether
Domestic................    14.0     5.0  19.0     4.1      1.5   5.6     69.0     4.0   73.0     8.0     0.5   8.5

--------
(1) In May 2001, we sold our interests in the Charapa and Tiguino fields in Ecuador.

 Productive Wells

   The following table sets forth our pro forma gross and net interests in productive oil and gas wells as of December 31, 2000. Productive wells are defined as producing wells and wells capable of production. A "net well" is deemed to exist when the sum of fractional ownership working interests in gross wells equals one. The number of net wells is the sum of the fractional ownership of working interests owned directly by us in gross wells expressed as whole numbers and percentages thereof. All of our gas wells are located in the U.S.

                                                                     Gross  Net
                                                                     ----- -----
   Wells:
     Domestic....................................................... 4,888 1,395
     Ecuador (1)....................................................     7     5
   Gas Wells........................................................   715   170
                                                                     ----- -----
       Total........................................................ 5,610 1,570
                                                                     ===== =====

--------
(1) In May 2001, we sold our interests in the Charapa and Tuguino fields in Ecuador.

Customers and Marketing

   Our ability to market oil and gas from our wells depends upon numerous domestic and international factors beyond our control, including:

  .   the extent of domestic production and imports of oil and gas;

  .   the proximity of gas production to gas pipelines;

  .   the availability of capacity in such pipelines;

  .   the demand for oil and gas by utilities and other end users;

  .   the availability of alternate fuel sources;

  .   the effects of inclement weather;

  .   state, federal and international regulation of oil and gas production;
      and

  .   federal regulation of gas sold or transported in interstate commerce.

   No assurances can be given that we will be able to market all of the oil or gas that we produce or that we can obtain favorable prices for the oil and gas we produce. We may enter, from time to time, into crude oil and natural gas price swaps, floors, collars or other similar hedge transactions to reduce our exposure to price fluctuations.

   In view of the many uncertainties affecting the supply of and demand for oil, gas and refined petroleum products, we are unable to predict future oil and gas prices and demand or the overall effect such prices and demand will have on us. Our marketing of oil and gas can be affected by a number of factors, which are beyond our control, the exact effects of which cannot be accurately predicted.

   Substantially all of our U.S. oil and gas production is sold at market responsive pricing through marketing companies. We sold our Ecuadorian crude oil to Repsol-YPF in the year 2000. Our management does not believe that the loss of any single customer or contract would materially affect our business.

Competition

   The oil and gas industry is highly competitive. We encounter competition from other oil and gas companies in all areas of our operations, including in acquiring reserves and producing properties and in marketing our oil and gas. Many of these companies possess greater financial and other resources than we have. Competition for producing properties is affected by the amount of funds available to us, information available about a producing property and any standard we establish for the minimum projected return on investment. Supplies of alternate fuel sources are another source of competition.

Title to Properties

   We believe that the title to our oil and gas properties is good and defensible in accordance with standards generally accepted in the oil and gas industry, subject to such exceptions which, in our opinion, are not so material as to detract substantially from the use or value of such properties. Our properties are typically subject, in one degree or another, to one or more of the following:

  . royalties and other burdens and obligations, expressed or implied, under oil and gas leases;

  . overriding royalties and other burdens created by us or our predecessors in title;

  . a variety of contractual obligations (including, in some cases, development obligations) arising under operating agreements, farmout agreements, production sales contracts and other agreements that may affect the properties or their titles;

  . back-ins and reversionary interests existing under purchase agreements and leasehold assignments;

  . liens that arise in the normal course of operations, such as those for unpaid taxes, statutory liens securing obligations to unpaid suppliers and contractors and contractual liens under operating agreements;

  . pooling, unitization and communitization agreements, declarations and orders; and

  . easements, restrictions, rights-of-way and other matters that commonly affect property.

To the extent that such burdens and obligations affect our rights to production revenues, we have taken into account in calculating our interests and in estimating the size and value of our reserves. We believe that the burdens and obligations affecting our properties are conventional in the industry for the kind of properties that we own.

Other Properties

   Our headquarters is in Houston, Texas, in approximately 15,000 square feet of leased space.

Legal Proceedings

   On May 17, 2001 a rig leased by a contract operator engaged by us to drill a well collapsed, resulting in the death of two of the contract operator's employees and the serious injury of four others. To the extent the contract operator's insurance and indemnity of us are insufficient to pay damages, if any, resulting from this accident, we believe we are sufficiently covered by our insurance.

   On March 2, 2001, Bellwether and Bargo were named as defendants in Stallion Energy, Inc. v. Bargo Energy Company and Bellwether Exploration Company, Cause No. 34,523, in the 84th Judicial District Court of Hutchinson County, Texas, in connection with a proposed sale of certain of Bargo's assets for approximately $9.75 million. In April 2001, the complaint was dismissed without prejudice, and Stallion and Bargo agreed to negotiate in good faith the terms of a purchase and sale agreement relating to certain of Bargo's properties. On July 6, 2001, we sold the properties to Stallion, with the sale being effective February 1, 2001.

   In addition, we are a party to various routine legal proceedings that are incidental to our business activities. Mission Resources insures against the risk of these proceedings to the extent we deem prudent, but we can offer no assurance that the type or value of this insurance will meet the liabilities that may arise from any pending or future legal proceedings related to our business activities. We do not, however, believe the pending legal proceedings, individually or taken together, will have a material adverse effect on our results of operations or financial condition.

Insurance

   We believe that we maintain insurance coverage that is adequate for the risks involved in our business. There is, however, always a risk that our insurance may be insufficient to cover any or all losses. For example, while we maintain product liability insurance, this type of insurance is limited in coverage and it is possible that an adverse claim could arise that exceeds our coverage. Further, insurance rates have been subject to wide fluctuation and changes in coverage could result in cost increases or higher deductibles and retentions.

   We do not maintain political risk insurance (generally designed to cover expropriation and nationalization exposure), but do maintain an all-risk property insurance that covers losses from insurrection, civil commotion and uprising.

   The Oil Pollution Act imposes ongoing requirements on a responsible party, including proof of financial responsibility to cover at least some costs in a potential spill. The Act requires owners and operators of offshore facilities that have a worst case oil spill potential of more than 1,000 barrels to demonstrate financial responsibility in amounts ranging from $10.0 million in specified state waters and $35.0 million in federal waters, with higher amounts, up to $150.0 million based upon worst case oil spill discharge volume calculations. We believe that we currently have established adequate proof of financial responsibility for our offshore facilities.

Employees

   We have 37 full-time employees, all of whom are associated with our oil and gas activities. We also contract with various independent contractors for accounting, engineering, land research and fieldwork. We believe that our relationship with our employees is satisfactory.

Regulation

 General

   Domestic development, production and transportation of oil and gas are extensively regulated at both the federal and state levels. Legislation affecting the oil and gas industry is under constant review for amendment, frequently increasing the regulatory burden on the industry. Also, numerous departments and agencies, both federal and state, have issued rules and regulations binding on the oil and gas industry and our individual members, compliance with which can increase the cost of operations and some of which carry substantial penalties for noncompliance. The following discussion of oil and gas industry regulation is summary in nature and is not intended to cover all regulatory matters that could affect us.

 State Regulation

   State statutes and regulations require permits for drilling operations and construction of gathering lines, as well as drilling bonds and reports concerning operations, often creating delays in drilling, completing new wells and connecting completed wells. Texas and other states in which we conduct operations also have statutes and regulations governing conservation matters, including regulating the size of drilling and spacing or proration units, the density of wells that may be drilled and the unitization or pooling of oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibit the venting or flaring of gas and impose certain requirements on the ratability of production. Certain existing statutes or regulations may set limits below the rates at which oil and gas is currently produced from wells in which we own an interest.

 Federal Regulation

   Since the lifting of federal price controls in 1981, the prices at which sales of crude oil, condensate and natural gas liquids can be made are no longer regulated. Since January 1, 1993, the prices at which producers such as us could sell their natural gas production are no longer regulated. The Federal Energy Regulatory Commission continues to retain certain jurisdiction over transportation and sale of natural gas and other natural resources. Although there is no current price control legislation pending before Congress it is possible that in the future Congress may pass laws and/or FERC could issue regulations which would regulate the prices which we and other producers could receive for their production.

   Commencing in the mid-1980s, FERC promulgated several orders designed to enhance competition in natural gas markets by requiring that access to the interstate transportation facilities necessary to reach those markets be provided on an open nondiscriminatory basis. FERC has also adopted regulations intended to make intrastate natural gas transportation accessible to gas buyers and sellers on an open nondiscriminatory basis through procedures under which intrastate pipelines may participate in certain interstate activities without becoming subject to FERC's full NGPA jurisdiction. These orders have had a profound influence upon natural gas markets in the United States and, among other things, have fostered the development of a large short term or spot market for gas. The most significant of these orders is Order 636.

   FERC issued Order 636 in April 1992 to require further restructuring of the sales and transportation services provided by interstate pipelines that perform open access transportation. The changes were intended to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that put gas sellers into more direct contractual relations with gas buyers.

   The Energy Policy Act of 1992 was enacted to promote vehicle fuel efficiency and the fuel efficiency and the development of renewable energy sources such as hydroelectric, solar, wind and geothermal energy. Other provisions of the Energy Policy Act include initiatives for reducing restrictions on certain natural gas imports and exports and for expanding and deregulating natural gas markets. While these provisions could have a positive impact on our natural gas sales on a long-term basis, any positive impact could be offset by measures promoting the use of alternative energy sources other than natural gas. To date, the impact of the Energy Policy Act on Bellwether and Bargo has not been material.

   The increasing complexity of the energy regulatory environment has prompted many producers, including us, to rely on highly specialized experts to conduct their gas marketing operations. The need for these specialized services is expected to continue.

 Environmental Regulation

   Our activities are subject to various federal, state and local laws and regulations designed to protect the environment. Under these environmental laws, substantial sanctions may be imposed for noncompliance. Our management believes that it is in material compliance with current applicable environmental laws and regulations and that continued compliance, and potential sanctions for noncompliance will not have a material effect upon the capital expenditures, earnings or our competitive position with respect to our existing assets and operations.

   In addition to the possibility of sanctions for noncompliance, operation on our onshore properties may generally be liable for clean-up costs to the federal government for up to $50.0 million for each discharge of oil or hazardous substances under the Federal Clean Water Act, up to $350.0 million for each oil discharge under the Oil Pollution Act of 1990 and up to $50.0 million plus response costs for hazardous substance contamination under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (Superfund). Although no assurances can be made, we believe that, absent the occurrence of an extraordinary event, we are not likely to incur costs under existing federal, state and local laws, rules and regulations regulating the release of materials in the environment that would have a material effect upon our capital expenditures, earnings or competitive position with respect to our existing assets and operations. We cannot predict what effect additional regulation or legislation and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from our operations could have on our activities.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth the names, ages and titles of our directors and executive officers.

          Name           Age                        Position
          ----           --- -------------------------------------------------------
Douglas G. Manner(1)....  45 Chairman of Board, Chief Executive Officer and Director
Jonathan M.
 Clarkson(1)............  50 President, Chief Financial Officer and Director
Daniel P. Foley.........  46 Senior Vice President-Corporate Finance
Joseph G. Nicknish......  39 Senior Vice President-Operations and Exploitation
Kent A. Williamson......  45 Senior Vice President-Planning and Exploration
Judy Ley Allen(2)(3)....  61 Director
J. P. Bryan(1)..........  61 Director
Tim J. Goff(1)(3).......  42 Director
Habib Kairouz(3)........  34 Director
D. Martin
 Phillips(1)(2).........  47 Director

--------
(1) Member of Executive/Merger and Acquisitions Committee
(2) Member of Audit Committee
(3) Member of Compensation Committee

   Set forth below is a brief description of the business experience of our directors and executive officers.

   Douglas G. Manner is our Chairman of the Board and Chief Executive Officer. From May 2000 until the consummation of the merger, Mr. Manner also served as Bellwether's President and Chief Executive Officer. Prior to joining Bellwether, Mr. Manner served as Vice President and Chief Operating Officer at Gulf Canada Resources. His career began as an Operations Reservoir Engineer at Amoco Production Company where he later became District Manager. In 1981, Mr. Manner joined Ryder Scott Petroleum Engineers as a Consulting Reservoir Engineer and in 1995, as Senior Vice-President, he opened and established a branch office in Calgary which increased four-fold under his supervision by 1997. Mr. Manner graduated from Rice University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

   Jonathan M. Clarkson is our President and Chief Financial Officer and is a member of our board of directors. Prior to his appointment to our board of directors and employment with us, Mr. Clarkson served as President, Chief Operating Officer and director of Bargo from September 1999. Mr. Clarkson has over 20 years of oil and gas industry experience. Prior to joining Bargo, Mr. Clarkson was the Executive Vice President and Chief Financial Officer of Ocean Energy, Inc., a large independent exploration and production company. He had served as Senior Vice President and Chief Financial Officer since October 1989 and from May 1987 to September 1989, Mr. Clarkson was Ocean's Vice President and Treasurer. Prior to joining Ocean, Mr. Clarkson served as Senior Vice President of InterFirst Bank, Dallas, managing commercial lending functions in the Energy and U.S. Corporate Divisions. Mr. Clarkson received a bachelor of science in economics from Southern Methodist University and a master of management degree (M.B.A.) in finance and accounting from the J.L. Kellogg Graduate School of Management-Northwestern University.

   Daniel P. Foley serves as our Senior Vice President-Corporate Finance. Mr. Foley joined Bellwether as its Senior Vice President-Corporate Finance in February 2001. Mr. Foley has over 20 years of experience in the oil and gas industry. Prior to joining Bellwether, Mr. Foley served as Director-Global Energy Corporate Finance at Arthur Andersen LLP, an international accounting and auditing firm, since September 1998, where he was a leader of professional teams providing financial advisory services to clients regarding corporate mergers and acquisitions, property sales, restructurings, and equity placements. From September 1987 to July 1998, Mr. Foley was employed at Ocean Energy, Inc., an independent exploration and production company, and a predecessor of Ocean Energy, United Meridian Corp. At those companies Mr.
Foley served in a number of
capacities, including Vice President and Group Manager-Capital and Planning at United Meridian and ending as Vice President-International Finance at Ocean Energy, Inc. Mr. Foley holds a B.S. and an M.S. in Engineering from Rice University and an M.B.A. from the University of Pennsylvania-The Wharton School.
   Joseph G. Nicknish serves as our Senior Vice President-Operations and Exploitation. Prior to his employment with us, Mr. Nicknish was employed as Vice President of Engineering of Bargo and its affiliates since December 1998. From March 1995 to December 1998, he was employed in various capacities with private companies that Mr. Goff formed and that were engaged in oil and gas exploration and production. Prior to that he was Vice President of Operations for Sue-Ann Oil and Gas in Victoria, Texas and a petroleum engineer for Cameron Engineering, Inc. in Houston, Texas. Mr. Nicknish holds a B.S. in Petroleum Engineering from Texas A & M University.

   Kent A. Williamson serves as our Senior Vice President-Planning and Exploration. Mr. Williamson joined Bellwether in January 2001 as its Senior Vice President-Engineering. Mr. Williamson has been a petroleum engineer since 1977 and came to Bellwether after a 19 year career with Ryder Scott Company, where upon his resignation he held the position of Director and Executive Vice President of Engineering. Prior to joining Ryder Scott Company in 1981, he was a reservoir engineer at Exxon Production Research Company. Mr. Williamson holds a B.S. degree and M.S. degree in chemical engineering from Rice University.

   Judy Ley Allen has been a Director of Bellwether since January 5, 2000 and continues in that same role with us. She has been a Co-Manager and Partner of The Fairways at Pole Creek Development, L.L.C., which is engaged in the development of a 27-hole, residential golf course community in Winter Park, Colorado, since 1996. In addition, she has been an Asset Manager for Allen Investments with significant investments in oil and gas, real estate, timberland and stocks and bonds since 1977. Ms. Allen currently serves as a board member of the Federal Reserve Bank of Dallas and on the Advisory Board of Governors for Rice University. Ms. Allen is involved in many civic activities including the Houston Ballet Foundation Board and the Houston Museum of Natural Science, where she serves as a Finance Committee member. Ms. Allen received her B.A. from Stanford University and an M.B.A. from Harvard Business School.

   J. P. Bryan has served on Bellwether's board of directors since June 2, 1997 and continues in that same role with us. From August 2, 1999 to May 2000, Mr. Bryan served as Bellwether's Chief Executive Officer. Mr. Bryan was Bellwether's Chairman of the Board from August 1999 to May 2000 and from August 31, 1987 to June 2, 1997, and Chief Executive Officer from June 30, 1994 to January 25, 1995 and from August 31, 1987 to March 6, 1988. From January 1995 to February 1998, Mr. Bryan was Chief Executive Officer of Gulf Canada Resources Limited. He was Chairman of the Board of Nuevo Energy Company from March 1990 to December 1997, and was Chief Executive Officer of Nuevo from March 1990 to January 1995. Mr. Bryan was also Chairman of the Board and Chief Executive Officer of Torch and its predecessor from January 1985 to May 1997 and, since October 1998, has served as the Senior Managing Director of Torch. Since May 2001 Mr. Bryan has served as chief executive officer of Torch. Mr. Bryan is also a member of the Board of Directors of AutoNation, Inc.

   Tim J. Goff was appointed to our board of directors upon the closing of the merger. Prior to his appointment to our board of directors, Mr. Goff served as Bargo's Chairman of the Board from August 1998 through the consummation of its merger with Bellwether, and served as Bargo's President and Chief Executive Officer from December 1998 until September 1999 when Jonathan M. Clarkson joined Bargo as President and Chief Operating Officer. Mr. Goff has over 19 years of oil and gas industry experience. Prior to his position with Bargo, Mr. Goff was Managing Principal and Chief Executive Officer of BEC Partnership, which was formed in 1993 to acquire oil and gas properties. In the five years he ran BEC Partnership, L.P., Mr. Goff acquired more than $100.0 million of oil and gas properties. Prior to forming BEC Partnership, Mr. Goff served as Vice President of Special Projects and Assistant to the Chairman of the Board and CEO of Torch Energy Advisors Incorporated. He holds a Bachelor of Business Administration Degree in Accounting from Central Arkansas University.

   Habib Kairouz has been a director of Bellwether since August 26, 1994. Mr. Kairouz serves in that same role with us. Mr. Kairouz is a Managing Director of Rho Management Company, Inc., an investment advisory firm, which serves as advisor to the principal investor of Alpine Investment Partners. Prior to joining Rho in 1993, Mr. Kairouz was employed for five years in investment banking at the firms of Jesup & Lamont Securities, Inc. and more recently, Reich & Co., Inc. Mr. Kairouz serves on the boards of directors of iVillage Inc. and a number of other privately held companies in the information technology and internet sectors. Mr. Kairouz received his B.S. and B.A. from Cornell University and an M.B.A. from Columbia University.

   D. Martin Phillips serves on our board of directors. Prior to his appointment to our board of directors, Mr. Phillips had been a director of Bargo since August 1998. Since November 1989, Mr. Phillips has been a Managing Director and principal of EnCap Investments L.L.C., which is a funds management and investment banking firm that focuses exclusively on the oil and gas industry. From 1978 to when he joined EnCap, Mr. Phillips served in various capacities ending as Senior Vice President in the Energy Banking Group of NCNB Texas National Bank in Dallas, Texas. He has over 20 years of experience in energy banking. Mr. Phillips also serves as a Director of Breitburn Energy Company LLC and 3TEC Energy Corporation and is past president and on the board of the Houston Producers' Forum. Mr. Phillips holds B.S. and M.B.A. degrees from Louisiana State University and has done post graduate work at the Stonier Graduate School of Banking at Rutgers University.

   All of our officers and directors are United States citizens, except Habib Kairouz, who is a citizen of Lebanon.

                              CERTAIN TRANSACTIONS

Relationship with Torch and Affiliates

 Master Services Agreement

   We are a party to a Master Services Agreement, dated October 1, 1999, and six specific contracts that require Torch to administer certain of our business activities. Torch primarily provides outsourcing services for clients in the energy industry with respect to acquiring, selling and operating oil and gas properties, including legal, financial and accounting services, and marketing oil and gas. In addition, Torch provides energy industry investment management and advisory services for public companies and private investors. We may terminate the Master Services Agreement upon 90 days prior written notice, subject to our payment of a fee based on the remaining terms of the contracts covered by the Master Services Agreement. The Master Services Agreement, however, remains in effect until all of the contracts are terminated. The contracts have initial terms ranging from two to five years. Torch may not terminate either the Master Services Agreement or the other contracts prior to the expiration of their initial terms.

   The Master Services Agreement, in conjunction with the related contracts, requires Torch to administer certain of our activities for a monthly fee. These services include providing us with oil and gas marketing, midstream asset management and accounting, legal, financial, information technology and risk management support.

   These Torch contracts have annual fees ranging from fixed amounts of $0.6 million to $3.0 million, plus fees for marketing oil and gas based upon percentages of production ranging from 1/2% to 2%, depending on the product. Prior to October 1, 1999, Bellwether was party to an Administrative Services Agreement that required Torch to administer certain of Bellwether's activities for monthly fees equal to (i) one-twelfth of 2% of the book value of its assets, excluding cash and cash equivalents, plus (ii) 2% of operating cash flows during such month, less 20% of operator's overhead charged on Torch operated properties. The fees paid to Torch under the prior Administrative Services Agreement and the current Master Services Agreement and related contracts for the year ended December 31, 2000 were $3.3 million and for the three months ended March 31, 2001 such fees were $933,800. We believe that the terms and fees under the Master Services Agreement and related contracts are comparable with those that could be negotiated with a third party in an arm's-length transaction and are fair to us.

   Under the Master Services Agreement, the monthly fee for administrative services does not apply to extraordinary investing and financing services that Torch may agree to provide to us upon our request. For such investing and financing services, we are required to pay Torch a fee on an hourly basis for Torch employees providing such services, certain overhead expenses with respect to such Torch employees, and any related expenses. Bellwether did not pay any fees for these services during the year ended December 31, 2000 or for the three month period ended March 31, 2001.

   We have agreed to indemnify Torch and its affiliates for liabilities they incur for actions taken under the Master Services Agreement and related contracts, other than acts of fraud, willful misconduct or gross negligence of Torch or its affiliates or any of their employees.

   A Special Committee of Bellwether's Board of Directors, led by Habib Kairouz who is not a Bellwether employee or an employee of Torch, was formed to monitor the negotiations led by Bellwether management related to entering into the Master Services Agreement and contracts. The Special Committee meets periodically to review Torch's performance under the Master Services Agreement and related contracts.

   Under the Master Services Agreement, we will have Torch administer accounting functions relating to the Bargo properties. Torch currently administers these accounting functions for Bargo as well as Bellwether. The effect of combining the Bargo properties into Bellwether is expected to reduce the fees we pay to the subsidiary of Torch by approximately $900,000 annually compared with the combined fees Bellwether and Bargo currently pay.

 Other Relationships with Torch

   A subsidiary of Torch markets a portion of the oil and natural gas production for certain properties in which we own an interest. For the year ended December 31, 2000 and the three month period ended March 31, 2001, Bellwether paid $563,369 and $136,000 respectively, in marketing fees to Torch.

   Torch began operating the Snyder Gas Plant in December 1993 pursuant to an operating agreement with Bellwether and other interest owners in the plant. The amount paid to Torch in connection with such operations during the year 2000 and during the three months ended March 31, 2001 was $96,339 and $27,400, respectively.

   Torch operates certain of our oil and gas interests. Bellwether is charged and Mission Resources will continue to be charged, on the same basis as other third parties, for all customary expenses and cost reimbursements associated with these activities. Torch's overhead charges to Bellwether for these activities (which are discounted by 20% from those overhead charges to third-parties) for the year ended December 31, 2000 and for the three months ended March 31, 2001, were $1.2 million and $200,000, respectively.

   Torch evaluates potential property acquisitions and conducts due diligence in conjunction with acquisitions at our request on a time and materials basis. Torch charged Bellwether $1.3 million for such activities in 2000 and $100,000 in the three months ended March 31, 2001.

   J.P. Bryan, one of our directors, is the Chief Executive Officer of Torch and owns 1,061,750 shares of common stock of Torch representing 23% of shares of Torch on a fully diluted basis. Roland Sledge, who is an employee of Torch and our general counsel, is also a managing director of Torch and owns 5% of the shares of Torch on a fully diluted basis.

Mining Ventures

   During fiscal year 1992, Bellwether acquired an average of 24.4% interest in three mining ventures from an unaffiliated person for $128,500. At the time of such acquisition, J.P. Bryan, who was then Bellwether's Chairman and Chief Executive Officer, his brother, Shelby Bryan, and Robert L. Gerry III, a director of Nuevo Energy Company, owned an average 21.5% interest in the mining venture. Bellwether's interest in the mining venture increased as it paid costs of the venture while the interest of the affiliated group decreased. On December 31, 1998, Bellwether impaired the value of the asset by $465,000, included in the impairment expense line of the Statement of Operations, leaving a $10,000 investment. The impairment was taken because Bellwether believed the venture did not have value above $10,000, without further investments that it did not anticipate would occur. In 1999, Bellwether invested $273,000 in the mining venture, based upon a third party assay showing economically mineable grades of several precious minerals, bringing its recorded investment to $283,000 as of December 31, 1999. During 2000, Bellwether invested $446,000 in the mining venture, bringing its recorded investment to $729,000 as of December 31, 2000 for a 40.7% interest. In 2001, the accumulated and current costs of the exploration stage of the mining venture were charged against income. The mining venture costs are expensed as incurred beginning January 2001.

Relationship with Gas Solutions, Ltd.

   During the years ended December 31, 2000 and 1999 and the three months ended March 31], 2001, Bargo incurred field operating fees of $661,000, $94,000 and $177,000 respectively, and reimbursed direct field expenses in the amount of $1.3 million, $163,000 and $378,000, respectively to Gas Solutions, Ltd., in which Tim J. Goff, who was Bargo's Chairman of the Board and who is currently a member of our Board of Directors, owns a significant interest. Fees and reimbursed expenses due to Gas Solutions, Ltd. by Bargo were $293,000, $199,000 and $191,000 at December 31, 2000, 1999 and March 31, 2001, respectively.

Relationship with BEC Partnership, L.P.

   As of March 31, 2001, BEC Partnership, which is engaged in the production of oil and gas and which is indirectly owned by Mr. Goff, who was Bargo's Chairman of the Board and who is currently a member of our Board of Directors, owed Bargo $29,000 for costs incurred on its behalf.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of July 1, 2001. The following table presents information on:

  .   each director;

  .   each named executive officer;

  .   each person that owns beneficially 5% or more of our common stock; and

  .   all our directors and executive officers as a group.

                                                                  Shares
                                                               Beneficially
                                                                 Owned (1)
                                                             -----------------
                Name of Beneficial Owner(1)                   Number   Percent
                ---------------------------                  --------- -------
Directors and Executive Officers:
  Douglas G. Manner (2).....................................   600,000   2.5%
  Jonathan M. Clarkson (3)..................................   279,430   1.2
  Daniel P. Foley (4).......................................    50,000     *
  Joseph G. Nicknish (5)....................................   149,373     *
  Kent Williamson (6).......................................   250,000   1.0
  Judy Ley Allen (7)........................................    60,000     *
  J.P. Bryan (8)............................................   791,497   3.3
  Tim J. Goff (9)........................................... 1,692,112   7.1
  Habib Kairouz (10)........................................   756,590   3.2
  D. Martin Phillips (11)................................... 1,649,874   6.9
Common Stock all directors and executive officers own as a
 group (10 persons) (12).................................... 6,278,876  24.5

5% Shareholders:
  Rho Management Partners, L.P. (13 )....................... 1,222,090   5.1
  EnCap Investments L.L.C. (14)............................. 1,629,874   6.8
  BACM I GP, LLC (15)....................................... 1,180,233   5.0

--------
  * Less than 1%.
 (1) As of July 1, 2001, there were 23,816,736 shares of our common stock outstanding.
 (2) Includes 600,000 shares of common stock issuable upon exercise of vested options.
 (3) Includes 100,000 shares of common stock issuable upon exercise of vested options.
 (4) Includes 50,000 shares of common stock issuable upon exercise of vested options.
 (5) Includes 50,000 shares of common stock issuable upon exercise of vested options.
 (6) Includes 250,000 shares of common stock issuable upon exercise of vested options.
 (7) Includes 30,000 shares of common stock issuable upon exercise of vested options.
 (8) Includes (i) 150,000 shares of common stock and a warrant to acquire 100,000 shares of common stock beneficially owned by Torch Energy Advisors Incorporated (the "Torch Shares") and (ii) 574,000 shares of common stock issuable upon exercise of vested options. Mr. Bryan disclaims beneficial ownership of the Torch Shares. Mr. Bryan is the Chief Executive Officer, and a holder of a 23% ownership interest on a fully diluted basis, of Torch Acquisition Company, Torch's parent corporation.
 (9) Includes 20,000 shares of common stock issuable upon exercise of vested options. Mr. Goff owns a 1% General Partner interest and a 47.5% limited partner interest in Goff Magnolia Partners Ltd., which holds 547,667 shares of common stock. Mr. Goff shares voting and investment power with TJG Investments, Ltd. with respect to 311,550 shares and jointly with BOC Operating Corporation ("BOC") with respect to 26,457 shares. Mr. Goff is the President of BOC which is the General Partner of BER Partnership L.P., which holds 15,782 shares. Mr. Goff has sole voting and investment power with respect to 806,435 shares.

(10) Includes 48,000 shares of common stock that Mr. Kairouz has the right to acquire upon exercise of options and (ii) 728,590 shares of common stock Alpine beneficially holds (see note (13)). Mr. Kairouz, as Managing Director of Rho Management Company, Inc., the investment advisor for Alpine, has shared voting and investment power with respect to these shares.
(11) Includes 20,000 shares of common stock issuable upon exercise of vested options. According to a Schedule 13D/A filed by Energy Capital Investment Company, PLC, EnCap Equity 1994, L.P., and certain of their affiliates on September 4, 1998, Mr. Phillips is not deemed to have beneficial ownership of any of the shares of common stock held by EnCap. Mr. Phillips is the Managing Director and principal of EnCap Investments, L.C. EnCap Investments L.C. is the general partner and investment advisor to: EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B L.P., BOCP Partners, L.P., Energy Capital Investment Co., PLC, and EnCap Equity 1994, L.P.
(12) Includes 1,848,000 shares of common stock issuable upon exercise of vested options and options that such persons have the right to exercise within 60 days.
(13) Based on a Schedule 13D/A filed with the Commission on November 12, 1999, by Rho Management Partners, L.P., Rho Management Trust III, Rho Management Trust IV, Alpine Investment Partners, XBF, Inc. and Joshua Ruch. With respect to these shares, Rho Management Partners, L.P. has sole voting and investment power over all shares, Rho Management Trust III has sole voting and investment power over 225,000 shares, Rho Management Trust IV has sole voting and investment power over 268,500 shares, Alpine Investment Partners has sole voting and investment power over 728,590 shares and Mr. Ruch has shared voting and investment power over all shares. The amount shown does not include 1,242 shares over which both Mr. Ruch and XBF, Inc. have sole voting and investment power and 25,000 shares held by Mr. Ruch individually. The address for all of the persons and entities described above, other than Rho Management Partners, L.P., is c/o Rho Management Company, Inc., 152 West 57th Street, New York, 10019. Rho Management Partners, L.P.'s address is 124 Dune Road, Quogue, New York, New York 11959.
(14) The address of EnCap Investments L.L.C. and each of the record holders described below is 1100 Louisiana, Suite 3150, Houston, Texas 77002. EnCap Investments L.L.C. is (i) the general partner of EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., and EnCap Equity 1994 Limited Partnership, (ii) the manager of BOCP Energy Partners, L.P., and
     (iii) investment advisor to Energy Capital Investment Company, PLC. These entities will hold of record the following number of shares of Mission Resources common stock: (a) EnCap Energy Capital Fund III, L.P. holds 501,351 shares; (b) EnCap Energy Capital Fund III-B, L.P. holds 279,172 shares; (c) BOCP Energy Partners, L.P. holds 122,675 shares; (d) Energy Capital Investment Company PLC holds 394,429 shares; and (e) EnCap Equity 1994 Limited Partnership holds 232,248 shares. As exercised through their general partner EnCap Investments L.L.C., each of EnCap Energy Capital Fund III, L.P., EnCap Energy Capital Fund III-B, L.P., and EnCap Equity 1994 Limited Partnership have sole voting and investment power with respect to the shares held by Energy Capital Investment Company PLC. By virtue of a management agreement, BOCP Energy Partners, L.P. and EnCap Investments L.L.C. share voting and investment power with respect to the shares held by BOCP Energy Partners, L.P. The sole member of EnCap Investments L.L.C. is El Paso Merchant Energy Holding Company. The controlling person of El Paso Merchant Energy Holding Company is El Paso Corporation. The address of El Paso Corporation and El Paso Merchant Energy Holding Company is 1100 Louisiana, Houston, Texas 77002. Both EnCap Investments L.L.C., El Paso Merchant Energy Holding Company, and El Paso Corporation disclaim any beneficial ownership of shares owned by the above entities.
(15) BACM I GP, LLC is the general partner of BancAmerica Capital Management I, L.P., which is the sole member of BancAmerica Capital Management SBIC I, LLC, which is the general partner of BancAmerica Capital Investors SBIC I, L.P., the record holder of such shares. The address for each entity is 100 North Tryon Street, 25th Floor, Charlotte, North Carolina 90067.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Credit Facility

   We entered into a new $200.0 million revolving credit facility simultaneously with the closing of our merger with Bargo. The credit facility currently provides for a borrowing base of $162.5 million that will be reviewed every six months and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors, and matures in May 2004. Additionally, the credit facility contains a $20.0 million sub-limit on letters of credit. The Chase Manhattan Bank and BNP Paribas are acting as co-agents to the credit facility.

   Amounts borrowed under this credit facility bear an annual interest rate, at our election, equal to either:

  .   the Eurodollar rate, plus from 1.5% to 2.5%; or

  . the greater of (1) the prime rate, as determined by Chase Manhattan Bank, or (2) the federal funds rate plus 0.5%, plus a maximum of 1.0%.

   The amount of interest payable on outstanding borrowings is based on (1) the utilization rate as a percentage of the total amount of funds borrowed under the credit facility to the borrowing base and (2) our long term debt rating.

   Commitment fees and letter of credit fees under the credit facility are based on our utilization rate and long term debt rating. Commitment fees range from 0% to 0.5% of the unused portion of the credit facility. Letter of credit fees range from 0% to 2.5% of the unused portion of the $20.0 million letter of credit sub-facility.

   Our material domestic subsidiaries (those with assets over $1.0 million) guarantee our payment of borrowings under the credit facility. Additionally, to secure our borrowing, we pledged 100% of the shares of stock of our material domestic subsidiaries and 65% of the shares of stock of our foreign subsidiaries and gave mortgages covering 80% of the total present value of our domestic oil and gas properties.

   The credit facility contains negative covenants that limit our ability as well as the ability of our material domestic subsidiaries, among other things, to:

  .   incur additional debt;

  .   pay dividends on stock, redeem stock or redeem subordinated debt;

  .   make investments;

  . create liens in favor of senior subordinated debt and subordinated debt;

  .   sell assets;

  .   sell capital stock of subsidiaries;

  .   guarantee other indebtedness;

  .   enter into agreements that restrict dividends from subsidiaries;

  .   merge or consolidate; and

  .   enter into transactions with affiliates.

   In addition, the credit facility requires us to maintain:

  . a ratio of earnings before interest, depreciation, depletion, amortization, and income taxes to net interest expense, or EBITDA, of at least 2.5 to 1.0;

  . an asset coverage ratio (which includes availability) of at least 1.0 to 1.0; and

  .   a ratio of total debt to EBITDA of no more than 3.5 to 1.0.

Existing 10 7/8% Senior Subordinated Notes

   In April 1997, Bellwether issued $100.0 million aggregate face value of 10 7/8% senior subordinated notes due 2007 to partially finance our acquisition of oil and gas properties. In May 2001, we issued in a private placement $125.0 million aggregate face value of 10 7/8% senior subordinated notes due 2007 Series B to pay down a portion of our outstanding borrowings under our credit facility incurred in connection with the merger with Bargo. Both series of notes rank equally with and contain terms substantially identical to the exchange notes offered pursuant to this prospectus.

                       DESCRIPTION OF THE EXCHANGE NOTES

General

   On May 29, 2001, Mission Resources issued the Series B Notes under an indenture (the "Indenture") among itself, its subsidiaries named in the Indenture as initial Subsidiary Guarantors, and The Bank of New York, as trustee (the "Trustee"). The exchange notes (the "Notes") will be issued under this Indenture. The Indenture contains substantially identical terms and provisions to those contained in the 1997 Indenture. The terms of the Notes include those expressly set forth in the Indentures and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

   The following description is intended to be a useful overview of the material provisions of the Notes and the Indenture. Since this description is only a summary, you should refer to the Indenture for a complete description of the obligations of the Company and your rights.

   You will find the definitions of capitalized terms used in this description under the heading "Certain Definitions." For purposes of this description, references to "the Company," "we" and "us" refer only to Mission Resources Corporation (or its predecessor, as applicable) and not to its subsidiaries.

Principal, Maturity and Interest

   The Notes:

  .   are general unsecured senior subordinated obligations of the Company;

  .   are limited in aggregate principal amount to $225.0 million;

  .   will mature on April 1, 2007;

  . will be issued in denominations of $1,000 and integral multiples of $1,000;

  . will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form;

  . rank equally in right of payment with the Series A Notes, the Series B Notes and all other existing and future Pari Passu Indebtedness of the Company;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company; and

  . are senior in right of payment to any existing and future Subordinated Indebtedness of the Company.

   Interest on the Notes:

  .   accrues at the rate of 10 7/8% per annum;

  . is payable semiannually in arrears on April 1 and October 1, commencing on April 1, 2002;

  . will be payable to the holders of record on the March 15 or September 15 immediately preceding the related interest payment date;

  . accrues from the date of issuance for the first interest payment date and from the most recent interest payment date for each interest payment date thereafter; and

  . is computed on the basis of a 360-day year comprised of twelve 30-day months.

   We will pay principal, premium, if any, and interest on the Notes and the Notes will be transferable, at the office or agency designated by us within the City and State of New York. In addition, in the event the Notes do not remain in book-entry form, we may pay interest, at our option, by check mailed to the registered holders of the Notes at their registered addresses as set forth in the Note Register. No service charge will be made for any transfer or exchange of Notes, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be payable in connection therewith.

Subordination

   The payment of the principal of, and premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indentures, to the prior payment in full of Senior Indebtedness, which will include borrowings under the Credit Facility, including Senior Indebtedness incurred after the date we first issue the Notes.

   In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relating to us or to our creditors, as such, or to our assets, or liquidation, dissolution or other winding-up, whether voluntary or involuntary and whether or not including insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshaling of our assets or liabilities, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or cash equivalents of all amounts due on or in respect of all Senior Indebtedness, before the holders of Notes will be entitled to receive any direct or indirect payment or distribution of any kind or character (other than any payment or distribution in the form of Permitted Junior Securities or from the trust described below under "--Legal Defeasance and Covenant Defeasance") on account of principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of the Notes (including pursuant to an optional redemption, a Change of Control Offer or a Net Proceeds Offer). However, our consolidation or merger or our liquidation or dissolution following the conveyance, transfer, lease or other disposition of all or substantially all of our properties and assets and our Restricted Subsidiaries on a consolidated basis upon the terms and conditions described under "--Merger, Consolidation or Sale of Assets" below shall not be deemed an insolvency or liquidation proceeding requiring the repayment of all of the Senior Indebtedness in full in cash or cash equivalents as a prerequisite to any payments being made to holders of Notes for the purposes of the subordination provisions of the Indenture.

   In the event that, notwithstanding the above, the Trustee or the holder of any Note receives any payment or distribution of properties or assets of the Company of any kind or character, whether in cash, property or securities, by set-off or otherwise, in respect of principal of (or premium, if any, on) or interest on the Notes before all Senior Indebtedness is paid or provided for in full, then the Trustee or the holders of Notes receiving any such payment or distribution (other than a payment or distribution in the form of Permitted Junior Securities) will be required to pay or deliver such payment or distribution forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other Person making payment or distribution of assets of the Company for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full.

   The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities or from the trust described below under "--Legal Defeasance and Covenant Defeasance") on account of principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes upon the occurrence of a Payment Event of Default and receipt by the Trustee of written notice thereof until the Payment Event of Default has been cured or waived or ceased to exist or the Senior Indebtedness shall have been paid in full or otherwise discharged, after which the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

   The Company also may not make any payment or distribution of any properties or assets of the Company of any kind or character (other than Permitted Junior Securities or from the trust described below under "--Legal Defeasance and Covenant Defeasance") on account of any principal of (or premium, if any, on) or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes for the period specified below ("Payment Blockage Period") upon the occurrence of a Non-Payment Event of Default and receipt by the Trustee and the Company of written notice thereof from one or more of the holders of Specified

Senior Indebtedness (or their representative). The Payment Blockage Period will commence upon the earlier of the dates of receipt by the Trustee or the Company of such notice from one of more of the holders of Specified Senior Indebtedness (or their representative) and shall end on the earliest of:

  (1) 179 days thereafter,

  (2) the date, as set forth in a written notice from the holders of the Specified Senior Indebtedness, (or their representative) to the Company or the Trustee, on which such Non-Payment Event of Default is cured, waived in writing or ceases to exist or such Specified Senior Indebtedness is discharged or

  (3) the date on which such Payment Blockage Period shall have been terminated by written notice to the Company or the Trustee from one or more of such holders (or their representative) initiating such Payment Blockage Period, after which the Company will resume (unless otherwise prohibited pursuant to the immediately preceding paragraph) making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days. No Non-Payment Event of Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee can be made the basis for a subsequent Payment Blockage Notice. In the event that, notwithstanding the foregoing, the Company makes any payment to the Trustee or the Holder of any Note prohibited by the subordination provisions of the Indenture, then such payment will be required to be paid over and delivered to the Company. If the Company fails to make any payment on the Notes when due or within any applicable grace period whether or not on account of the payment blockage provision described above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default and Remedies."

   As a result of the subordination provisions described above, in the event of a distribution of assets upon the liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.

   The Notes will be structurally subordinated to all existing and future liabilities of Subsidiaries of the Company other than the Subsidiary Guarantors. See "--Senior Subordinated Guarantees of Notes."

   At March 31, 2001, after giving pro forma effect to the merger and the application of the estimated net proceeds of this offering as described in "Use of Proceeds," the amount of Senior Indebtedness outstanding would have been approximately $27.9 million. See "Use of Proceeds" and "Capitalization." Although the Indenture will contain limitations on the amount of additional Indebtedness that the Company and our Subsidiaries may incur, the amounts of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness or Guarantor Senior Indebtedness. See "--Certain Covenants-- Incurrence of Indebtedness."

Senior Subordinated Guarantees of Notes

   Initially, Black Hawk Oil Company, Pan American Energy Finance Corp. and Bargo Petroleum Corporation are the only Subsidiary Guarantors; however, other Restricted Subsidiaries may in the future incur Subsidiary Guarantees of the Notes as described in this Description of the Notes. Each Subsidiary Guarantor will unconditionally guarantee, jointly and severally, to each holder of Notes and the Trustee the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of (and premium, if any, on) and interest on the Notes pursuant to its Subsidiary Guarantee. The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities (including, but not limited to, Guarantor Senior Indebtedness) of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

   Each Subsidiary Guarantor may consolidate with or merge into or sell or otherwise dispose of all or substantially all of its properties and assets to the Company or another Subsidiary Guarantor without limitation, except to the extent any such transaction is subject to the "Merger, Consolidation or Sale of Assets" covenant of the Indenture. Each Subsidiary Guarantor may consolidate with or merge into or sell all or substantially all of its properties and assets to a Person other than the Company or another Subsidiary Guarantor (whether or not Affiliated with the Subsidiary Guarantor). However:

  (1) if the surviving Person is not the Subsidiary Guarantor, the surviving Person must agree to assume the Subsidiary Guarantor's Subsidiary Guarantee and all its obligations pursuant to the Indenture (except to the extent the following paragraph would result in the release of such Subsidiary Guarantee) and

  (2) the transaction must not (a) violate any of the covenants described under the heading "--Certain Covenants" or (b) result in a Default or Event of Default immediately thereafter that is continuing.

   Upon the sale or other disposition (by merger or otherwise) of a Subsidiary Guarantor (or all or substantially all of its properties and assets) to a Person other than the Company or another Subsidiary Guarantor and pursuant to a transaction that is otherwise in compliance with the Indenture (including as described in the foregoing paragraph), such Subsidiary Guarantor shall be deemed released from its Subsidiary Guarantee and the related obligations set forth in the Indenture. However, any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure, other Indebtedness of the Company or any other Restricted Subsidiary shall also terminate upon such sale or other disposition. Each Subsidiary Guarantor that is designated as an Unrestricted Subsidiary in accordance with the Indenture shall be released from its Subsidiary Guarantee and related obligations set forth in the Indenture for so long as it remains an Unrestricted Subsidiary.

   The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee are subordinated to the prior payment in full of all Guarantor Senior Indebtedness of such Subsidiary Guarantor (including its guarantee of Indebtedness of the Company under the Credit Facility) to substantially the same extent as the Notes are subordinated to Senior Indebtedness. The Subsidiary Guarantees will be structurally subordinated to all existing and future liabilities of Subsidiaries of Subsidiary Guarantors that are not also Subsidiary Guarantors. At March 31, 2001, after giving pro forma effect to the merger and the application of the net proceeds from this offering as described in "Use of Proceeds," the aggregate principal amount of Guarantor Senior Indebtedness outstanding would have been approximately $27.9 million.

   Although the Indenture does not contain any requirement that any Subsidiary (other than the Subsidiaries that are party to the Indenture) execute and deliver a Subsidiary Guarantee, certain covenants described below require a future Restricted Subsidiary to execute and deliver a Subsidiary Guarantee prior to the guarantee of other Indebtedness. See "Certain Covenants-- Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

Optional Redemption

   The Notes will not be redeemable at the Company's option prior to April 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

      Year                                                            Percentage
      ----                                                            ----------
      2002...........................................................  105.4375%
      2003...........................................................  103.6250%
      2004...........................................................  101.8125%
      2005 and thereafter............................................  100.0000%

   If less than all the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon surrender of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

   We are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

 Change of Control

   Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral part thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest (the "Change of Control Purchase Price") to the date of purchase (the "Change of Control Payment Date"). Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indentures and described in such notice. The Change of Control Payment Date shall be a Business Day not less than 30 days nor more than 60 days after such notice is mailed. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Change of Control Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described in this prospectus by virtue thereof.

   On the Change of Control Payment Date, the Company will, to the extent lawful:

  (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2) deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of all Notes or portions thereof so accepted; and

  (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

   The Paying Agent will promptly mail to each holder of Notes so accepted the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. However, each such new Note must be in a principal amount of $1,000 or an integral multiple thereof. The Indentures provide that, prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

   If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control Purchase Price for all of the Notes that might be delivered by the holders of Notes seeking to accept the Change of Control Offer. The Credit Facility provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes. The definition of Change of Control includes an event by which the Company sells, assigns, conveys, transfers or leases all or substantially all of its properties to any Person; the phrase "all or substantially all" is subject to applicable legal precedent and as a result in the future there may be uncertainty as to whether a Change of Control has occurred.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer at the same or a higher purchase price, at the same times and otherwise in substantial compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

 Asset Sales

   The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:

  (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets and properties sold or otherwise disposed of pursuant to the Asset Sale (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution);

  (2) at least 80% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, in respect of such Asset Sale consists of cash, Cash Equivalents or properties used in the Oil and Gas Business of the Company or its Restricted Subsidiaries; and

  (3) the Company delivers to the Trustee an Officers' Certificate which Officers' Certificate shall be conclusive certifying that such Asset Sale complies with the preceding clauses (1) and (2).

   The amount (without duplication) of any Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Company or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness, shall be deemed to be cash or Cash Equivalents for purposes of clause (2) above and shall also be deemed to constitute a repayment of, and a permanent reduction in, the amount of such Indebtedness for purposes of the following paragraph.

   If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company or such Restricted Subsidiary may either, no later than 365 days after such Asset Sale:

  . apply all or any of the Net Cash Proceeds therefrom to repay Indebtedness (other than Subordinated Indebtedness or Pari Passu Indebtedness) of the Company or any Restricted Subsidiary, provided in each case, that the related loan commitment (if any) is thereby permanently reduced by the amount of such Indebtedness so repaid, or

  . invest all or any part of the Net Cash Proceeds thereof in properties and assets that will be used in the Oil and Gas Business of the Company or its Restricted Subsidiaries, as the case may be.

   The amount of such Net Cash Proceeds not applied or invested as provided in this paragraph (after the period specified in this paragraph) will constitute "Excess Proceeds."

   When the aggregate amount of Excess Proceeds equals or exceeds $10.0 million, the Company shall make an offer to purchase, from all holders of the Notes and holders of any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Excess Proceeds as follows:

  . The Company will make an offer to purchase (a "Net Proceeds Offer") from all holders of the Notes in accordance with the procedures set forth in the Indentures the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and any such Pari Passu Indebtedness (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in the next bullet point) of all Notes tendered), and to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Excess Proceeds over the Payment Amount.

  . The offer price for the Notes shall be payable in cash in an amount equal to 100% of the aggregate principal amount of the Notes tendered pursuant to a Net Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Net Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indentures. If the aggregate Offered Price of Notes validly tendered and not withdrawn by holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. To the extent that the aggregate Offered Price of the Notes tendered pursuant to a Net Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting a "Net Proceeds Deficiency"), the Company may use such Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Restricted Payments" covenant.

  . Upon completion of such Net Proceeds Offer and Pari Passu Offer, the amount of Excess Proceeds shall be reset to zero.

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   The Company will not and will not permit any Restricted Subsidiary to enter into or suffer to exist any agreement that would place any restriction of any kind (other than pursuant to law or regulation) on the right of the Company to make a Net Proceeds Offer following any Asset Sale. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Net Proceeds Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations described above by virtue thereof.

Certain Covenants

 Incurrence of Indebtedness

   The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume, guarantee or otherwise become directly or indirectly liable for the payment of (collectively, "incur") any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness, unless (1) at the time of such event and after giving effect thereto on a pro forma basis the Company's Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to 2.5 to 1.0 and (2) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is incurred or would occur as a consequence of the incurrence of the additional Indebtedness.

 Restricted Payments

  (1) The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take the following actions:

    (a) declare or pay any dividend or make any distribution on account of the Company's Capital Stock (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

    (b) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such Capital Stock;

    (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Pari Passu Indebtedness or Subordinated Indebtedness, except (i) pursuant to a Pari Passu Offer or out of a Net Proceeds Deficiency in compliance with the "Asset Sales" covenant described above, or
        (ii) upon a Change of Control to the extent (and only to the extent) required by the indentures or other agreement or instrument pursuant to which such Pari Passu Indebtedness or Subordinated Indebtedness was issued, provided the Company is then in compliance with the "Change of Control" covenant described above;

    (d) declare or pay any dividend on, or make any distribution to the holders of, any shares of Capital Stock of any Restricted Subsidiary (other than payments made pro rata to all holders of such Capital Stock) or purchase, redeem or otherwise acquire or retire for value any Capital Stock of any Restricted Subsidiary or any options, warrants or other rights to acquire any such Capital Stock (other than with respect to any such Capital Stock held by the Company or any Wholly Owned Restricted Subsidiary of the Company); or

    (e) make any Investment (other than any Permitted Investment);

    (such payments or other actions described in (but not excluded from) clauses (a) through (e) are collectively referred to as "Restricted Payments"), unless at the time of and after giving effect to the

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    proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the amount determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution):

      (i) no Default or Event of Default shall have occurred and be continuing,

      (ii) the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the covenant described under "Incurrence of Indebtedness," and

      (iii) the aggregate amount of all Restricted Payments declared or made after the date of the 1997 Indenture shall not exceed the sum (without duplication) of the following:

              (A) 50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the month in which the 1997 Indenture was signed and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate Consolidated Net Income shall be a loss, minus 100% of such loss), plus

              (B) the aggregate net cash proceeds received after the date of the 1997 Indenture by the Company as capital contributions to the Company (other than from any Restricted Subsidiary), plus

              (C) the aggregate net cash proceeds received after the date of the 1997 Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company, plus

              (D) the aggregate net cash proceeds received after the date of the 1997 Indenture by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company, plus

              (E) the aggregate net cash proceeds received after the date of the 1997 Indenture by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of debt securities or shares of Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange, plus

              (F) to the extent not otherwise included in the Company's
                  Consolidated Net Income, an amount equal to the net reduction in any investment made by the Company and its Restricted Subsidiaries subsequent to the date of the 1997 Indenture in any Person resulting from (1) payments of interest on debt, dividends, repayments of loans or advances, or other transfers or distributions of property, in each case to the Company or any Restricted Subsidiary from any Person, and in an amount not to exceed the book value of such investment previously made in such Person that was treated as Restricted Payments, or (2) the designation of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in an amount not to exceed the lesser of (x) the book value of such investment previously made in such Unrestricted Subsidiary that was treated as Restricted Payments, and (y) the fair market value of such Unrestricted Subsidiary, plus

              (G) $10.0 million.

  (2) Notwithstanding paragraph (1) above, the Company and its Restricted Subsidiaries may take the following actions (so long as in the case of clauses (b), (c), (d) and (e) below no Default or Event of Default shall have occurred and be continuing):

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    (a) the payment of any dividend on any Capital Stock of the Company or any Restricted Subsidiary within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of paragraph (1) above (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of paragraph (1) above);

    (b) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (c) the repurchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness or Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

    (d) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Pari Passu Indebtedness or Subordinated Indebtedness in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Pari Passu Indebtedness or Subordinated Indebtedness so long as (i) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Pari Passu Indebtedness or Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing plus the amount of expenses of the Company incurred in connection with such refinancing, (ii) such new Indebtedness is pari passu with or subordinated to the Notes at least to the same extent as such Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (iii) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes; and

    (e) the purchase, redemption, repayment or other acquisition or retirement for value of the 1997 Notes, on a pro-rata basis with the Notes and any additional notes that we offer pursuant to the Indenture.

   The actions described in clauses (a) and (c) of this paragraph (2) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (2) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph (1) (provided that any dividend paid pursuant to clause (a) of this paragraph (2) shall reduce the amount that would otherwise be available under clause (iii) of paragraph (1) when declared, but not also when subsequently paid pursuant to such clause
(a)), and the actions described in clauses (b), (d) and (e) of this paragraph
(2) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (iii) of paragraph
(1). Further, the Company or any Restricted Subsidiary may make a Restricted Payment, if at the time the Company or any Restricted Subsidiary first incurred a commitment for such Restricted Payment such Restricted Payment could have been made in accordance with the Indentures; provided that all commitments incurred and outstanding shall be treated as if such commitments were Restricted Payments expended by the Company or a Restricted Subsidiary at the time the commitments were incurred, except that commitments incurred and outstanding which are treated as a Restricted Payment expended by the Company or a Restricted Subsidiary and which are terminated shall no

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

longer be treated as a Restricted Payment expended by the Company or a Restricted Subsidiary upon the termination of such commitment for such purposes; and provided further, that at the time such Restricted Payment is made no Default or Event of Default shall have occurred and be continuing and the Company could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) in accordance with the "Incurrence of Indebtedness" covenant.

 Transactions with Affiliates

   The Indentures provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless:

  (1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's length dealings with an unrelated third party;

  (2) with respect to a transaction or series of related transactions involving payments in excess of $1.0 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction complies with clause (1) above;

  (3) with respect to a transaction or series of transactions involving payments in excess of $5.0 million but less than $15.0 million in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause (1) above and (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company; and

  (4) with respect to a transaction or series of transactions involving payments of $15.0 million or more in the aggregate, the Company delivers an Officers' Certificate to the Trustee certifying that (a) such transaction or series of related transactions complies with clause
      (1) above, (b) such transaction or series of related transactions shall have been approved by a majority of the independent directors of the Board of Directors of the Company and (c) the Company shall have received the written opinion of a firm of investment bankers nationally recognized in the United States that such transaction or series of transactions is fair, from a financial point of view, to the Company or such Restricted Subsidiary; provided, however, that the foregoing restriction shall not apply to:

    . the provision of services and payments under the Master Services Agreement so long as such agreement (including any modifications thereof or amendments thereto entered into on or after the date of the Indenture) has been approved by a majority of the independent directors of the Board of Directors of the Company,

    . loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business and consistent with past practices of the Company and its Restricted Subsidiaries in an aggregate amount not to exceed $3.0 million outstanding at any one time,

    . the payment of reasonable and customary regular fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate,

    . the Company's employee compensation and other benefit arrangements, or

    . indemnities of officers and directors of the Company or any Subsidiary consistent with such Person's bylaws and applicable statutory provisions.

 Liens

   The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind, except for Permitted Liens,

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

upon any of their respective assets or properties, whether owned prior to or acquired after the date of the 1997 Indenture, or any income or profits therefrom to secure any Pari Passu Indebtedness or Subordinated Indebtedness, unless prior to or contemporaneously therewith the Notes are directly secured equally and ratably, provided that (1) if such secured Indebtedness is Pari Passu Indebtedness, the Lien securing such Pari Passu Indebtedness shall be subordinate and junior to, or pari passu with, the Lien securing the Notes and
(2) if such secured Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be subordinate and junior to the Lien securing the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes.

 Limitation on Guarantees of Indebtedness by Restricted Subsidiaries

   The Indentures provide that the Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor to guarantee the payment of any Indebtedness of the Company unless:

  . such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indentures providing for a Subsidiary Guarantee of the Notes by such Restricted Subsidiary, which Subsidiary Guarantee shall be subordinated to Guarantor Senior Indebtedness (but no other Indebtedness) to the same extent that the Notes are subordinated to Senior Indebtedness and with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes;

  . such Restricted Subsidiary waives and agrees not in any manner whatsoever to claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee until such time as the obligations guaranteed thereby are paid in full; and

  . such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that such Subsidiary Guarantee has been duly executed and authorized and constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph shall not be applicable to any guarantee by any Restricted Subsidiary that (1) existed at the time such Person became a Restricted Subsidiary of the Company and (2) was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the Company. Any Subsidiary Guarantee incurred by a Restricted Subsidiary shall be deemed released upon the release or discharge of the guarantee which resulted in the creation of such Subsidiary Guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.

 Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries

   The Indentures provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

  (1) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary;

  (2) pay any Indebtedness owed to the Company or any other Restricted
      Subsidiary;

  (3) make an Investment in the Company or any other Restricted Subsidiary;
      or

  (4) transfer any of its properties or assets to the Company or any other Restricted Subsidiary,

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

     except in each instance for such encumbrances or restrictions pursuant to:

    (a) the Indenture, the 1997 Indenture or the Credit Facility;

    (b) any other agreement in effect as of the date of this Indenture;

    (c) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any other Person, or the properties or assets or any other Person, other than the Person, or the property or assets of the Person, so acquired;

    (d) customary restrictions in leases and licenses relating to the property covered thereby and entered into in the ordinary course of business; or

    (e) any agreement that extends, renews, refinances or replaces the agreements containing the restrictions in the foregoing clauses (a) through (d);

provided that in the case of such agreements in clauses (b) through (d), the terms and conditions of any such restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement evidencing such Indebtedness so extended, renewed, refinanced or replaced, and except with respect to clause (4) only, (i) restrictions in the form of Liens which are not prohibited as described in the "Liens" covenant and which contain customary limitations on the transfer of collateral and (ii) customary restrictions contained in asset sale agreements limiting the transfer of such assets pending the closing of such sale.

 Limitation on Restrictive Covenants

   The Indentures provide that, notwithstanding any other provision of the Indentures, the restrictive covenants set forth in either Indenture, including, without limitation, those described under "--Restricted Payments," shall be and shall be deemed limited to the extent necessary so that the creation, existence and effectiveness of such restrictive covenants shall not result in a breach of the covenant of the 1997 Indenture relating to "Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries."

 Ownership of Capital Stock

   Each Indenture provides that the Company:

  (1) will not permit any Restricted Subsidiary to issue any Capital Stock (other than to the Company or a Restricted Subsidiary) and

  (2) will not permit any Person (other than the Company or a Restricted Subsidiary) to own any Capital Stock of any Restricted Subsidiary, except, in each case, for:

    (a) directors' qualifying shares;

    (b) Capital Stock of a Restricted Subsidiary organized in a foreign jurisdiction required to be issued to, or owned by, the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction;

    (c) a sale of Capital Stock of a Restricted Subsidiary effected in accordance with the "Asset Sales" and "Restricted Payments" covenants;

    (d) the issuance of Capital Stock by a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary which issuance was made in accordance with the "Asset Sales" and "Restricted Payments" covenants; and

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

    (e) the Capital Stock of a Restricted Subsidiary owned by a Person at the time such Restricted Subsidiary became a Restricted Subsidiary or acquired by such Person in connection with the formation of the Restricted Subsidiary;

provided, however, that any Capital Stock retained by the Company or a Restricted Subsidiary in the case of clauses (c), (d) or (e) shall be treated as an Investment for purposes of the "Restricted Payments" covenant, if the amount of such Capital Stock represents less than a majority of the Voting Stock of such Restricted Subsidiary.

 Limitation on Layering Debt

   The Indentures provide that (1) the Company will not incur, or permit to remain outstanding, any Indebtedness (including Acquired Indebtedness and Permitted Indebtedness) other than the Notes, that is subordinated in right of payment to any Senior Indebtedness, unless such Indebtedness is also pari passu with, or subordinated in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indentures and (2) the Company will not permit any Subsidiary Guarantor to incur, or to permit to remain outstanding, any Indebtedness (including Acquired Indebtedness and Permitted Indebtedness) other than such Subsidiary Guarantor's Subsidiary Guarantee, that is subordinated in right of payment to any Guarantor Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinated in right of payment to, such Subsidiary Guarantee pursuant to subordination provisions substantially similar to those contained in each Indenture.

 Reports

   The Indentures require that the Company file on a timely basis with the Securities and Exchange Commission ("Commission"), to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee (with exhibits), and provide to each holder of Notes (without exhibits), without cost to such holder, copies of such reports and documents within 30 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at its cost copies of such reports and documents (including any exhibits thereto) to any holder of Notes, securities analyst or prospective investor promptly upon written request.

 Merger, Consolidation or Sale of Assets

   The Indentures provide that the Company will not, in any single transaction or series of related transactions, consolidate or merge with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

  (1) either (a) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred,

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

     leased or otherwise disposed of (any such surviving Person or transferee Person being the "Surviving Entity") shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to the Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indentures, and, in each case, the Indentures shall remain in full force and effect;

  (2) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction or transactions as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

  (3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company, immediately after giving effect to such transaction or transactions on a pro forma basis, the Consolidated Net Worth of the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indentures) is at least equal to the Consolidated Net Worth of the Company immediately before such transaction or transactions;

  (4) except in the case of the consolidation or merger of the Company with or into a Wholly Owned Restricted Subsidiary or any Restricted Subsidiary with or into the Company or any Wholly Owned Restricted Subsidiary, immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (on the assumption that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation) the Company (or the Surviving Entity if the Company is not the continuing obligor under each Indenture) could incur $1.00 of additional Indebtedness (excluding Permitted Indebtedness) pursuant to the covenant described under "-- Incurrence of Indebtedness;"

  (5) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such transaction or series of related transactions become subject to any Lien (other than a Permitted
      Lien), the creation and imposition of such Lien shall have been in compliance with the "Liens" covenant;

  (6) if the Company is not the continuing obligor under the Indentures, then any Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to the Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity's obligations under the Indenture and the Notes; and

  (7) the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee,
      (a) an Officers' Certificate stating that such consolidation, merger, transfer, lease or other disposition and the supplemental indenture, if any, in respect thereto comply with the requirements under the Indenture and (b) an Opinion of Counsel stating that the requirements of clause (1) of this paragraph have been satisfied.

   Upon any consolidation or merger or any sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with the foregoing, in which the Company is not the continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under each Indenture with the same effect as if the Surviving Entity had been named as the Company therein, and thereafter the Company, except in the case of a lease, will be discharged from all obligations and covenants under each Indenture and the Notes and may be dissolved and liquidated.

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Events of Default and Remedies

   Each of the following constitute an "Event of Default" under the Indentures:

  (1) default for 30 days in the payment when due of interest on the Notes;

  (2) default in the payment when due of the principal of or premium, if any, on the Notes, whether such payment is due at maturity, upon redemption, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise;

  (3) default in the performance or breach of the provisions described under the "Merger, Consolidation or Sale of Assets" covenant, the failure to make or consummate a Change of Control Offer in accordance with the provisions of the "Change of Control" covenant or the failure to make or consummate a Net Proceeds Offer in accordance with the provisions of the "Asset Sales" covenant;

  (4) failure by the Company or any Subsidiary Guarantor to comply with any other term, covenant or agreement contained in the Notes, any Subsidiary Guarantee or the Indentures (other than a default specified in (1), (2) or (3) above) for a period of 60 days after written notice of such failure stating that it is a "notice of default" under the Indentures and requiring the Company or such Subsidiary Guarantor, as the case may be, to remedy the same shall have been given (a) to the Company by the Trustee or (b) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;

  (5) the occurrence and continuation beyond any applicable grace period of any default in the payment when due on final maturity of the principal of or premium, if any, on or interest on any Indebtedness of the Company (other than the Notes) or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness) or any other default resulting in acceleration of any Indebtedness of the Company or any Restricted Subsidiary for money borrowed (other than Non-Recourse Indebtedness), provided that the aggregate principal amount of such Indebtedness shall exceed $10.0 million, and provided further, that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default under the Indentures and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

  (6) any Subsidiary Guarantee shall for any reason cease to be, or be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, in full force and effect, enforceable in accordance with its terms (except pursuant to the release or termination of any such Subsidiary Guarantee in accordance with each Indenture);

  (7) final judgments or orders rendered against the Company or any Restricted Subsidiary that are unsatisfied and that require the payment in money, either individually or in an aggregate amount, that is more than $10.0 million over the coverage under applicable insurance policies and either (a) commencement by any creditor of an enforcement proceeding upon such judgment (other than a judgment that is stayed by reason of pending appeal or otherwise) or (b) the occurrence of a 60-day period during which a stay of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

  (8) the entry of a decree or order by a court having jurisdiction in the premises (a) for relief in respect of the Company or any Material Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) adjudging the Company or any Material Subsidiary bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of the Company or any Material Subsidiary under any applicable federal or state law, or appointing under any such law a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Material Subsidiary or of a substantial part of its consolidated assets, or ordering the winding up or liquidation

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     of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days; and

  (9) the commencement by the Company or any Material Subsidiary of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by the Company or any Material Subsidiary to the entry of a decree or order for relief in respect thereof in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by the Company or any Material Subsidiary of a petition or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it under any such law to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Material Subsidiary or of any substantial part of its consolidated assets, or the making by it of an assignment for the benefit of creditors under any such law, or the admission by it in writing of its inability to pay its debts generally as they become due or the taking of corporate action by the Company or any Material Subsidiary in furtherance of any such action.

   If any Event of Default (other than as specified in clause (8) or (9) above) occurs and is continuing, the Trustee, by written notice to the Company, or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice to the Trustee and the Company, may, and the Trustee upon the request of the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on all of the Notes due and payable immediately, upon which declaration all amounts payable in respect of the Notes shall be immediately due and payable; provided, however, that if any Senior Indebtedness is outstanding pursuant to the Credit Facility on the date of any such declaration, such acceleration shall not be effective and such amounts shall not be payable until the earlier of (i) the day which is five business days after notice of acceleration is given to the Company and the Credit Facility Agent (unless such Event of Default is cured or waived prior to such date) and (ii) the date of acceleration of the Senior Indebtedness under the Credit Facility. If an Event of Default specified in clause (8) or
(9) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the notes shall automatically become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee or any holder.

   After a declaration of acceleration under the Indentures, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company, the Subsidiary Guarantors and the Trustee, may rescind such declaration if:

  (1) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under the Indentures and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all outstanding Notes, (c) the unpaid principal of (and premium, if any, on) any outstanding Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes (without duplication of any amount paid or deposited pursuant to clause (b) or (c));

  (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction as certified to the Trustee by the Company; and

  (3) all Events of Default, other than the nonpayment of principal of (and premium, if any, on) or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived as provided in the Indentures.

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   No holder of any of the Notes will have any right to institute any proceeding with respect to each Indenture or any remedy thereunder, unless (i) such holder has notified the Trustee in writing of a continuing Event of Default, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee against the costs, expenses, and liabilities to be incurred in compliance with the request and (iii) the Trustee has failed to institute such proceeding within 60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations will not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of (or premium, if any, on) or interest on such Note on or after the respective due dates expressed in such Note.

   During the existence of an Event of Default, the Trustee will be required to exercise such rights and powers vested in it under the Indentures and use the same degree of care and skill in its exercise thereof as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to the provisions of the Indentures relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indentures at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable security or indemnity. Subject to certain provisions concerning the rights of the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee under each Indenture.

   If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of Notes notice of the Default or Event of Default within 60 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of (or premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the holders of Notes if the Trustee determines in good faith that withholding the notice is in the interest of such holders.

   The Company is required to deliver to the Trustee annual and quarterly statements regarding compliance with the Indentures, and the Company will also be required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

Legal Defeasance and Covenant Defeasance

   The Company may, at its option and at any time, elect to have all of the obligations of the Company and the Subsidiary Guarantors discharged with respect to the outstanding notes ("Legal Defeasance"). Such Legal Defeasance means that the Company and the Subsidiary Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have been discharged from all their other obligations with respect to such Notes and the Subsidiary Guarantees, except for (1) the rights of holders of outstanding Notes to receive payment in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (2) the Company's obligations to replace any temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes and maintain an office or agency for payments in respect of the Notes, (3) the rights, powers, trusts, duties and immunities of the Trustee, and (4) the Legal Defeasance provisions of the Indentures. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and each Subsidiary Guarantor released with respect to certain covenants that are described in the Indentures, some of which are described under "--Certain Covenants" above, and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes ("Covenant Defeasance"). In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, insolvency and reorganization events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

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   In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1) the Company or any Subsidiary Guarantor must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indentures), or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of (and premium, if any, on) and interest on the outstanding Notes to redemption or maturity;

  (2) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance or Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred (in the case of Legal Defeasance, such opinion must refer to and be based upon a published ruling of the Internal Revenue Service or a change in applicable federal income tax laws);

  (3) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clauses (8) and (9) under the first paragraph under "Events of Default and Remedies" are concerned, at any time during the period ending an the 91st day after the date of deposit;

  (4) such Legal Defeasance or Covenant Defeasance shall not cause the Trustee to have a conflicting interest under each Indenture or the Trust Indenture Act with respect to any securities of the Company or any Subsidiary Guarantor;

  (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and

  (6) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under each Indenture to either Legal Defeasance or Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

   Upon a request by the Company, the Indentures will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indentures) as to all outstanding Notes when:

  (1) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money or certain United States governmental obligations have theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the serving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of (and premium, if any, on) and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2) the Company has paid all other sums then due and payable under the Indentures by the Company; and

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  (3) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indentures relating to the satisfaction and discharge of the Indentures have been complied with.

Amendment; Supplement and Waiver

   Except as provided in the next two succeeding paragraphs, the Indentures or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indentures or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

   Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

  (1) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

  (2) reduce the principal of or change the Stated Maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders");

  (3) reduce the rate of or change the time for payment of interest on any Note;

  (4) waive a Default or Event of Default in the payment of principal of (or the premium, if any, on) or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

  (5) make any Note payable in money other than that stated in the Notes;

  (6) make any change in the provisions of the Indentures relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

  (7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders");

  (8) reduce the relative ranking of any Notes or Subsidiary Guarantees;

  (9) make any change in the rights of holders to receive payment of principal and interest as provided in the Indentures; or

  (10) make any change in the foregoing amendment and waiver provisions.

   Notwithstanding the foregoing, without the consent of any holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indentures or the Notes to:

  .   cure any ambiguity, defect or inconsistency;

  . add or release any Subsidiary Guarantor pursuant to the terms of the Indentures;

  . provide for uncertificated Notes in addition to or in place of certificated Notes;

  . provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation;

  . make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the interests of any such holder in any material respect; or

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

  . comply with requirements of the Commission in order to effect or maintain the qualification of the Indentures under the Trust Indenture Act.

Concerning the Trustee

   The Bank of New York serves as Trustee under the Indentures. The Trustee maintains normal banking relationships with the Company and its Subsidiaries and may perform certain services for and transact other business with the Company or its Subsidiaries from time to time in the ordinary course of business.

   The Indentures (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Indentures will permit the Trustee to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

Governing Law

   The Indentures, the Notes and the Subsidiary Guarantees will be governed by the laws of the State of New York.

Certain Definitions

   Set forth below are certain defined terms used in the Indentures. Reference is made to the Indentures for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "1997 Indenture" means the Indenture dated as of April 9, 1997 among the Company, as issuer, subsidiaries of the Company named in the Indenture, as Subsidiary Guarantors, and Bank of Montreal Trust Company, as Trustee, as amended, supplemented or otherwise modified from time to time.

   "1997 Note Issue Date" means April 9, 1997.

   "1997 Notes" means the Company's 10 7/8% Senior Subordinated Notes due 2007 issued pursuant to the 1997 Indenture.

   "Acquired Indebtedness" means Indebtedness of a Person (a) assumed in connection with an acquisition of properties or assets from such Person or (b) outstanding at the time such Person becomes a Subsidiary of any other Person (other than any Indebtedness incurred in connection with, or in contemplation of, such acquisition or such Person becoming such a Subsidiary). Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of properties or assets from any Person or the date the acquired Person becomes a Subsidiary.

   "Adjusted Net Assets" of a Subsidiary Guarantor at any date means the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

   "Affiliate" of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any other Person who is a director or executive officer of (a) such specified Person or (b) any Person described in the preceding clause (1). For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person, shall

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mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

   "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by way of merger or consolidation) (collectively, for purposes of this definition, a "transfer"), directly or indirectly, in one or a series of related transactions, of (1) any Capital Stock of any Restricted Subsidiary held by the Company or any Restricted Subsidiary, (2) all or substantially all of the properties and assets of the Company or any of its Restricted Subsidiaries or (3) any other properties or assets of the Company or any of its Restricted Subsidiaries (including Production Payments) other than:

  (a) a disposition of hydrocarbons or other mineral products (other than Production Payments), inventory, accounts receivable, cash, Cash Equivalents or other property in the ordinary course of business;

  (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas property in the ordinary course of business;

  (c) the liquidation of property or assets received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to the Company or any Restricted Subsidiary in the ordinary course of business of the Company or such Restricted Subsidiary;

  (d) any transfer of properties or assets that are governed by, and made in accordance with, the provisions described under "--Merger, Consolidation or Sale of Assets;"

  (e) any transfer of properties or assets to an Unrestricted Subsidiary or other Person, if permitted under the "Restricted Payments" covenant;

  (f) any Production Payment created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 60 days after, the acquisition of the Property that is subject thereto, where the holder of such interest has recourse solely to such production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interest to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business; or

  (g) any transfer, in one or a series of related transactions, of properties or assets having a fair market value of less than $2.0 million.

   "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (1) the sum of the products of
(a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

   "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

   "Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indentures, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.

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   "Cash Equivalents" means:

  (1) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

  (2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500.0 million;

  (3) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody's;

  (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any commercial bank meeting the specifications of clause (2) above;

  (5) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

  (6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is organized under the laws of any country in which the Company or any Restricted Subsidiary maintains an office or is engaged in the Oil and Gas Business, provided that (a) all such deposits are required to be made in such accounts in the ordinary course of business, (b) such deposits do not at any one time exceed $5.0 million in the aggregate and (c) no funds so deposited remain on deposit in such bank for more than 30 days;

  (7) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under any of the Company's or any Restricted Subsidiary's credit facilities, provided all such deposits do not exceed $5.0 million in the aggregate at any one time; and

  (8) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5).

   "Change of Control" means the occurrence of any of the following events:

  (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the outstanding Voting Stock of the Company;

  (2) the Company is merged with or into or consolidated with another Person and, immediately after giving effect to the merger or consolidation,
      (a) less than 50% of the total voting power of the outstanding Voting Stock of the surviving or resulting Person is then "beneficially owned" (within the meaning of Rule 13d-3 under the Exchange Act) in the aggregate by the stockholders of the Company immediately prior to such merger or consolidation, and (b) any "person" or "group" (as defined in Section 13(d) (3) or 14(d) (2) of the Exchange Act) has become the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the surviving or resulting Person;

  (3) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or one or more Restricted Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of, all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary);

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  (4) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or

    (5) the liquidation or dissolution of the Company.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

   "Consolidated Fixed Charge Coverage Ratio" means, for any period, the ratio of (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, to (2) the sum of such Consolidated Interest Expense for such period; provided, however, that:

  (a) the Consolidated Fixed Charge Coverage Ratio shall be calculated on the assumption that (1) the Indebtedness to be incurred (and all other Indebtedness incurred after the first day of such period of four full fiscal quarters referred to in the covenant described under "--Certain Covenants--Incurrence of Indebtedness" through and including the date of determination) and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (2) any acquisition or disposition by the Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period;

  (b) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with the covenant described under "-- Certain Covenants--Incurrence of Indebtedness" and (1) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (2) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate;

  (c) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with the covenant described under "--Certain Covenants--Incurrence of Indebtedness" shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility;

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  (d) notwithstanding clauses (b) and (c) of this proviso, interest on
      Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements;

  (e) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments; and

  (f) if after the first day of the period referred to in clause (1) of this definition the Company has retired any Indebtedness out of the net cash proceeds of the issue and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

   "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes (including any state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" means, for any period, without duplication,
(1) the sum of

  (a) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation,

    (a) any amortization of debt discount;

    (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts);

    (c) the interest portion of any deferred payment obligation constituting Indebtedness;

    (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; and

    (e) all accrued interest, in each case to the extent attributable to such period;

  (b) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period;

  (c) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

  (d) the aggregate amount of dividends paid (to the extent not accrued in a prior period) or accrued on Redeemable Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Redeemable Capital Stock is owned by Persons other than the Company or its Restricted Subsidiaries, and to the extent such dividends are not paid in Common Stock;

less (2) to the extent included in (1) above, amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

   "Consolidated Net Income" means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding

  (1) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto),

  (2) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales,

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  (3) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions or interest on indebtedness actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends, distributions or interest on indebtedness is attributable to net income (or net loss) of such Person during such period or during any prior period),

  (4) net income (or net loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination and

  (5) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

   "Consolidated Net Worth" means, at any date, the consolidated stockholders' equity of the Company and its Restricted Subsidiaries less the amount of such stockholders' equity attributable to Redeemable Capital Stock or treasury stock of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP.

   "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, depletion, amortization and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge which requires an accrual of or reserve for cash charges for any future period).

   "Credit Facility" means that certain Credit Agreement, dated as of May 16, 2001, among the Company, certain Subsidiaries of the Company, the Credit Facility Agent, and certain lenders named therein, as the same may be amended, modified, supplemented, extended, restated, replaced, renewed or refinanced from time to time.

   "Credit Facility Agent" means the "Agent" or "Agents" under the Credit Facility, initially The Chase Manhattan Bank and BNP Paribas, and thereafter any Person succeeding to substantially such function and notified to the Company as the Credit Facility Agent by the Person then acting in such capacity.

   "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

   "Dollar-Denominated Production Payments" means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

   "Event of Default" has the meaning set forth above under the caption "Events of Default and Remedies."

   "GAAP" means generally accepted accounting principles, consistently applied, that are set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States of America, which were effective on the date of the 1997 Indenture.

   "Guarantee" means, as applied to any obligation,

  (1) a guarantee (other than by endorsement of negotiable instruments or documents for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and

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  (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit;

provided, however, that a Guarantee by any Person shall not include a contractual commitment by one Person to invest in another Person provided that such Investment is otherwise permitted by the Indentures. When used as a verb, "Guarantee" shall have a corresponding meaning.

   "Guarantor Senior Indebtedness" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of a Subsidiary Guarantor, whether outstanding on the date of the Indentures or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to its Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness of a Subsidiary Guarantor will not include:

  (1) Indebtedness of such Subsidiary Guarantor evidenced by its Subsidiary Guarantee;

  (2) Indebtedness of such Subsidiary Guarantor that is expressly pari passu with its Subsidiary Guarantee or is expressly subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor or its Subsidiary Guarantee;

  (3) Indebtedness of such Subsidiary Guarantor to the extent incurred in violation of the "Incurrence of Indebtedness" covenant of each Indenture;

  (4) Indebtedness of such Subsidiary Guarantor to the Company or any of the Company's other Subsidiaries or to any Affiliate of the Company or any Subsidiary of such Affiliate; or

  (5) any Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to such Subsidiary Guarantor.

   "Indebtedness" means, with respect to any Person, without duplication:

  (1) all liabilities of such Person for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred in the ordinary course of business), and all liabilities of such Person incurred in connection with any letters of credit, bankers' acceptances or other similar credit transactions or any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person or any warrants, rights or options to acquire such Capital Stock outstanding on the date of each Indenture or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

  (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

  (3) all Indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

  (4) all Capitalized Lease Obligations of such Person;

  (5) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right to be secured by) any Lien upon property (including, without limitation, accounts and

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     contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligation so secured);

  (6) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment);

  (7) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; and

  (8) all obligations of such Person under or in respect of currency exchange contracts, oil or natural gas price hedging arrangements and Interest Rate Protection Obligations.

   For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock; provided, however, that if such Redeemable Capital Stock is not at the date of determination permitted or required to be repurchased, the "maximum fixed repurchase price" shall be the book value of such Redeemable Capital Stock. Subject to clause (6) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

   "Interest Rate Protection Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person's and any of its Subsidiaries' exposure to fluctuations in interest rates.

   "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition:

  . the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an "Investment" made by the Company in such Unrestricted Subsidiary at such time; and

  . the fair market value of Capital Stock retained by the Company or a Restricted Subsidiary in connection with the sale or issuance of Capital Stock of a Restricted Subsidiary in accordance with the "Ownership of Capital Stock" covenant that, as a result of such transaction, is no longer a Restricted Subsidiary shall be deemed to be an "Investment" made at the time of such transaction.

   "Investments" shall exclude:

  . extensions of trade credit under a joint operating agreement or otherwise in the ordinary course of business, workers' compensation, utility, lease and similar deposits and prepaid expenses made in the ordinary course of business;

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  .   Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any other Indebtedness incurred in compliance with the "Incurrence of Indebtedness" covenant, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate;

  . bonds, notes, debentures or other securities received in compliance with the "Asset Sales" covenant; and

  . endorsements of negotiable instruments and documents for collection in the ordinary course of business.

   "Lien" means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance or similar agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any agreement to give or grant a Lien or any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

   "Master Services Agreement" means the Master Services Agreement, effective as of October 1, 1999, between the Company and Torch and any other agreements with Torch or its subsidiaries regarding outsourcing of services.

   "Material Subsidiary" means, at any particular time, any Restricted Subsidiary that, together with its Subsidiaries, (a) accounted for more than 5% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recently completed fiscal year of the Company, or (b) was the owner of more than 5% of the consolidated assets of the Company and its Restricted Subsidiaries at the end of such fiscal year, all as shown in the case of (a) and (b) on the consolidated financial statements of the Company and its Restricted Subsidiaries for such fiscal year.

   "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable as provided therein or in the Indentures, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

   "Moody's" means Moody's Investors Service, Inc. and its successors.

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of:

  . brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale;

  .   provisions for all taxes payable as a result of such Asset Sale;

  . amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale; and

  . appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP consistently applied against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officers' Certificate delivered to the

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    Trustee; provided, however, that any amounts remaining after adjustments, revaluations or liquidations of such reserves shall constitute Net Cash Proceeds.

   "Non-Payment Event of Default" means any event (other than a Payment Event of Default), the occurrence of which (with or without notice or the passage of time) entitles one or more Persons to accelerate the maturity of any Specified Senior Indebtedness.

   "Non-Recourse Indebtedness" means indebtedness of the Company or any Restricted Subsidiary incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property with respect to which:

  . the holders of such indebtedness agree that they will look solely to the property so acquired and securing such indebtedness, and neither the Company nor any Restricted Subsidiary (a) provides direct or indirect credit support, including any undertaking, agreement or instrument that would constitute indebtedness (other than the grant of a Lien on such acquired property) or (b) is directly or indirectly liable for such indebtedness; and

  . no default with respect to such indebtedness would cause, or permit (after notice or passage of time or otherwise), according to the terms thereof, any holder (or any representative of any such holder) of any other indebtedness of the Company or a Restricted Subsidiary to declare a default on such other indebtedness or cause the payment, repurchase, redemption, defeasance or other acquisition or retirement for value thereof to be accelerated or payable prior to any scheduled principal payment, scheduled sinking fund payment or maturity.

   "Note Register" means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and of transfer of the Notes.

   "Oil and Gas Business" means:

  (1) the acquisition, exploration development, operation and disposition of interests in oil, gas and other hydrocarbon properties;

  (2) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties;

  (3) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas, hydrocarbons and other minerals and products produced in association therewith; and

  (4) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

   "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

   "Payment Event of Default" means any default in the payment or required prepayment of principal of (or premium, if any, on) or interest on any Specified Senior Indebtedness when due (whether at final maturity, upon scheduled installment, upon acceleration or otherwise).

   "Permitted Indebtedness" means any of the following:

  (1) Indebtedness under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed $90.0 million (less any amounts applied to repay or prepay permanently any such Indebtedness in accordance with the "Asset Sales" covenant), and any guarantee of any such Indebtedness (including by any Subsidiary) and any fees, premiums, expenses (including costs of collection), indemnities and other amounts payable in connection with such Indebtedness;

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  (2)  Indebtedness under the Notes and the Subsidiary Guarantees;

  (3) Indebtedness outstanding on the date of each Indenture (and not repaid or defeased with the proceeds of the offering of the Notes);

  (4) obligations of the Company or a Restricted Subsidiary pursuant to Interest Rate Protection Obligations, but only to the extent that the stated aggregate notional amounts of such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; obligations under currency exchange contracts entered into in the ordinary course of business; and hedging arrangements that the Company or a Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil or natural gas prices;

  (5) Indebtedness of the Company to a Wholly Owned Restricted Subsidiary and Indebtedness of a Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary; provided, however, that upon any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Restricted Subsidiary), such Indebtedness shall be deemed, in each case, to be incurred and shall be treated as an incurrence for purposes of the "Incurrence of Indebtedness" covenant at the time the Wholly Owned Restricted Subsidiary in question ceased to be a Wholly Owned Restricted Subsidiary;

  (6) in-kind obligations relating to net gas balancing positions arising in the ordinary course of business and consistent with past practice;

  (7) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

  (8) any guarantee of Senior Indebtedness or Guarantor Senior Indebtedness, incurred in compliance with the "Limitation on Indebtedness" covenant, by a Restricted Subsidiary or the Company;

  (9) any renewals, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") by the Company or a Restricted Subsidiary of any Indebtedness incurred pursuant to clause
       (2) or (3) of this definition, including any successive refinancings by the Company or such Restricted Subsidiary, so long as (a) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company or such Restricted Subsidiary as necessary to accomplish such refinancing, plus the amount of expenses of the Company or such Restricted Subsidiary incurred in connection with such refinancing, and (b) in the case of any refinancing of Indebtedness of the Company that is not Senior Indebtedness, such new Indebtedness is either pari passu with the Notes or subordinated to the Notes at least to the same extent as the Indebtedness being refinanced and (c) such new Indebtedness has an Average Life equal to or longer than the Average Life of the Indebtedness being refinanced and a final Stated Maturity equal to or later than the final Stated Maturity of the Indebtedness being refinanced; and

  (10) any additional Indebtedness in an aggregate principal amount not in excess of $15.0 million at any one time outstanding.

  (11)  The 1997 Notes and guarantees with respect thereto.

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   "Permitted Investments" means any of the following:

  (1) Investments in Cash Equivalents;

  (2) Investments in the Company or any of its Restricted Subsidiaries;

  (3) Investments by the Company or any of its Restricted Subsidiaries in another Person, if as a result of such Investment (a) such other Person becomes a Restricted Subsidiary or (b) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and Assets to, the Company or a Restricted Subsidiary;

  (4) Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively exploiting, exploring for, acquiring, developing, processing, gathering, marketing or transporting oil and gas through agreements, transactions, interests or arrangements which permit a Person to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including, without limitation, (a) ownership interests in oil and gas properties or gathering systems and
      (b) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), limited liability company agreements, subscription agreements, stock purchase agreements and other similar agreements with third parties (including Unrestricted Subsidiaries);

  (5) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company's or any Restricted Subsidiary's production against fluctuations in oil or natural gas prices;

  (6) entry into any currency exchange contract in the ordinary course of business; and

  (7) Investments in stock, obligations or securities received in settlement of debts owing to the Company or a Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or a Restricted Subsidiary, in each case as to debt owing to the Company or a Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary.

   "Permitted Junior Securities" means any equity securities or subordinated debt securities of the Company or any successor obligor with respect to the Senior Indebtedness provided for by a plan of reorganization or readjustment that, in the case of any such subordinated debt securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same degree as, or to a greater extent than, the Notes are so subordinated as provided in the Indentures.

   "Permitted Liens" means any and all of the following:

  (1) Liens existing as of the date Notes are first issued;

  (2) Liens securing the Notes, the Subsidiary Guaranties and other obligations arising under the Indentures;

  (3) any lien existing on any property of a Person at the time such Person is merged or consolidated with or into the Company or a Subsidiary Guarantor or becomes a Restricted Subsidiary that is a Subsidiary Guarantor (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other property of the Company or the Subsidiary Guarantors;

  (4) any Lien existing on any property or assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), provided that such Liens are not extended to other property or assets of the Company or the Subsidiary Guarantors;

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  (5) Liens to secure any permitted extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancings, refundings or exchanges), in whole or in part, of or for any indebtedness secured by Liens referred to in clauses (1), (2), (3) and (4) above; provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount of the indebtedness secured by such original Lien immediately prior to such extension, renewal, refinancing, refunding or exchange and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

  (6) Liens in favor of the Company.

   "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Preferred Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Indentures, including, without limitation, all classes and series of preferred or preference stock of such Person.

   "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

   "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

   "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.

   "Restricted Subsidiary" means any Subsidiary of the Company, whether existing on or after the date of each Indenture, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of such Indenture.

   "S&P" means Standard and Poor's Ratings Service, a division of McGraw-Hill, Inc., and its successors.

   "Senior Indebtedness" means the principal of (and premium, if any, on) and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any bankruptcy law, whether or not payable or allowable in such proceeding) and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of the Company, whether outstanding on the date of each Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness will be pari passu with or subordinated in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" will not include:

  .   Indebtedness evidenced by the Notes or the 1997 Notes;

  . Indebtedness of the Company that is Pari Passu Indebtedness or is expressly subordinated in right of payment to any other Indebtedness of the Company;

  .   Indebtedness that is represented by Redeemable Capital Stock;

  . Indebtedness of the Company to the extent incurred in violation of the covenant described under "--Covenants--Incurrence of Indebtedness;"

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  .   Indebtedness of the Company to any Subsidiary of the Company or any
      other Affiliate of the Company or any subsidiary of such Affiliate; and

  . Indebtedness which when incurred and without regard to any election under Section 1111(b) of the Federal Bankruptcy Code is without recourse to the Company.

   "Specified Senior Indebtedness" means (1) for so long as any Senior Indebtedness is outstanding under the Credit Facility, all Senior Indebtedness of the Company in respect of the Credit Facility and any renewals, amendments, extensions, supplements, modifications, deferrals, refinancings, or replacements (each, for purposes of this definition, a "refinancing") thereof by the Company, including any successive refinancings thereof by the Company and (2) any other Senior Indebtedness and any refinancings thereof by the Company having a principal amount of at least $10.0 million as of the date of determination and provided that the agreements, indentures or other instruments evidencing such Senior Indebtedness or pursuant to which such Senior Indebtedness was issued specifically designates such Senior Indebtedness as "Specified Senior Indebtedness" for purposes of the Indentures. For purposes of this definition, a refinancing of any Specified Senior Indebtedness shall be treated as Specified Senior Indebtedness only if the Indebtedness issued in such refinancing ranks or would rank pari passu with the Specified Senior Indebtedness refinanced and only if Indebtedness issued in such refinancing is permitted by the covenant described under "--Covenants--Incurrence of Indebtedness."

   "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness or any installment of interest thereon, means the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

   "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the Notes.

   "Subsidiary" means, with respect to any Person, (1) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, have at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions).

   "Subsidiary Guarantee" means any guarantee of the Notes by any Subsidiary Guarantor in accordance with the provisions set forth in "--Senior Subordinated Guarantee of Notes."

   "Subsidiary Guarantor" means (1) initially the several Restricted Subsidiaries named in the Indentures as a party thereto, (2) each of the other Restricted Subsidiaries, if any, executing a supplemental indenture in compliance with the provisions described under "--Limitation on Guarantees of Indebtedness by Restricted Subsidiaries" and (3) any Person that becomes a successor guarantor of the Notes in compliance with the provisions described under "Senior Subordinated Guarantee of Notes."

   "Unrestricted Subsidiary" means:

  . any Subsidiary of the Company that at the time of determination is designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below; and

  .   any Subsidiary of an Unrestricted Subsidiary.

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   The Board of Directors of the Company may designate any Subsidiary of the
Company as an Unrestricted Subsidiary so long as:

  (a) neither the Company nor any Restricted Subsidiary is directly or indirectly liable pursuant to the terms of any Indebtedness of such Subsidiary;

  (b) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

  (c) neither the Company nor any Restricted Subsidiary has made an Investment in such Subsidiary unless such Investment was made pursuant to, and in accordance with, the "Restricted Payments" covenant (other than Investments of the type described in clause (4) of the definition of Permitted Investments); and

  (d) such designation shall not result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Restricted Subsidiary (other than any Permitted Lien or any Lien the creation or imposition of which shall have been in compliance with the "Liens" covenant); provided, however, that with respect to clause (a), the Company or a Restricted Subsidiary may be liable for Indebtedness of an Unrestricted Subsidiary if (x) such liability constituted a Permitted Investment or a Restricted Payment permitted by the "Restricted Payments" covenant, in each case at the time of incurrence, or (y) the liability would be a Permitted Investment at the time of designation of such Subsidiary as an Unrestricted Subsidiary. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing a Board Resolution with the Trustee giving effect to such designation.

   The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if, immediately after giving effect to such designation, (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the "Incurrence of Indebtedness" covenant and (3) if any of the properties or assets of the Company or any of its Restricted Subsidiaries would upon such designation become subject to any Lien (other than a Permitted Lien), the creation or imposition of such Lien shall have been in compliance with the "Liens" covenant.

   "Volumetric Production Payments" means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

   "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

   "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than any directors' qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned Subsidiary.

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                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES

   The following is a summary of certain United States federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the Internal Revenue Code of 1986 as amended (the "Code") and regulations, rulings and decisions thereunder now in effect (or, in the case of certain United States Treasury Regulations, now in proposed form), all of which are subject to change, possibly on a retroactive basis. This summary deals only with holders that will hold the notes as "capital assets" (within the meaning of Section 1221 of the Code) and does not address tax considerations applicable to investors that may be subject to special tax rules, including financial institutions, tax-exempt organizations, insurance companies, dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that will hold the notes as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, regulated investment companies, real estate investment trusts, or persons that have a "functional currency" other than the U.S. dollar. If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor. This summary discusses the tax considerations applicable only to those purchasers who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to other purchasers of the notes. Moreover, this summary does not discuss alternative minimum tax consequences, if any, or any state, local or foreign tax consequences to holders of the notes. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with these statements and conclusions. Investors considering the purchase of notes should consult their own tax advisors with respect to the application of the United States federal income and estate tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

United States Holders

   As used in this tax discussion, a "United States Holder" means the beneficial owner of a note that for United States federal income tax purposes is:

  (1) a citizen or resident of the United States,

  (2) treated as a domestic corporation,

  (3) an estate the income of which is subject to United States federal income taxation regardless of its source or

  (4) a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

 Payment of Interest

   Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time the interest is received or accrued, in accordance with the holder's method of accounting for United States federal income tax purposes.

 Amortizable Bond Premium and Contingent Payments

   Because the Series B Notes were sold at an offering price above their "stated redemption price at maturity," as defined below, the Series B Notes were issued with amortizable bond premium for United States federal income tax purposes and the following amortizable bond premium rules will apply. The amount of

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amortizable bond premium on a note is the excess of its issued price over the
"stated redemption price at maturity." A note's "stated redemption price at maturity" is the sum of all payments provided by the note other than "qualified stated interest." Qualified stated interest is stated interest that is unconditionally payable at least annually at a single fixed rate over the entire term of the note. You generally may elect to amortize the amortizable bond premium over the remaining term of the note on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the IRS. You should consult your own tax advisor before making this election.

   It is possible that the IRS could assert that the additional interest which the issuers would be obligated to pay if the exchange offer or shelf registration statement is not filed or declared effective within the time periods set forth in the registration rights agreement are "contingent payments" for United States federal income tax purposes. If so treated, the notes would be treated as contingent payment debt instruments and certain adverse United States federal income tax consequences could result. However, the United States Treasury Regulations issued by the IRS regarding debt instruments that provide for one or more contingent payments provide that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. Mission Resources believes that the possibility of the payment of additional interest is remote and, accordingly, does not intend to treat the notes as contingent payment debt instruments.

 Certain Payments Under Registration Rights Agreement

   As more fully described under "Exchange Offer and Registration Rights Agreement," upon the occurrence of certain enumerated events, we may be required to pay liquidated damages to you. Although the matter is not free from doubt, we intend to take the position that you should be required to report any liquidated damages as ordinary income for United States federal income tax purposes at the time it accrues or is received in accordance with your regular method of accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income may be different.

 Sale, Exchange or Redemption of the Notes

   Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between:

  (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income) and

  (2) the holder's adjusted tax basis in the note.

   A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to the holder, less any principal payments received by the holder or any amortized bond premium. The tax rate applicable to this capital gain will depend, among other things, upon the United States Holder's holding period for the notes that are sold, exchanged or redeemed. The deductibility of capital losses is subject to certain limitations.

 Information Reporting and Backup Withholding Tax

   In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a note and to the proceeds of the sale of a note, and a 31% backup withholding tax may apply to these payments if:

  (1) the United States Holder fails to furnish or certify his correct taxpayer identification number to the Issuer in the manner required,

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  (2) the Issuer is notified by the IRS that the United States Holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the Issuer is incorrect, or

    (3) under certain circumstances, the United States Holder fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

   Any amounts withheld from a payment to a United States Holder under the backup withholding rules will be allowed as a credit against the United States Holder's United States federal income tax liability and may entitle the United States Holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

   As used in this tax discussion, a non-United States Holder means any beneficial owner of a note that is not a United States Holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder if such holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Code. Non-United States holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws with regard to an investment in the notes, including any reporting requirements.

 Payment of Interest

   Generally, payment of interest on a note by the Issuer to a non-United States Holder will qualify for the "portfolio interest" exemption and, therefore, will not be subject to United States federal income tax or withholding tax, provided that this interest income is not effectively connected with a United States trade or business of the non-United States Holder and provided that the non-United States Holder:

  (1) does not actually or constructively own 10% or more of the capital or profits interest in the Issuer, or 10% or more of the combined voting power of all classes of stock of the Issuer entitled to vote,

  (2) is not, for United States federal income tax purposes, a controlled foreign corporation related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code,

  (3) is not a bank receiving interest on a loan entered into in the ordinary course of its business within the meaning of Section 881(c)(3)(A) of the Code, and

  (4) either:

    (a) provides IRS Form W-8BEN or W-8IMY, as appropriate (or a suitable substitute form), signed under penalties of perjury that includes its name and address and certifies as to its non-United States Holder status in compliance with applicable law and regulations, or

    (b) holds its notes through a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that provides a statement signed under penalties of perjury in which it certifies to the Issuer or the Issuer's agent that IRS Form W-8BEN or W-8IMY, as appropriate (or suitable substitute), has been received by it from the non-United States Holder or qualifying intermediary and furnishes the Issuer or the Issuer's agent with a copy thereof.

   Recently adopted United States Treasury Regulations provide alternative methods for satisfying the certification requirements described in clause (4) above and are generally effective for payments made after December 31, 2000, subject to certain transition rules. For example, in the case of notes held by a foreign partnership, the new regulations require that the certification described above be provided by the partners rather than by the partnership and that the partnership provide certain information, including a U.S. taxpayer identification number. A look-through rule applies in the case of tiered partnerships. Non-United States Holders are urged to consult their own tax advisors regarding the new regulations.

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   Except to the extent that an applicable treaty otherwise provides, a non-
United States Holder generally will be taxed in the same manner as a United States Holder with respect to interest if the interest income is effectively connected with a United States trade or business of the non-United States Holder. Effectively connected interest received by a corporate non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate). Even though this effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax (unless derived through a partnership) if the non-United States Holder delivers IRS Form W-8ECI (or successor form) annually to the payor.

   Interest income of a non-United States Holder that is not effectively connected with a United States trade or business and that does not qualify for the portfolio interest exemption described above will generally be subject to a withholding tax at a 30% rate (or, if applicable, a lower treaty rate).

 Sale, Exchange or Redemption of the Notes

   A non-United States Holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange, redemption or other disposition of the note unless:

  (1) the gain is effectively connected with a United States trade or business of the non-United States Holder,

  (2) in the case of a non-United States Holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either the holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by that holder in the United States or

  (3) the non-United States Holder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates.

 Certain U.S. Federal Estate Tax Considerations for Non-United States Holders

   A note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will generally not be includable in the decedent's gross estate for United States federal estate tax purposes, provided that the beneficial owner did not at the time of death actually or constructively own 10% or more of the capital or profits interest in the Issuer or 10% or more of the combined voting power of all classes of stock of the Issuer entitled to vote, and provided that, at the time of the holder's death, payments with respect to that note would not have been effectively connected with the holder's conduct of a trade or business within the United States.

 Information Reporting and Backup Withholding Tax

   United States information reporting requirements and backup withholding tax generally will not apply to payments of interest and principal on a note to a non-United States Holder if the statement described in "Non-United States Holders--Payment of Interest" is duly provided by the holder or the holder otherwise establishes an exemption, provided that the Issuer does not have actual knowledge that the holder is a United States person.

   Information reporting requirements and backup withholding tax generally will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a "broker" (as defined in applicable United States Treasury Regulations). However, if the broker:

  (1) is a United States person,

  (2) derives 50% or more of its gross income from all sources for certain periods from the conduct of a United States trade or business,

  (3) is a controlled foreign corporation as to the United States, or

  (4) is a foreign partnership in which one or more United States persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or a foreign partnership that is engaged in a trade or business in the United States, payment of the proceeds will be subject to information reporting requirements unless the broker has documentary evidence in its records that the beneficial owner is a non-United States Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption.

   Payment of the proceeds of any sale of a note to or through the United States office of a broker, whether foreign or United States, is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the statement described in "Non-United States Holders--Payment of Interest" or otherwise establishes an exemption and the broker does not have actual knowledge that the payee is a United States person or that the exemption conditions are not satisfied.

   Any amounts withheld from a payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against the non-United States Holder's United States federal income tax liability and may entitle the non-United States Holder to a refund, provided that the required information is provided to the IRS.

   Recently adopted United States Treasury Regulations, which generally are effective for payments made after December 31, 2000, provide certain presumptions under which a non-United States Holder is subject to backup withholding and information reporting unless such holder provides a certification as to its non-United States status. Non-United States Holders should consult their own tax advisors with respect to the impact of the new regulations.

   THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                         VALIDITY OF THE EXCHANGE NOTES

   The validity of the exchange notes being offered hereby will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Houston, Texas.

                                 LEGAL MATTERS

   Certain legal matters relating to the exchange offer will be passed upon for us by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

   The financial statements of Bellwether as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000 have been incorporated by reference into this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

   Information with respect to the oil and gas reserves associated with Bellwether's oil and gas properties is derived from the report of Ryder Scott Company Petroleum Engineers, independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firm as experts with respect to the matters covered by such report and in giving such report.

   The financial statements of Bargo as of December 31, 2000 and 1999 and for each of the years in the two year period ended December 31, 2000 incorporated in this prospectus by reference to Bellwether's Form S-4/A (file no. 333-54798) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Statement of Revenue and Direct Operating Expense of the East Texas Properties for each of the two years ended December 31, 1998 and the nine month period ended September 30, 1999 incorporated in this prospectus by reference to Bellwether's Form S-4/A (file no. 333-54798) have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The Statements of Combined Revenues and Direct Operating Expenses of the Oil and Gas Properties purchased by Bargo from Texaco for the years ended December 31, 1999 and 1998, incorporated by reference into this prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

   Information with respect to the oil and gas reserves associated with Bargo's oil and gas properties is derived from the reports of Netherland Sewell & Associates, Inc. and T.J. Smith & Company, Inc. independent consulting petroleum engineers, and has been incorporated by reference herein upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file by visiting the SEC's public reference rooms in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov.

   We have agreed that, for so long as any exchange notes remain outstanding, if we are not subject to the informational requirements of Section 13 or 15(d) of the Exchange Act we will furnish to holders and beneficial owners of our exchange notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the exchange notes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

   This prospectus incorporates by reference the documents set forth below:

  . Bellwether's Registration Statement on Form S-4/A (file no. 333-54798), filed April 24, 2001;

  . Bellwether's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed May 3, 2001;

  . Bellwether's Quarterly Report on Form 10-Q, for the quarter ended March 31, 2001, filed May 15, 2001;

  . Mission Resources' Current Reports on Form 8-K, filed on July 13, 2001 and May 24, 2001; and

  .   Bellwether's Current Report on Form 8-K, filed on May 17, 2001.

   We are also incorporating by reference additional documents that may be filed with the SEC between the date of the filing of this prospectus and the date of the registration statement's effectiveness.

   You can obtain any of the documents listed above from us or the SEC. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Holders of this prospectus may obtain documents listed above by requesting them in writing from us at the following address:

                         Mission Resources Corporation
                             1331 Lamar, Suite 1455
                           Houston, Texas 77010-3039
                         Attention: Investor Relations

   If you would like to request documents from us, please do so by September , 2001.

                         GLOSSARY OF OIL AND GAS TERMS

Terms used to describe quantities of oil and natural gas

  . Bbl--One stock tank barrel, or 42 US gallons liquid volume, of crude oil or other liquid hydrocarbons.

  .   Bcf--One billion cubic feet of natural gas.

  .   Bcfe--One billion cubic feet of natural gas equivalent.

  . BOE--One barrel of oil equivalent, converting gas to oil at the ratio of 6 Mcf of gas to 1 Bbl of oil.

  .   MBbl--One thousand Bbls.

  .   Mcf--One thousand cubic feet of natural gas.

  .   MMBbl--One million Bbls of oil or other liquid hydrocarbons.

  .   MMcf--One million cubic feet of natural gas.

  .   MBOE --One thousand BOE.

  .   MMBOE--One million BOE.

  .   MMBTU--One million British thermal units.

Terms used to describe our interests in wells and acreage

  . Gross oil and gas wells or acres--Our gross wells or gross acres represents the total number of wells or acres in which we own a working interest.

  . Net oil and gas wells or acres--Determined by multiplying "gross" oil and natural gas wells or acres by the working interest that we own in such wells or acres represented by the underlying properties.

Terms used to assign a present value to our reserves

  . Standard measure of proved reserves--The present value, discounted at 10%, of the pre-tax future net cash flows attributable to estimated total proved reserves. We calculate this amount by assuming that we will sell the oil and gas production attributable to the proved reserves estimated in our independent engineer's reserve report for the prices for the production on the date of the report, unless we had a contractual arrangement specific to a property to sell the production for a different price. We also assume that the cost to produce the reserves will remain constant at the costs prevailing on the date of the report. The assumed costs are subtracted from the assumed revenues resulting in a stream of future net cash flows. Estimated future income taxes using rates in effect on the date of the report are deducted from the net cash flow stream. The after-tax cash flows are discounted at 10% to result in the standard measure of our proved reserves.

  . Discounted present value (pre-tax)--The discounted present value of proved reserves is identical to the standardized measure, except that estimated future income taxes are not deducted in calculating future net cash flows. We disclose the discounted present value without deducting estimated income taxes to provide what we believe is a better basis for comparison of our reserves to the producers who may have different tax rates.

Terms used to classify our reserve quantities

  . Proved reserves--The estimated quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, appear with reasonable certainty to be recoverable in the future from known oil and natural gas reservoirs under existing economic and operating conditions.

   The SEC definition of proved oil and gas reserves, per Article 4-10(a) (2) of Regulation S-X, is as follows:

  . Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recovered in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

  (a) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and
      (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

  (b) Reserves which can be produced economically through application of improved recovery, techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

  (c) Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves"; (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geological, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

  . Proved developed reserves--Proved reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

  . Proved undeveloped reserves--Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required.

Terms which describe the productive life of a property or group of properties

  . Reserve life--A measure of the productive life of an oil and gas property or a group of oil and gas properties, expressed in years. Reserve life index for the years ended December 31, 1998, 1999 or 2000 equal the estimated total proved reserves attributable to a property or group of properties divided by production from the property or group of properties for the four fiscal quarters preceding the date as of which the proved reserves were estimated.

                                    ANNEX A

                             LETTER OF TRANSMITTAL

                         Mission Resources Corporation

                          Offer to Exchange all of its
      10 7/8% Senior Subordinated Notes due 2007 Series C for any and all
           outstanding 10 7/8% Senior Subordinated Notes due 2007 and
              10 7/8% Senior Subordinated Notes due 2007 Series B

             Pursuant to the Prospectus dated [            ], 2001

  THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 3, 2001 UNLESS EXTENDED BY MISSION RESOURCES CORPORATION IN ITS SOLE DISCRETION (THE
 "EXPIRATION DATE"). TENDERS OF NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE
                                EXPIRATION DATE.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

     By Registered or           By Facsimile:           By Hand or Overnight
     Certified Mail:                [    ]                    Courier:
       181 Barclay                                          181 Barclay
         71 West                                              71 West
 New York, New York 10286   Confirm by Telephone:     New York, New York 10286
  Attention: [        ]        (212) [        ]        Attention: [        ]

   DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS LISTED ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

   The undersigned hereby acknowledges receipt of the Prospectus, dated       ,
2001 (the "Prospectus"), of Mission Resources Corporation (the "Company") and this Letter of Transmittal (the "Letter of Transmittal"), which together constitute the Company's offer (the "Exchange Offer") to exchange its 10 7/8% Senior Subordinated Notes due 2007 Series C (the "Exchange Notes") for an equal principal amount of its 10 7/8% Senior Subordinated Notes due 2007 (the "Series A Notes") and 10 7/8% Senior Subordinated Notes due 2007 Series B (the "Series B Notes" and together with Series A Notes, the "Old Notes"). The Exchange Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which the Prospectus is a part. Recipients of the Prospectus should read the requirements described in the Prospectus with respect to eligibility to participate in the Exchange Offer. All capitalized terms used herein and not defined shall have the meanings ascribed to them in the Prospectus.

   Please read this entire Letter of Transmittal carefully before checking any box below.

   Holders of Old Notes should use this Letter of Transmittal if they are:

  . forwarding certificates representing the Old Notes to the Exchange Agent herewith,

  . tendering Old Notes by book-entry transfer to the Exchange Agent pursuant to the procedures set forth under the caption "The Exchange Offer--Book-Entry Delivery Procedures" in the Prospectus, or

  . tendering Old Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Guaranteed Delivery Procedures" in the Prospectus.

   The term "Holder" means any person in whose name the Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder.

   Holders that are tendering the Old Notes by book-entry transfer to the Exchange Agent's account at The Depository Trust Company ("DTC"), pursuant to the procedures set forth under the caption "The Exchange Offer--Book-Entry Delivery Procedures" in the Prospectus, can also execute the tender through the Automated Tender Offer Program ("ATOP") for which the Exchange Offer will be eligible. DTC participants that are accepting the Exchange Offer must transmit their acceptance to DTC which will verify the acceptance and execute a book-entry transfer delivery to the Exchange Agent's account at DTC. DTC will then send an agent's message forming part of a book-entry transfer in which the participant agrees to be bound by the terms of the Letter of Transmittal (an "Agent's Message") to the Exchange Agent for its acceptance. Transmission of the Agent's Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message.

   In order to properly complete this Letter of Transmittal, a Holder of Old Notes must:

  . complete the box entitled, "description of Old Notes Tendered;"

  . if appropriate, check and complete the boxes relating to book-entry transfer, guaranteed delivery, Special Issuance Instructions and Special Delivery Instructions;

  . sign the Letter of Transmittal by completing the box entitled "Sign
    Here;" and

  . complete the Substitute Form W-9.

   Each Holder of Old Notes should carefully read the detailed instructions below prior to completing the Letter of Transmittal.

   If a Holder desires to tender the Old Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Old Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, then such Holder must tender the Old Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Procedures for Tendering" in the Prospectus. See Instruction 2. Delivery of documents to DTC does not constitute delivery to the Exchange Agent. To insure participation in the Exchange Offer, Holders must properly tender their Old Notes prior to the Expiration Date.

   If the undersigned is a broker-dealer, the undersigned acknowledges that (i) Old Notes tendered by it hereunder were acquired in the ordinary course of its business as a result of market-making or other trading activities, and (ii) it will deliver a prospectus in connection with any resale of Exchange Notes received in the Exchange Offer. Notwithstanding the foregoing, by so acknowledging and by delivering a Prospectus, the undersigned shall not be deemed to admit that it is an "underwriter" within the meaning of such term under the Securities Act.

   Holders of Old Notes who wish to tender their Old Notes for exchange must complete columns (1) through (3) in the boxes below entitled "Description of Series A Notes Tendered" and "Description of Series B Notes Tendered," as applicable, and sign the box below entitled "Sign Here" for each series of Old Notes tendered. If only those columns are completed such Holder of Old Notes will have tendered for exchange all Old Notes listed in column (3) below. If the Holder of Old Notes wishes to tender for exchange less than all of such Old Notes, column (4) for each series of Old Notes must be completed in full. In each case, such Holder of Old Notes should refer to Instruction 6. The Exchange Offer may be extended, terminated or amended, as provided in the Prospectus. During any such extension of the Exchange Offer, all Old Notes previously tendered and not withdrawn pursuant to the Exchange Offer will remain subject to such Exchange Offer. The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time, on October 3, 2001, unless extended by the Company.

   The undersigned hereby tenders for exchange the Old Notes described in the boxes entitled "Description of Series A Notes Tendered" and "Description of Series B Notes Tendered" below pursuant to the terms and conditions described in the Prospectus and this Letter of Transmittal.

                                 Series A Notes

                     Description of Series A Notes Tendered
--------------------------------------------------------------------------------

                  (1)                      (2)                  (3)                   (4)
      Name(s) and Address(es) of
   Registered Holder(s) (Please fill                                            Principal Amount
             in if blank)              Certificate  Aggregate  Principal Amount   Tendered for
          See Instruction 3.           Number(s)/1/       Represented/2/        Exchange/2///3/
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
        Total Principal Amount
               Tendered
------------------------------------------------------------------------------------------------

/1/ Need not be completed by Holders tendering by book-entry transfer.
/2/ Unless otherwise specified, the entire aggregate principal amount represented by the Series A Notes described above will be deemed to be tendered. See Instruction 4.
/3/ The minimum permitted tender is $1,000 in principal amount. All other tenders must be in multiples of $1,000.

[_] Check here if tendered Series A Notes are enclosed.

[_] Check here if tendered Series A Notes are being delivered by book-entry transfer made to the account maintained by the Exchange Agent with DTC and complete the following:

    Name of Tendering Institution:

    Account Number:

    Transaction Code Number:

[_] Check here if tendered Series A Notes are being delivered pursuant to a Notice of Guaranteed Delivery previously sent to the Exchange Agent and complete the following:

    Name(s) of Registered Holder(s):

    Window Ticker Number (if any):

    Date of Execution of Notice of Guaranteed Delivery:

    Name of Eligible Institution that Guaranteed Delivery:

                                 Series B Notes

                     Description of Series B Notes Tendered
--------------------------------------------------------------------------------

                  (1)                      (2)                  (3)                   (4)
      Name(s) and Address(es) of
   Registered Holder(s) (Please fill                                            Principal Amount
             in if blank)              Certificate  Aggregate  Principal Amount   Tendered for
          See Instruction 3.           Number(s)/1/       Represented/2/        Exchange/2///3/
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------
        Total Principal Amount
               Tendered
------------------------------------------------------------------------------------------------

/1/ Need not be completed by Holders tendering by book-entry transfer.
/2/ Unless otherwise specified, the entire aggregate principal amount represented by the Series B Notes described above will be deemed to be tendered. See Instruction 4.
/3/ The minimum permitted tender is $1,000 in principal amount. All other tenders must be in multiples of $1,000.

[_] Check here if tendered Series B Notes are enclosed.

[_] Check here if tendered Series B Notes are being delivered by book-entry transfer made to the account maintained by the Exchange Agent with DTC and complete the following:

    Name of Tendering Institution:

    Account Number:

    Transaction Code Number:

[_] Check here if tendered Series B Notes are being delivered pursuant to a Notice of Guaranteed Delivery previously sent to the Exchange Agent and complete the following:

    Name(s) of Registered Holder(s):

    Window Ticker Number (if any):

    Date of Execution of Notice of Guaranteed Delivery:

    Name of Eligible Institution that Guaranteed Delivery:

                               ----------------

   Only registered Holders are entitled to tender their Old Notes for exchange in the Exchange Offer. Any financial institution that is a participant in DTC's system and whose name appears on a security position listing as the record owner of the Old Notes and who wishes to make book-entry delivery of Old Notes as described above must complete and execute a participant's letter (which DTC will distribute to participants) instructing DTC's nominee to tender such Old Notes for exchange. Persons who are beneficial owners of Old Notes but are not registered holders and who seek to tender Old Notes should:

  . contact the Holder of such Old Notes and instruct such Holder to tender on his or her behalf;

  . obtain and include with this Letter of Transmittal, Old Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder, with signatures on the endorsement or bond power guaranteed by an Eligible Institution (see Instruction 1); or

  . effect a record transfer of such Old Notes from the Holder to such beneficial owner and comply with the requirements applicable to Holders for tendering Old Notes prior to the Expiration Date.

                       SIGNATURES MUST BE PROVIDED BELOW.
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

Ladies and Gentlemen:

   Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Company the principal amount of the Old Notes tendered in accordance with this Letter of Transmittal. Subject to, and effective upon, acceptance for purchase of the Old Notes tendered herewith, the undersigned hereby sells, assigns and transfers to, or upon the order of, the Company all such Old Notes tendered for exchange hereby. The undersigned hereby represents that it is duly authorized to tender all of the Old Notes that it holds for the account of beneficial owners of such Old Notes ("Beneficial Owner(s)") and to make the representations and statements set forth herein on behalf of such Beneficial Owner(s). The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as the true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as agent of the Company) with respect to such Old Notes, with full power of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to:

  . present such Old Notes and all evidences of transfer and authenticity to, or transfer ownership of, such Old Notes on the account books maintained by DTC to, or upon the order of, the Company;

  . present such Old Notes for transfer of ownership on the books of the Company; and

  . receive all benefits and otherwise exercise all rights of beneficial ownership of such Old Notes, all in accordance with the terms and conditions of the Exchange Offer as described in the Prospectus.

   By accepting the Exchange Offer, the undersigned hereby represents and warrants that:

  . it is acquiring the Exchange Notes in the Exchange Offer in the ordinary course of its business;

  . it has no arrangements or understanding with any person to participate in the distribution of the Exchange Notes; and

  . it is not an affiliate, as defined in Rule 405 under the Securities Act, of the Company, or if it is an affiliate of the Company, that it will comply with registration and prospectus delivery requirements of the Securities Act; and

  . it and each Beneficial Owner acknowledge and agree that (x) any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person with a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities and Exchange Commission (the "SEC") and cannot rely on the interpretation of the Staff of the SEC set forth in the no-action letters that are noted in the section of the Prospectus entitled "The Exchange Offer--Registration Rights" and (y) any broker-dealer that pursuant to the Exchange Offer receives Exchange Notes for its own account in exchange for Old Notes that it acquired for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

   The undersigned understands that tenders of Old Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Date in accordance with the Prospectus. In the event of a termination of the Exchange Offer, the Old Notes tendered pursuant to the Exchange Offer will be returned to the tendering Holders promptly (or, in the case of Old Notes tendered by book-entry transfer, such Old Notes will be credited to the account maintained at DTC from which such Old Notes were delivered). If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer or waives a material condition of such Exchange Offer, the Company will disseminate additional Exchange Offer materials and extend such Exchange Offer, if and to the extent required by law.

   The undersigned understands that the tender of Old Notes pursuant to any of the procedures set forth in the Prospectus and in the instructions hereto will constitute the undersigned's acceptance of the terms and conditions of the Exchange Offer. The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described in the Prospectus will constitute a binding agreement between the undersigned and the Company in accordance with the terms and subject to the conditions of the Exchange Offer. For purposes of the Exchange Offer, the undersigned understands that validly tendered Old Notes (or defectively tendered Old Notes with respect to which the Company has, or has caused to be, waived such defect) will be deemed to have been accepted by the Company if, as and when the Company gives oral or written notice thereof to the Exchange Agent.

   The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Old Notes tendered hereby, and that when such tendered Old Notes are accepted for purchase by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned and each Beneficial Owner will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Old Notes tendered hereby. Additionally, if the undersigned holds Series B Notes, the undersigned further agrees that the Company's acceptance of any and all validly tendered Old Notes and its issuance of Exchange Notes shall constitute performance in full by the Company of its obligations under the Registration Rights Agreement.

   All authority conferred or agreed to be conferred by this Letter of Transmittal shall not be affected by, and shall survive the death or incapacity of the undersigned and any Beneficial Owner(s), and any obligation of the undersigned or any Beneficial Owner(s) hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and such Beneficial Owner(s).

   The undersigned understands that the delivery and surrender of any Old Notes is not effective, and the risk of loss of the Old Notes does not pass to the Exchange Agent or the Company, until receipt by the Exchange Agent of this Letter of Transmittal, or a manually signed facsimile hereof, properly completed and duly executed, together with all accompanying evidences of authority and any other required documents in form satisfactory to the Company. All questions as to form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Old Notes will be determined by the Company, in its discretion, which determination shall be final and binding.

   Unless otherwise indicated herein under "Special Issuance Instructions," the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for exchange be issued in the name(s) of the undersigned (and in the case of Old Notes tendered by book-entry transfer, by credit to the account of DTC), and Exchange Notes issued in exchange for Old Notes pursuant to the Exchange Offer be issued to the undersigned. Similarly, unless otherwise indicated herein under "Special Delivery Instructions," the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for exchange and Exchange Notes issued in exchange for Old Notes pursuant to the Exchange Offer be delivered to the undersigned at the address shown below the undersigned's signature(s). In the event that the "Special Issuance Instructions" box or the "Special Delivery Instructions" box is, or both are, completed, the undersigned hereby requests that any Old Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, certificates for such Old Notes be delivered to, and Exchange Notes issued in exchange for Old Notes pursuant to the Exchange Offer be issued in the name(s) of, and be delivered to, the person(s) at the address(es) so indicated, as applicable. The undersigned recognizes that the Company has no obligation pursuant to the "Special Issuance Instructions" box or "Special Delivery Instructions" box to transfer any Old Notes from the name of the registered Holder(s) thereof if the Company do not accept for exchange any of the principal amount of such Old Notes so tendered.

[_]Check here if you or any Beneficial Owner for whom you hold Old Notes is an affiliate of the Company.

[_]Check here if you or any Beneficial Owner for whom you hold Old Notes tendered hereby is broker-dealer who acquired such notes directly from the Company or an affiliate of the Company.

[_]Check here and complete the lines below if you or any Beneficial Owner for whom you hold Old Notes tendered hereby is a broker-dealer who acquired such notes in market-making or other trading activities. If this box is checked, the Company will send 10 additional copies of the Prospectus and 10 copies of any amendment or supplements thereto to you or such Beneficial Owner at the address specified below.

   Name: _______________________________________________________________________
   Address: ____________________________________________________________________

                         SPECIAL ISSUANCE INSTRUCTIONS
                        (See Instructions 1, 5, 6 and 7)

    To be completed only if Old Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be issued in the name of, someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or issued to an address different from that shown in the box entitled "Description of Series A Notes Tendered" or "Description of Series B Notes Tendered" within this Letter of Transmittal.

  Issue:                       [_] Series A Notes
         (check as applicable) [_] Series B Notes
                               [_] Exchange Notes

                           Name
                                 (Please Print)

                          Address
                                 (Please Print)


                                   (Zip Code)

                               ----------------

                 (Tax Identification or Social Security Number)
                        (See Substitute Form W-9 herein)


                         SPECIAL DELIVERY INSTRUCTIONS
                        (See Instructions 1, 5, 6 and 7)

    To be completed only if Old Notes in a principal amount not tendered or not accepted for exchange are to be issued in the name of, or Exchange Notes are to be delivered to someone other than the person(s) whose signature(s) appear(s) within this Letter of Transmittal or to an address different from that shown in the box entitled "Description of Series A Notes Tendered" or "Description of Series B Notes Tendered" within this Letter of Transmittal.

  Issue:                       [_] Series A Notes
         (check as applicable) [_] Series B Notes
                               [_] Exchange Notes

                           Name
                                 (Please Print)

                          Address
                                 (Please Print)


                                   (Zip Code)

                               ----------------

                 (Tax Identification or Social Security Number)
                        (See Substitute Form W-9 herein)

            SIGN HERE TO TENDER YOUR OLD NOTES IN THE EXCHANGE OFFER

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
          Signature(s) of Registered Holder(s) or Authorized Signatory
                       (See guarantee requirement below)

Dated:

   (Must be signed by the registered holder(s) of Old Notes exactly as name(s) appear(s) on certificate(s) for Old Notes or, if tendered by a participant in DTC exactly as such participant's name appears on a security position listing as owner of Old Notes, or by the person(s) authorized to become registered Holder(s) by endorsements and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5.)

Name(s):
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Please Type or Print)

Capacity (Full Title):

Address:
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(Including Zip Code)

Area Code and Telephone Number:
Tax Identification or Social Security Number:

                              Signature Guarantee
                    (If Required--See Instructions 1 and 5)
Authorized Signature: __________________________________________________________
Name(s): _______________________________________________________________________
Title: _________________________________________________________________________
Name of Firm: __________________________________________________________________
Address: _______________________________________________________________________
--------------------------------------------------------------------------------
(Including Zip Code)

Area Code and Telephone Number: ________________________________________________
Dated:

     IMPORTANT: Complete and sign the Substitute Form W-9 in this Letter of
                                  Transmittal.

                                  INSTRUCTIONS

         Forming Part of the Terms and Conditions of the Exchange Offer

   1. Signature Guarantees. Signatures of this Letter of Transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 promulgated under the Exchange Act of 1934, as amended (the "Exchange Act") (each of the foregoing, an "Eligible Institution"), unless the Old Notes tendered hereby are tendered:

  . by the Holder of such Old Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Old Notes) that has not completed either the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, or

  . for the account of an Eligible Institution.

   If the Old Notes are registered in the name of a person other than the signer of this Letter of Transmittal, if the Old Notes not accepted for exchange or not tendered are to be returned to a person other than the registered Holder or if Exchange Notes are to be issued in the name of or sent to a person other than the registered Holder, then the signatures on this Letter of Transmittal accompanying the tendered Old Notes must be guaranteed by an Eligible Institution as described above. See Instruction 5.

   2. Delivery of Letter of Transmittal and Old Notes; Guaranteed Delivery Procedures. This Letter of Transmittal is to be completed by Holders if they are:

  . forwarding certificates representing the Old Notes to the Exchange Agent herewith,

  . tendering Old Notes by book-entry transfer to the Exchange Agent pursuant to the procedures set forth under the caption "The Exchange Offer--Book-Entry Delivery Procedures" in the Prospectus, or

  . tendering Old Notes according to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Guaranteed Delivery Procedures" in the Prospectus.

All physically delivered Old Notes, or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of all Old Notes delivered electronically, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), any required signature guarantees and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at one of its addresses set forth on the cover page hereto on or prior to the Expiration Date, or the tendering Holder must comply with the guaranteed delivery procedures set forth below. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

   If a Holder desires to tender Old Notes pursuant to the Exchange Offer and time will not permit this Letter of Transmittal, certificates representing such Old Notes and all other required documents to reach the Exchange Agent, or the procedures for book-entry transfer cannot be completed, on or prior to the Expiration Date, such Holder must tender such Old Notes pursuant to the guaranteed delivery procedures set forth under the caption "The Exchange Offer--Guaranteed Delivery" in the Prospectus.

   Pursuant to the guaranteed delivery procedures:

  . such tender must be made by or through an Eligible Institution;

  . a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company, or an Agent's Message with respect to guaranteed delivery that is accepted by the Company, must be received by the Exchange Agent, either by hand delivery, mail, telegram, or facsimile transmission, on or prior to the Expiration Date; and

  . the certificates for all tendered Old Notes, in proper form for transfer
    (or confirmation of a book- entry transfer or all Old Notes delivered electronically into the Exchange Agent's account at DTC pursuant to the procedures for such transfer set forth in the Prospectus), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any other documents required by this Letter of Transmittal, or in the case of a book-entry transfer, a properly transmitted Agent's Message, must be received by the Exchange Agent within two business days after the date of the execution of the Notice of Guaranteed Delivery.

   The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the exchange agent is at the election and risk of the Holder(s). Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No Letter of Transmittal or Old Notes should be sent to us. Holders may request respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transaction for such Holders.

   No alternative, conditional or contingent tenders will be accepted. All tendering Holders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Old Notes for exchange.

   3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers and/or the principal amount represented by any series of Old Notes should be listed on separate signed schedule attached hereto.

   4. Partial Tenders. If Holders wish to tender less than the entire principal amount evidenced by an Old Note submitted, such Holders must fill in the principal amount that is to be tendered in the column entitled "Principal Amount Tendered" with respect to each series of Old Notes, if applicable. The minimum permitted tender is $1,000 in principal amount of Old Notes for each series of Old Notes tendered. All other tenders must be in integral multiples of $1,000 in principal amount of such series. In the case of a partial tender of Old Notes, as soon as practicable after the Expiration Date, new certificates for the remainder of each series of Old Notes that were evidenced by such Holder's old certificates will be sent to such Holder, unless otherwise provided in the appropriate box on this Letter of Transmittal. The entire principal amount that is represented by Old Notes delivered to the Exchange Agent will be deemed to have been tendered, unless otherwise indicated.

   5. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the Holder(s) of Old Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) representing such Old Notes without alteration, enlargement or any change whatsoever. If this Letter of Transmittal is signed by a participant in DTC whose name is shown as the owner of the Old Notes tendered hereby, the signature must correspond with the name shown on the security position listing as the owner of the Old Notes.

   If any of the Old Notes tendered hereby are registered in the name of two or more Holders, all such Holders must sign this Letter of Transmittal. If any of the Old Notes tendered hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

   If this Letter of Transmittal, any Old Note or any instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person's authority to so act must be submitted.

   When this Letter of Transmittal is signed by the Holder(s) of the Old Notes listed herein and transmitted hereby, no endorsements of Old Notes or separate instruments of transfer are required unless Exchange Notes are to be issued, or Old Notes not tendered or exchanged are to be issued, to a person other than the registered Holder(s), in which case signatures on such Old Notes or instruments of transfer must be guaranteed by an Eligible Institution.

   If this Letter of Transmittal is signed other than by the Holder(s) of the Old Notes listed herein, each certificate representing the Old Notes tendered must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the Holder(s) appear on the Old Notes and signatures on such Old Notes or instruments of transfer are required and must be guaranteed by an Eligible Institution, unless the signature is that of an Eligible Institution.

   6. Special Issuance and Delivery Instructions. If certificates for Exchange Notes or unexchanged or untendered Old Notes are to be issued in the name of a person other than the signer of this Letter of Transmittal, or if Exchange Notes or such Old Notes are to be sent to someone other than the signer of this Letter of Transmittal or to an address other than that shown herein, the appropriate boxes on this Letter of Transmittal should be completed. All Old Notes tendered by book-entry transfer and not accepted for payment will be returned by crediting the account at DTC designated herein as the account for which such Old Notes were delivered.

   7. Transfer Taxes. Except as set forth in this Instruction 7, the Company will pay or cause to be paid any transfer taxes with respect to the transfer and sale of the Old Notes to it, or to its order, pursuant to the Exchange Offer. If the Exchange Notes or Old Notes not tendered or exchanged are to be registered in the name of any persons other than the registered owners, or if tendered Old Notes are registered in the name of any persons other than the persons signing this Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered Holder or such other person) payable on account of the transfer to such other person must be paid to the Company or the Exchange Agent (unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted) before the Exchange Notes will be issued.

   8. Waiver of Conditions. The conditions of the Exchange Offer may be amended or waived by the Company, in whole or in part, at any time and from time to time in the Company's discretion, in the case of any Old Notes tendered.

   9. Substitute Form W-9. Each tendering owner of Old Notes (or other payee) is required to provide the Exchange Agent with a correct taxpayer identification number ("TIN"), generally the owner's social security or federal employer identification number, and with certain other information, on Substitute Form W-9, which is provided hereafter under "Important Tax Information," and to certify that the owner (or other payee) is not subject to backup withholding. Failure to provide the information on the Substitute Form W-9 may subject the tendering owner (or other payee) to a $50 penalty imposed by the Internal Revenue Service and 31% federal income tax withholding. The box in Part 3 of the Substitute Form W-9 may be checked if the tendering owner (or other payee) has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked and the Exchange Agent is not provided with a TIN within 60 days of the date on the Substitute Form W-9, the Exchange Agent will withhold 31% until a TIN is provided to the Exchange Agent.

   10. Broker-dealers Participating in the Exchange Offer. If no broker-dealer checks the last box on page 8 of this Letter of Transmittal, the Company has no obligation under the Registration Rights Agreement to allow the use of the Prospectus for resales of the Exchange Notes by broker-dealers or to maintain the effectiveness of the Registration Statement of which the Prospectus is a part after the consummation of the Exchange Offer.

   11. Requests for Assistance or Additional Copies. Any questions or requests for assistance or additional copies of the Prospectus, this Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Exchange Agent at the telephone numbers and location listed above. A Holder or owner may also contact such Holder's or owner's broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer.

   IMPORTANT: This Letter of Transmittal (or a facsimile hereof), together with certificates representing the Old Notes to be tendered for exchange and all other required documents or the Notice of Guaranteed Delivery, must be received by the Exchange Agent on or prior to the Expiration Date.

                           IMPORTANT TAX INFORMATION

   Under federal income tax law, an owner of Old Notes whose tendered Old Notes are accepted for exchange is required to provide the Exchange Agent with such owner's current TIN on Substitute Form W-9 below. If such owner is an individual, the TIN is his or her social security number. If the Exchange Agent is not provided with the correct TIN, the owner or other recipient of Exchange Notes may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, any interest on Exchange Notes paid to such owner or other recipient may be subject to 31% backup withholding tax.

   Certain owners of Old Notes (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that owner must submit to the Exchange Agent a properly completed Internal Revenue Service Forms W-8ECI, W-8BEN, W-8EXP or W-8IMY (collectively, a "Form W-8"), signed under penalties of perjury, attesting to that individual's exempt status. A Form W-8 can be obtained from the Exchange Agent. See the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" for additional instructions.

   Backup withholding is not an additional tax. Rather, the federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

Purpose of Substitute Form W-9

   To prevent backup withholding the owner is required to notify the Exchange Agent of the owner's current TIN (or the TIN of any other payee) by completing the following form, certifying that the TIN provided on Substitute Form W-9 is correct (or that such owner is awaiting a TIN), and that (i) the owner is exempt from withholding, (ii) the owner has not been notified by the Internal Revenue Service that the owner is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the Internal Revenue Service has notified the owner that the owner is no longer subject to backup withholding.

What Number to Give the Exchange Agent

   The Holder is required to give the Exchange Agent the TIN (e.g., social security number or employer identification number) of the owner of the Old Notes. If the Old Notes are registered in more than one name or are not registered in the name of the actual owner, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9," for additional guidance on which number to report.

                        Part 1--PLEASE PROVIDE YOUR     TIN:__________________
                        TIN IN THE BOX AT THE RIGHT        (Social Security
                        AND CERTIFY BY SIGNING AND            Number or
 SUBSTITUTE             DATING BELOW.                    Employer ID Number)
                       --------------------------------------------------------
 Form W-9               Part 2--FOR PAYEES EXEMPT FROM BACKUP WITHHOLDING
                        PLEASE WRITE "EXEMPT" HERE (see
                        instructions)

 Department of the
 Treasury

 Internal Revenue       Part 3--CERTIFICATION UNDER PENALTIES OF PERJURY, I
 Service                certify that:


 Payer's Request for    (1) The number shown on this form is my correct TIN
 Taxpayer                   (or I am waiting for a number to be issued to
 Identification             me) and
 Number ("TIN")

 and Certification      (2) I am not subject to backup withholding because:
                            (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS") that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

                        Certification Instructions--You must cross out item
                        (2) above if you have been notified by the IRS that
                        you are currently subject to backup withholding
                        because of under-reporting interest or dividends on your tax return.
                       --------------------------------------------------------

                        Signature _______________________________________Date


   You must cross out item (2) of Part 3 above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on you tax return.

   YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU WROTE "APPLIED FOR" IN
PART 1 OF THE SUBSTITUTE W-9.


             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

    I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office, or
 (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days of the date in this form, 31% of all reportable cash payments made to me will be withheld until I provide a taxpayer identification number.

 Signature________________________________________________________________ Date


Note: Failure to complete and return this form nay result in backup withholding of 31 percent of any cash payments. Please review the enclosed guidelines for certification of taxpayer identification number on Substitute Form W-9 for additional details.

                                    ANNEX B

                         NOTICE OF GUARANTEED DELIVERY

                         Mission Resources Corporation

                          Offer to Exchange all of its
      10 7/8% Senior Subordinated Notes due 2007 Series C for any and all
           outstanding 10 7/8% Senior Subordinated Notes due 2007 and
              10 7/8% Senior Subordinated Notes due 2007 Series B

                         NOTICE OF GUARANTEED DELIVERY

   As set forth in the Prospectus, dated      , 2001 (as the same may be
amended from time to time, the "Prospectus"), of Mission Resources Corporation (the "Company"), under the caption of "The Exchange Offer--Guaranteed Delivery Procedures," this form or one substantially equivalent hereto must be used to accept the Company's offer (the "Exchange Offer") to exchange its 10 7/8% Senior Subordinated Notes due 2007 Series C (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for an equal principal amount of its 10 7/8% Senior Subordinated Notes due 2007 (the "Series A Notes") and its 10 7/8% Subordinated Senior Notes due 2007 Series B (the "Series B Notes" and, together with the Series A Notes, the "Old Notes"), if (i) certificates representing the Old Notes to be exchanged are not lost but are not immediately available, or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date. This form may be delivered by an eligible institution by mail or hand delivery or transmittal, via facsimile, to the Exchange Agent at its address set forth below not later than 5:00 p.m., New York City time, on October 3, 2001. All capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Prospectus.

                 The Exchange Agent for the Exchange Offer is:

                              The Bank of New York

    By Registered or             By Facsimile:         By Hand or Overnight
     Certified Mail:                 [    ]                  Courier:
       181 Barclay                                          181 Barclay

         71 West             Confirm by Telephone:            71 West
New York, New York 10286        (212) [        ]     New York, New York 10286
  Attention: [        ]                                Attention: [        ]

   DELIVERY OR TRANSMISSION VIA FACSIMILE OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

Ladies and Gentlemen:

   The undersigned hereby tender(s) for exchange to the Company, upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, receipt of which is hereby acknowledged, the principal amount of the Old Notes as set forth below pursuant to the guaranteed delivery procedures set forth in the Prospectus under the caption "The Exchange Offer--Guaranteed Delivery Procedures."

   The undersigned understands and acknowledges that the Exchange Offer will expire at 5:00 p.m., New York City time, on October 3, 2001, unless extended by the Company. With respect to the Exchange Offer, "Expiration Date" means such time and date, or if the Exchange Offer is extended, the latest time and date to which the Exchange Offer is so extended by the Company.

   All authority herein conferred or agreed to be conferred by the Notice of Guaranteed Delivery shall survive the death or incapacity of the undersigned and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns, trustees in bankruptcy and other legal representatives of the undersigned.

             SIGNATURES                   Principal Amount of Series A Notes
                                          Exchanged:


                                          $ ___________________________________

-------------------------------------     Certificate Nos. of Series A Notes
                                          (if available)

         Signature of Owner

                                          -------------------------------------

-------------------------------------     -------------------------------------

  Signature of Owner (if more than
                one)

                                          Principal Amount of Series B Notes
Dated: ________________________, 2001     Exchanged:


                                          $ ___________________________________

Name(s): ____________________________

                                          Certificate Nos. of Series B
-------------------------------------     Notes(if available)

                                          -------------------------------------

           (Please Print)

                                          -------------------------------------

Address: ____________________________

                                          Total Old Notes Exchanged:

-------------------------------------

                                          $ ___________________________________
-------------------------------------
         (Include Zip Code)

Area Code and Telephone No.: ________

Capacity (full title), if signing in
a
representative capacity: ____________

Taxpayer Identification or
Social Security No.: ________________

                                   GUARANTEE
                    (NOT TO BE USED FOR SIGNATURE GUARANTEE)

   The undersigned, a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or a correspondent in the United States, or is otherwise an "eligible guaranteed institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees that, within three New York Stock Exchange trading days from the date of this Notice of Guaranteed Delivery, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with certificates representing the Old Notes tendered hereby in proper form for transfer (or confirmation of the book-entry transfer of such Old Notes into The Bank of New York's (the "Exchange Agent") account at a Book-Entry Transfer Facility, pursuant to the Exchange Agent's account at a Book-Entry Transfer Facility, pursuant to the procedure for book-entry transfer set forth in the Prospectus under the caption "The Exchange Offer--Book Entry Transfer"), and any other required documents will be deposited by the undersigned with The Bank of New York.

Name of Firm: _______________________

                                             Name: ____________________________

Address: ____________________________        Title: ___________________________

-------------------------------------        Date: ____________________________

Area Code and
Telephone No.: ______________________

   DO NOT SEND OLD NOTES WITH THIS FORM. ACTUAL SURRENDER OF OLD NOTES MUST BE MADE PURSUANT TO, AND BE ACCOMPANIED BY, THE LETTER OF TRANSMITTAL.

                                    ANNEX C

                  FORM OF TRANSFEREE LETTER OF REPRESENTATION

Mission Resources Corporation
c/o The Bank of New York
101 Barclay
21 West
New York, New York 10286

Dear Sirs:

   This certificate is delivered to request a transfer of $[   ] principal
amount of the 10 7/8% Senior Subordinated Notes due 2007 Series B (the "Notes") of Mission Resources Corporation (the "Company").

   Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

     Name:

     Address:

     Taxpayer ID Number:

   The undersigned represents and warrants to you that:

   1. We are an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the "Securities Act")) purchasing for our own account or for the account of such an institutional "accredited investor" at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

   2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date which is two years after the later of the date of original issue and the last date on which the Company or any affiliate of the Company was the owner of such Notes (or any predecessor thereto) (the "Resale Restriction Termination Date") only (a) to the Company, (b) pursuant to a registration statement which has been declared effective under the Securities Act, (c) in a transaction complying with the requirements of Rule 144A under the Securities Act ("Rule 144A"), to a person we reasonably believe is a qualified institutional buyer under Rule 144A (a "QIB") that purchases for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (e) to an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is purchasing for its own account or for the account of such an institutional "accredited investor," in each case in a minimum principal amount of Notes of $250,000 or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Company and the Trustee, which shall provide, among other things, that the transferee is an institutional "accredited investor" (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Company and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Company and the Trustee.

                                          TRANSFEREE:

                                          By: _________________________________

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

   Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably incurred by them in connection with any civil, criminal, administrative, or investigative suit or action except actions by or in the right of the corporation if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue, or matter as to which such person has been adjudged liable to the corporation unless the Delaware Court of Chancery or other court in which such action or suit is brought approves such indemnification. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise, and to purchase indemnity insurance on behalf of its directors and officers.

   Article Eight of the Company's Certificate of Incorporation and Section 7.7 of its Bylaws provide, in general, that the Company may and shall, respectively, indemnify its officers and directors to the full extent permitted by Delaware law. Article Nine of the Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable to the company or its stockholders for monetary damages or breach of fiduciary duty as a director except for any breach of the director's duty of loyalty, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock purchases or redemptions, or for any transaction from which the director derived a personal benefit.

   The merger agreement provides that, for six years after the effective time of the merger, the Company will indemnify the present and former officers and directors of Bargo from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the merger, to the full extent permitted under Delaware law or the Company's certificate of incorporation, bylaws. In addition, the Company will maintain Bargo's directors' and officers' insurance coverage for six years after the effective time but only to the to actions or omissions prior to the effective time; provided that maximum aggregate amount of premiums that the Company will be required to pay to maintain this coverage is $50,000.

Item 21. Exhibits and Financial Statement Schedules

  1.1* Purchase Agreement dated May 23, 2001 among Mission Resources
       Corporation, the Subsidiary Guarantors listed on Schedule 1 thereto,
       JPMorgan Securities Inc and Merrill Lynch, Pierce, Fenner & Smith
       Incorporated.

  4.1* Indenture dated May 29, 2001 among Mission Resources Corporation, the
       Subsidiary Guarantors named therein and The Bank of New York, as
       Trustee.

  4.2* Form of 10 7/8% Note (contained in the Indenture filed as Exhibit 4.1).

  4.3* Exchange and Registration Rights Agreement dated as of May 29, 2001 among Mission Resources Corporation, the Subsidiary Guarantors listed on
       Schedule 1 thereto, JPMorgan Securities Inc and Merrill Lynch, Pierce,
       Fenner & Smith Incorporated.

   5.1 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the notes being registered.

  12.1* Calculation of Consolidated Fixed Charge Coverage Ratio.

  23.1* Consent of KPMG LLP--Company.

  23.2* Consent of PricewaterhouseCoopers LLP--Bargo.

  23.3* Consent of Arthur Andersen--Bargo.

  23.4* Consent of Ryder Scott Company Petroleum Engineers--Company.

  23.5* Consent of Netherland Sewell & Associates, Inc.--Bargo.

  23.6* Consent of T. J. Smith & Company, Inc.--Bargo.

  23.7 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

  24.1* Powers of Attorney (included in Signature Page).

  25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

  99.1* Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
        Nominees

  99.2* To Our Clients Letter

--------
*  filed herewith

Item 22. Undertakings

   (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be anew registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) The undersigned hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

   (d) The registrant undertakes that every prospectus: (a) that is filed pursuant to the paragraph immediately preceding, or (b) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 27, 2001.

                                          Mission Resources Corporation

                                                    /s/ Jon Clarkson
                                          By: _________________________________
                                                        Jon Clarkson
                                                         President

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas Manner, Jon Clarkson and Ann Kaesermann and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on July 27, 2001.

              Signature                                   Title
              ---------                                   -----

                                       Chief Executive Officer
______________________________________ (Principal Executive Officer)
            Douglas Manner

         /s/ Jon Clarkson              President and Chief Financial Officer
______________________________________ (Principal Financial Officer)
             Jon Clarkson

        /s/ Ann Kaesermann             Vice President--Financial (Chief Accounting
______________________________________ Officer)
            Ann Kaesermann

          /s/ Judy Allen               Director
______________________________________
              Judy Allen

         /s/ J. P. Bryan               Director
______________________________________
             J. P. Bryan

                                       Director
______________________________________
           Timothy J. Goff

        /s/ Habib Kairouz              Director
______________________________________
            Habib Kairouz

                                       Director
______________________________________
          D. Martin Phillips

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 27, 2001.

                                          Black Hawk Oil Company

                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary

                                          Pan American Energy Finance Corp.


                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary

                                          Bargo Petroleum Corporation


                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each entity which signature appears below constitutes and appoints Douglas Manner, Jon Clarkson Ann Kaesermann and each of them, either of whom may act without joinder of the other, its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on July 27, 2001.

                                          Black Hawk Oil Company

                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary


                                          Pan American Energy Finance Corp.

                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary

                                          Bargo Petroleum Corporation

                                                /s/ Roland E. Sledge
                                          By: _________________________________
                                          Name: Roland E. Sledge
                                          Title: Vice President and Secretary

  1.1* Purchase Agreement dated May 23, 2001 among Mission Resources
       Corporation, the Subsidiary Guarantors listed on Schedule 1 thereto,
       JPMorgan Securities Inc and Merrill Lynch, Pierce, Fenner & Smith
       Incorporated.

  4.1* Indenture dated May 29, 2001 among Mission Resources Corporation, the
       Subsidiary Guarantors named therein and The Bank of New York, as
       Trustee.

  4.2* Form of 10 7/8% Note (contained in the Indenture filed as Exhibit 4.1).

  4.3* Exchange and Registration Rights Agreement dated as of May 29, 2001 among Mission Resources Corporation, the Subsidiary Guarantors listed on
       Schedule 1 thereto, JPMorgan Securities Inc and Merrill Lynch, Pierce,
       Fenner & Smith Incorporated.

  5.1 Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the legality of the notes being registered.

 12.1* Calculation of Consolidated Fixed Charge Coverage Ratio.

 23.1* Consent of KPMG LLP--Company.

 23.2* Consent of PricewaterhouseCoopers LLP--Bargo.

 23.3* Consent of Arthur Andersen--Bargo.

 23.4* Consent of Ryder Scott Company Petroleum Engineers--Company.

 23.5* Consent of Netherland Sewell & Associates, Inc.--Bargo.

 23.6* Consent of T. J. Smith & Company, Inc.--Bargo.

 23.7 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

 24.1* Powers of Attorney (included in Signature Page).

 25.1* Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York.

 99.1* Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
       Nominees

 99.2* To Our Clients Letter

--------
*filed herewith